As Filed with the Securities and Exchange Commission on April 13, 2017	Registration No. 333-209131

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 5

TO FORM

S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XG SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Michigan	2821	20-4998896
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3101 Grand Oak Drive

Lansing, MI 48911

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip L. Rose
Chief Executive Officer
XG Sciences, Inc.

3101 Grand Oak Drive

Lansing, MI 48911

Telephone: (517) 703-1110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Clayton E. Parker, Esq.

Matthew Ogurick, Esq.

K&L Gates LLP

200 South Biscayne Boulevard, Suite 3900

Miami, Florida 33131-2399

Telephone: (305) 539-3306

Facsimile: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

XG Sciences, Inc. (the “Company”) previously filed a Registration Statement on Form S-1 (File No. 333-209131) with the U.S. Securities and Exchange Commission (the “SEC”) on April 11, 2016 which was declared effective by the SEC on April 13, 2016 (the “Existing Registration Statement”). The Existing Registration Statement registered up to 3,000,000 shares of common stock at a fixed price of $8.00 per share to the general public in a self-underwritten, best efforts offering.

The S-1 Registration Statement declared effective April 13, 2016 was amended with Post-Effective Amendment No. 1 declared effective August 26, 2016, Post-Effective Amendment No. 2 declared effective August 31, 2016, Post-Effective Amendment No. 3 declared effective January 17, 2017 and Post-Effective Amendment No. 4 dated April 12, 2017. This Registration Statement constitutes Post-Effective Amendment No. 5 to the Existing Registration Statement and is being filed to correct certain disclosures in Post-Effective Amendment No. 4, which was filed primarily to extend the term of the offering and to update, among other things, the Company’s financial statements for the fiscal year ended December 31, 2016 and 2015 and to reflect all sales of the Company’s securities that have been made by the Company under the Existing Registration Statement as of the date hereof.

As of March 31, 2017, the Company has sold 605,132 shares under the Existing Registration Statement at a price of $8.00 per share for proceeds of $4,841,056.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated April 13, 2017

2,394,868 shares of Common Stock of

XG SCIENCES, INC.

This is the initial public offering of common stock of XG Sciences, Inc., and no public market currently exists for the securities being offered. We originally registered for sale a total of 3,000,000 shares of common stock at a fixed price of $8.00 per share to the general public in a self-underwritten, best efforts offering. As of March 31, 2017, we have sold 605,132 shares at $8.00 per share for total proceeds of $4,841,056. Therefore, we are registering the remaining 2,394,868 shares hereunder in this Post-Effective Amendment No. 5 to the Existing Registration Statement. We have and intend to continue to engage the services of non-exclusive sales agents to assist us with selling the shares. We intend to pay a commission fee of up to 8% to each sales agent. Only one sales agent shall receive a commission for each share sold. For additional information please see the “Plan of Distribution”.

We estimate our total offering expenses to be approximately $1,400,000, assuming we pay sales agents an 8% commission fee on fifty percent of the shares sold in this offering and dealer managers that introduce other broker dealers to serve as sales agents a 2% commission fee on twenty five percent (25%) of the shares sold in this offering. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds (net of any sales agent commissions) from the sale of any of the offered shares.

The offering shall terminate on the earlier of (i) when the offering period ends (3 years from the effective date of the Existing Registration Statement, or April 13, 2019), (ii) the date when the sale of all of the remaining 2,394,868 shares is completed, and (iii) when our Board of Directors decides that it is in the best interest of the Company to terminate the offering prior to the completion of the sale of all of the shares registered under the Registration Statement of which this prospectus is part.

There has been no public market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not currently quoted on or traded on any exchange or on any over-the-counter market.

After this offering is completed, we intend to seek either (i) a listing of our common stock on a securities exchange registered with the Securities and Exchange Commission (SEC) under Section 6(a) of the Securities Exchange Act of 1934, as amended, such as the NASDAQ Capital Market or the New York Stock Exchange (NYSE), or (ii) the quotation of our common stock on the OTCQB or OTCQX marketplaces operated by OTC Markets Group, Inc. (any of the foregoing generally referred to as a “Qualified National Exchange” and the act of achieving such listing or quotation, generally referred to hereafter as a “Public Listing” in this prospectus). In order to achieve a Public Listing, we will have to meet certain initial listing qualifications of the Qualified National Exchange on which we are seeking the Public Listing. In addition, we will need to have market makers agree to make a market in our common stock and file a FINRA Form 15c211 with the SEC on our behalf before we can achieve a Public Listing, and we will also need to remain current in our quarterly and annual filings with the SEC.

There can be no assurance that our common stock will ever be quoted or traded on a Qualified National Exchange or that any market for our common stock will develop.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Please refer to discussions under “Prospectus Summary” on page 1 and “Risk Factors” on page 13 of how and when we may lose emerging growth company status and the various exemptions that are available to us.

Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See the section entitled “Risk Factors” on page 13 of this prospectus and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           .

Until April 13, 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

PROSPECTUS SUMMARY

This prospectus of XG Sciences, Inc., a Michigan corporation (together with its sole subsidiary, the “Company”, “XG Sciences”, “XGS” or “we”, “us”, or “our”) is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (SEC). This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes beginning on page F-1 before making an investment decision.

XG Sciences was formed in May 2006 for the purpose of commercializing certain technology to produce graphene nanoplatelets. First isolated and characterized in 2004, graphene is a single layer of carbon atoms configured in an atomic-scale honeycomb lattice. Among many noted properties, monolayer graphene is harder than diamonds, lighter than steel but significantly stronger, and conducts electricity better than copper. Graphene nanoplatelets are particles consisting of multiple layers of graphene. Graphene nanoplatelets have unique capabilities for energy storage, thermal conductivity, electrical conductivity, barrier properties, lubricity and the ability to impart strength when incorporated into plastics or other matrices.

We believe the unique properties of graphene and graphene nanoplatelets will enable numerous new product applications and the market for such products will quickly grow to be a significant market opportunity. Our business model is to design, manufacture and sell advanced materials we call xGnP® graphene nanoplatelets and value-added products based on these nanoplatelets. We currently have hundreds of customers trialing our products for numerous applications, including, but not limited to lithium ion batteries, lead acid batteries, thermally conductive adhesives, composites, thermal transfer fluids, supercapacitors, thermal shielding and heat transfer, inks and coatings, printed electronics, construction materials, cement, and military uses. We believe our proprietary processes have enabled us to be a low-cost producer of high quality, graphene nanoplatelets and that we are well positioned to address a wide range of end-use applications.

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Our Customers

We sell products to customers around the world and have sold materials to over 1,000 customers in 47 countries since 2008. Some of these customers are research organizations and some are commercial organizations. Our customers have included well-known automotive and OEM suppliers around the world (Ford, Johnson Controls, Magna, Honda Engineering) world-scale lithium ion battery manufacturers in the US, South Korea and China (Samsung SDI, LG Chemical, Lishen, A123) and diverse specialty material companies (3M, BASF, Henkel, Dow Chemical, DuPont) as well as leading research centers such as Lawrence Livermore National Laboratory and Oakridge National Laboratory. We have also licensed some of our base manufacturing technology to other companies and we consider technology licensing a component of our business model. Our licensees include POSCO, the fourth largest steel manufacturer in the world by volume of output, and Cabot Corporation (“Cabot”), a leading global specialty chemicals and performance materials company. These licensees further extend our technology through their customer networks. Ultimately, we believe we will benefit in terms of royalties on sales of xGnP® nanoplatelets produced and sold by our licensees. The below bar charts show the number of customers and total orders fulfilled by year based on actual purchases of our materials and orders for free samples or materials used in joint development programs.

Our Products

We target our xGnP® nanoplatelets for use in a wide range of large and growing end-use markets. Our proprietary manufacturing processes allow us to produce nanoplatelets with varying performance characteristics that can be tuned to specific end-use applications based on customer requirements. We currently offer four commercial “grades” of bulk materials, each of which is available in various particle sizes, which allows for surface areas ranging from 50 to 800 square meters per gram of material depending on the product. Other grades may be made available, depending on the needs for specific applications. In addition, we sell our material in the form of pre-dispersed mixtures with water, alcohol, or other organic solvents and resins. In addition to selling bulk graphene nanoplatelets, we also offer the following value added products that contain our graphene nanoplatelets in various forms:

Energy Storage Materials. These consist of specialty advanced materials that have been formulated for specific applications in the energy storage segment. Chief among these is our proprietary, specially formulated silicon-graphene composite material (also referred to as “SiG” or “XG SiG®”) for use in lithium-ion battery anodes. XG SiG® targets the never-ending need for higher battery capacity and longer life. In several customer trials, our SiG material has demonstrated the potential to increase battery energy storage capacity by 3-5x what is currently available with conventional lithium ion batteries today. Additionally, we offer various bulk materials for use as conductive additives for cathodes and anodes in lithium-ion batteries, as an additive to anode slurries for lead-carbon batteries, and we are investigating the use of our materials as part of other battery components.

Thermal Management Materials. These consist mainly of two types of products, our XG Leaf® sheet products and various thermal interface materials (“TIM”) in the form of custom greases or pastes. XG Leaf® is a family of sheet products ideally suited for use in thermal management in portable electronics, which may include cell phones, tablets and notebook PC’s. As these devices continue to adopt faster electronics, higher data management capabilities, brighter displays with ever increasing definition, they generate more and more heat. Managing that heat is a key requirement for the portable electronics market and our XG Leaf® product line is well suited to address the need. These sheets are made using special formulations of xGnP® graphene nanoplatelets as precursors, along with other materials for specific applications. There are several different types of XG Leaf® available in various thicknesses, depending on the end-use requirements for thermal conductivity, electrical conductivity, or resistive heating. Our custom TIM greases and pastes are also designed to be used in various high temperature environments. Additionally, we offer various bulk materials for use as active components in liquids, coatings and plastic composites to impart improved thermal management performance to such matrices.

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Inks and Coatings. These consist of specially-formulated dispersions of xGnP® together with solvents, binders, and other additives to make electrically or thermally conductive products designed for printing or coating and which are showing promise in diverse customer applications such as advanced packaging, electrostatic dissipation and thermal management. We also offer a set of standardized ink formulations suitable for printing. These inks offer the capability to print electrical circuits or antennas, or might be suitable for other electrical or thermal applications. All of these formulations can be customized for specific customer requirements.

Our Focus Areas

We believe we are a “platform play” in advanced materials, because our proprietary processes allow us to produce varying grades of graphene nanoplatelets that can be mapped to a variety of applications in many market segments. However, we are prioritizing our efforts in specific areas and with specific customers that we believe represent opportunities for either relatively near-term revenue or especially large and attractive markets. At this time, we are focused on three high priority areas: Energy Storage, Thermal Management and Composites. The following table shows examples of the types of applications we are pursuing, the expecting timing of revenue and the addressable market size of selected market opportunities.

XGS Market/Application Focus Areas & 2018 Market Size

Commercialization Process

Because graphene is a new material, most of our customers are still developing applications that use our products. Commercialization is a process, the exact timing of which is often difficult to predict. It starts with our own internal R&D to validate performance for an identified market or customer-specific need. Our customers then validate the performance of our materials and determine whether our products can be incorporated into their manufacturing processes. This is initially done at the pilot scale. Our customers then have to introduce products that incorporate our materials to their own customers to validate performance. After their customers have validated performance, our customers will then move to commercial scale production. Every customer goes through the same process, but will do so at varying speeds, depending on the customer, the product and the end-use market. Thus, we are not always able to predict when our customers will begin ordering commercial volumes of our materials or their expected volumes over time. However, as customers move through the process, we generally receive feedback and gain greater insights regarding their commercialization plans. The following are recent examples of where our products are providing value to our customers at levels that we believe will warrant their use on a commercial basis (see also exhibit 99.1 for our Summary Customer Pipeline validating the value of our products in various end-use markets and applications):

(1)	Avicenne Energy, “The Worldwide Rechargeable Battery Market 2014 – 2025”, 24th Edition — V3, July 2015.
(2)	Avicenne Energy, “The Worldwide Rechargeable Battery Market 2014 – 2025”, 24th Edition — V3, July 2015 & Internal Estimates.
(3)	ArcActive via Nanalyze, April 3, 2015.
(4)	ArcActive via Nanalyze, April 3, 2015 & Internal Estimates.
(5)	Future Markets Insights, “Consumer Electronics Market: Global Industry Analysis and opportunity Assessment 2015 – 2020”, May 8, 2015.
(6)	Prismark, “Market Assessment: Thin Carbon-Based Heat Spreaders”, August 2014.
(7)	Reporterlink.com, “Semiconductor & IC Packaging Materials Market…”, May 2014.
(8)	Prismark, 2015.
(9)	Grand View Research, “Global Plastics Market Analysis…”, August 2014.
(10)	From (9) and internal estimates: 2018 = 305 million tons of plastic, if 10% of the market adopted xGnP to enhance their properties, and at only 1% by weight as an additive, then in 2018 305,000 tons or 305,000,000 kilos of xGnP would be required. At $30 a Kg - the value is $9.1 Bn per year.

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•	Lead acid battery manufacturer demonstrating approximately 90% improvement in measured cycle life, appreciable improvement in capacity and charge acceptance and without any loss in water retention performance, and

•	Light emitting diode module and product company demonstrated approximately 50% improvement in thermal management capability when compared to existing commercial thermal management products, translating into a 15% improvement in thermal management at the device level, and

•	Automotive parts supplier demonstrating improvements in thermal stability for polymer composites incorporating our materials, allowing for approximately 20% higher operating temperatures and a 50% improvement in strength at the elevated temperature, and

•	Industrial refrigeration equipment supplier demonstrating improved heat transfer efficiency and energy savings when our xGnP® graphene nanoplatelets are incorporated as a component in the thermal-transfer fluids, and

•	Construction company demonstrating less than one weight percent of our product in construction material composites improves flexural strength by more than 30%, and

•	Large oil and lubricant supplier showing gear and friction improvements when incorporated into industrial and automotive greases, and

•	Engineering design firm for automotive manufacturers found approximately 20% reduction in operating temperature and in thermal uniformity when XG Leaf® replaces standard cooling fins in lithium ion battery packs, and

•	Auto manufacturer showing increased tensile and flexural strength and reduced weight in automotive composites.

The process of “designing-in” new materials is relatively complex and involves the use of relatively small amounts of the new material in laboratory and engineering development for an extended period of time. Following successful development, we believe customers that incorporate our materials into their products will then order much larger quantities of material to support commercial production. Although, our customers are under no obligation to report to us on the usage of our materials, some have indicated that they have introduced or will soon introduce commercial products that use our materials. Thus, while many of our customers are currently purchasing our materials in kilogram (one or two pound) quantities, we believe many will require tons or even hundreds of tons of material when they commercialize products that incorporate our materials. We believe that those customers already in production will increase their order volume as demand increases and others will begin to move into commercial volume production as they gain more experience in working with our materials and engage new customers. For example, we shipped a 1 ton order in Q4 2016 to a customer who is currently moving into larger scale production and had previously used smaller quantities. We shipped another 1 ton order in Q1 2017 to a second customer who is also anticipating moving into larger scale production. The average order size for fulfilled orders (excluding no charge orders) has increased steadily over the last two years and we believe that it will continue to increase in 2017 and 2018 as more customers commercialize products using our products. The average order size in Q1 2017 is lower because variability measured quarter to quarter does fluctuate when measuring this ratio in our early stages of commercial operations. As mentioned, we do expect this average to increase over time as our sales activity increases.

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Average Order Size of Fulfilled Orders

2017 and 2018 Revenue

We are tracking the commercial and development status of more than 100 different customer applications using our materials with some customers pursuing multiple applications. As of March 31, 2017, we had thirteen specific customer applications where our materials are incorporated into our customer’s products and they are actively selling them to their customers or actively promoting them for future sales. In addition, we have another ten customer applications where our customers have indicated that they expect to begin shipping product incorporating our materials in the next 3 – 6 months, and have another thirteen customer applications where our customers have indicated an intent to commercialize in the next 6 – 9 months. We also have tens of customers with whom we are working that have not yet indicated an exact date for commercialization, but we believe have the potential to contribute to revenue in 2017. The following graphic demonstrates the trend over the past 3 quarters as increasingly more customers indicate their intent to commercialize and move into actively selling or promoting products for future sales. We anticipate that the average order size for these customers will increase in 2017 as their demand grows. As a result, we believe we will begin shipping significantly greater quantities of our products, and thus begin scaling revenue in 2017 and 2018. Based on the status of current discussions with customers and their feedback on the performance of our materials in their products, we believe we will be able to recognize approximately $5 – 10 million of revenue in 2017 and approximately $20 – $30 million of revenue in 2018.11

(a)	Customer applications where our materials are used in customer products and they are actively selling them to their customers or actively promoting them for future sales.
(b)	Customer applications where our customers are indicating that they expect to begin shipping products incorporating our materials in the next 3-6 months.
(c)	Customer applications where our customers are indicating an intent to commercialize in the next 6-9 months.

Additional 10’s of customers demonstrating efficacy and moving through qualification process.

11	For Pennsylvania investors, this statement should not be read as prospective market and financial information within the meaning of 64 Pa. Code§ 609.010(d)(1)-(9). These statements are based solely on management’s discussion with customers regarding future demand.

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Addressable Markets

The markets that we serve are large and rapidly growing. For example, as shown in the figure below, Avicenne Energy(1) estimates that the market for materials used in lithium ion battery anodes is currently approximately $1 billion, but is expected to approximately double over the next ten years. We believe our ability to address next generation anode materials represents a significant opportunity for us.

LITHIUM ION BATTERY ANODE MATERIALS
REVENUE, MILLION US$
2,000
1,500
1,000
500
0
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Others
EV
PHEV
HEV
Power Tools
Tablets
Portable PC
Cellular

According to Prismark Partners, LLC, a leading electronics industry consulting firm specializing in advanced materials, the 2014 market for finished graphitic heat spreaders as sold to the OEM and EMS companies with adhesive, PET, and/or copper backing for selected portable applications was $600 million, and is expected to reach $900 million in 2018. The market is currently in a significant expansion period driven by the demand for portable devices. In a press release dated March 31, 2016, Gartner, Inc., a leading research organization, estimated the 2016 global smartphone market at 1.9 billion units and worldwide combined shipments of devices (PC’s, tablets, ultraphones and mobile devices are expected to reach 2.4 billion units in 2016). Every cell phone has some form of thermal management system, and we believe many of the new smart phones and other portable devices being developed can benefit from the thermal management properties of our XG Leaf® product line. In August 2016, International Data Corporation (IDC) in their Worldwide Quarterly Tablet Tracker, estimated the global shipment of tablets in 2016 at 183.4 million units. Thus, we believe our XG Leaf® product line is well positioned to address a very large and rapidly growing market.

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Our Intellectual Property

Some of our proprietary manufacturing processes were developed at Michigan State University (MSU) and licensed to us in 2006. We licensed three U.S. patents and patent applications from MSU. However, over time, our scientists and engineers have made many further discoveries and inventions that are embodied in the form of (and as of March 31, 2017): five additional U.S. patents, three China patents, one Taiwan patent, 17 additional U.S. patent applications, and numerous trade secrets. For each patent application filed in the U.S., we make a determination on the nature and value of the patent. For many of the applications filed in the U.S., additional filings are made in other countries such as the European Union, Japan, South Korea, China, Taiwan or other applicable countries. As of March 31, 2017, the Company maintains 38 international patent applications. These filings and analyses are made on a case-by-case basis. Typically, patents that are defensive in nature are not filed abroad, while those that are protective of active XGS products or applications are filed in relevant countries abroad. Our general IP strategy is to keep as trade secrets those manufacturing processes that are difficult to enforce should they be disclosed and to seek patent coverage for other manufacturing processes, materials derived from those processes, unique combinations of materials and end uses of materials containing graphene nanoplatelets. We believe that the combination of our rights under the MSU license, our patents and patent applications, and our trade secrets create a strong intellectual property position.

Our Manufacturing Capacity

We have developed and scaled-up capacity for two proprietary manufacturing processes — one based on chemical intercalation of graphite and subsequent exfoliation and classification; and the second based on a high-shear mechanical process. In March 2012, we took possession of a production facility under terms of a long-term lease and moved our headquarters to this new location. Initial production commenced in this facility in September 2012. Currently, this facility is capable of producing approximately 30 – 50 tons per year of intercalated materials (depending on product mix) if operated on a continuous basis. We also operate a separate production facility in leased manufacturing space which is used for the production of certain specialty materials. This facility is capable of producing approximately 30 – 60 tons per year of materials (depending on product mix) if operated on a continuous basis. We believe these manufacturing facilities will be sufficient to meet demands for the majority of our bulk materials for a number of years, with suitable additions of capital equipment as warranted. However, additional manufacturing capabilities for certain value-added products and certain bulk materials remain to be developed and will likely require the acquisition of additional facilities. In particular, the production processes for XG Leaf®, XG SiG® and our conductive inks will require additional capital and additional facilities to meet expected future customer demand.

Many of the Company’s products are new products that have not yet been fully developed and for which manufacturing operations have not yet been fully scaled. This means that investors are subject to the risks incident to the creation and development of multiple new products and their associated manufacturing processes. As of the date of this prospectus, we have not yet demonstrated sales of products at a level capable of covering our fixed expenses. Although we believe we will begin to significantly scale revenue in 2017 and into 2018, we have not yet demonstrated the capability to produce sufficient materials to generate the ongoing revenues necessary to sustain our operations in the long-term. For additional information please see “Risk Factors”.

Our Lead Investors and Strategic Partners

Since inception, we have raised approximately $40 million of capital through the issuance of equity and equity-linked securities and through licensing fees and $3 million through the issuance of certain lease and senior debt obligations. Notable investors and licensees in the Company include:

•	Hanwha Chemical Corporation – $3 million equity investment (December 2010)

•	Aspen Advanced Opportunity Fund and affiliates – $18.5 million in various equity investments (2010 – 2016)

•	POSCO Corporation – $5.2 million in equity investments/license agreement (June 2011 and March 2014)

•	Samsung Ventures – $3 million equity investment (January 2014)

•	The Dow Chemical Company – $2 million drawn on a $10 million senior debt financing (December 2016)

Our Competitive Strengths

We believe that we are a world leader in the emerging global market for graphene nanoplatelets. The following competitive strengths distinguish us in our industry:

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The strength of our intellectual property. Because of our focus on manufacturing process development, we believe we have one of the world’s strongest internal knowledge bases in graphene nanoplatelet manufacturing, with most of our proprietary knowledge maintained as trade secrets to avoid the disclosures required by patenting. The 25 US patents and patent applications that we are currently managing (including those under license from MSU) and 42 international patents and patent applications add value by protecting specific equipment, or high-value end-user product applications. The fact that two global companies have evaluated and licensed our production technology provides independent evidence of our technology’s effectiveness.

The breadth of our product offering. As far as we are aware, we have the broadest product offering in our industry. In addition to offering four standard grades of bulk graphene nanoplate materials in a range of diameters and surface areas, we offer four different grades of XG Leaf® in multiple thicknesses, two different grades of silicon-graphene composite materials, three standard ink formulations, and optional custom dispersions and formulations of our bulk materials. We also offer an XG TIM™ thermal interface material and a newly introduced GNP™ cement additive product.

The low-cost nature of our manufacturing processes. As far as we are aware, our manufacturing processes have the potential to be the lowest-cost approaches to the manufacture of graphene nanoplatelets (subject to economies of scale) based on our internal modelling of competitive processes as well as our analysis of alternative technologies.

Our corporate and strategic partners. Three global corporations (Samsung, POSCO, and Hanwha Chemical) have invested over $11 million in XGS, giving us a significant global reach as well as the ability to leverage the assets of our partners. In addition, The Dow Chemical Company has extended $10 million in senior debt financing.

Our licensees will accelerate our entry into large markets. Cabot Corporation, the largest U.S.-based manufacturer of carbon particles, and POSCO, one of the world’s largest steel producers, have licensed parts of our production technology. We believe these licensees will help us distribute our products and value-added products made with our xGnP® nanoplatelets more rapidly than we could do on our own.

The number of development partners that are working with our materials. As of March 31, 2017, we had supplied materials to 251 universities or government laboratories in 41 different countries around the world. A recent search of the U.S. patent database revealed 504 citations of XG Sciences in patents filed by other organizations. These other organizations include BASF, Goodrich Corporation, PPG Industries, 3M, POSCO, Samsung Electronics, ExxonMobil Research & Engineering, Toray, Solvay, Honda, Eastman Kodak, Baker Hughes, GM, Rohm and Haas and Sekisui Chemical.

The number of customers purchasing and working with our materials. As of March 31, 2017, we have supplied materials to nearly 900 commercial companies around the world (in addition to universities and research laboratories) who are assessing their performance and potentially designing them into products. We have more than 100 active development relationships where we are working with end-use customers to design products for commercial use. We believe that these relationships will continue to expand.

Our know-how and ability to tailor our products for use in multiple applications. Many of our products and product-development activities target use of our xGnP® graphene nanoplatelets in various matrices to form composite products that are then used by our customers. We have extensive knowledge of how to tailor our products to deliver performance as composite products in various applications and we also have knowledge of how to tailor other components of a composite to adjust the performance of the composite for use in various applications.

We believe that the combination of these factors show that XGS is a world leader in the emerging global graphene particle industry. Other independent observers have agreed with this assessment. For example, Lux Research, in a July 2015 release listed XGS as a leading worldwide player in its review of the graphene industry. Further, Lux analysts wrote: “XG’s march of strategic relationship announcements — Hanwha Chemical in December 2010, POSCO in June 2011, and Cabot in November 2011 — arguably give it the strongest partnership portfolio in the space, and its recent expansion (see the May 7, 2012 LRMJ) makes it one of the low cost and capacity leaders.”

Our Significant Accomplishments

Since our founding in May 2006, we have been one of the global pioneers in graphene nanoplatelet markets. As a prospective manufacturer of a newly discovered advanced material, our development efforts required us to invent appropriate manufacturing processes and methods to scale these processes at economic costs, to hire world-class employees, to introduce our products to customers around the world, and to demonstrate the scientific merits of our materials. Specific accomplishments related to these tasks include, but are not limited to, the following:

•	Developed and launched four grades of xGnP® graphene nanoplatelets bulk powders.

•	Developed and launched five higher-margin, value-added product families:

-	XG Leaf® sheet products for a variety of electronics and industrial applications.

-	XG SiG™ Silicon-graphene composite anode materials for lithium-ion batteries.

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-	Custom formulated inks and coatings designed to take advantage of the special properties of our graphene nanoplatelets in targeted customer applications.

-	XG TIM™ thermal interface materials in the form of greases and pastes targeting a range of thermal management applications in light emitting diode and semiconductor packaging.

-	GNP™ cement additive package offering tougher, longer lasting cement for commercial and retail applications.

•	Established sales distributors in Japan, South Korea, Taiwan, Italy, Germany and China.

•	Completed a research contract from the US Air Force for high energy-density ultra-capacitors.

•	Won a competition that resulted in a research contract from the U.S. Department of Energy (DOE) for ongoing development of high-capacity anode materials for electric vehicles based on the Company’s SiG material. Secured an additional $1.0 million grant from the DOE for further research into silicon graphene. Collaborated with Oak Ridge National Laboratory to explore metal-matrix materials using xGnP® graphene nanoplatelets to modify the properties of metals like titanium.

•	Was recognized as a world leader in the graphene market space by Lux Research and named one of the “Top Ten Innovative Companies” profiled by Lux for two years in a row.

•	In March 2015 was named a “Michigan 50 Companies to Watch” by Michigan Celebrates Small Businesses.

•	Hired Dr. Philip L. Rose as CEO. Prior to joining XGS, Dr. Rose was President of SAFC Hitech, a $100 million division of Sigma-Aldrich Corporation that makes precursors and performance materials for the LED, energy and display, and semiconductor markets.

Our Financing History

Since our inception, we have incurred annual losses every year and have accumulated a deficit from operations of $(43,371,368) through December 31, 2015 and $(48,899,530) through December 31, 2016. As of December 31, 2015, and December 31, 2016, our total stockholder’s deficit was $(4,071,624) and $(5,126,864), respectively.

In 2013 and 2014, we issued and sold approximately $13.7 million of convertible notes to four investors. These convertible notes, as amended, were mandatorily convertible into Series A Convertible Preferred Stock (“Series A Preferred Stock”) at the earlier of the date on which the Company raised $12 million from disinterested third parties or December 31, 2015. All of the convertible notes plus accrued interest thereon were converted into 1,456,126 shares of Series A Preferred Stock on December 31, 2015. The Series A Preferred Stock is convertible into common stock at the lower of: (a) $12.00 per share, or (b) 80% of the price at which XGS sells any equity or equity-linked securities in the future while such Series A Convertible Preferred Stock is outstanding (See “Description of Securities — Series A Preferred Stock”). The current conversion rate is $6.40 per share. We also issued and sold another 112,107 shares of Series A Preferred Stock for $1.3 million pursuant to certain pre-emptive rights.

In April 2015, we commenced a private placement offering of up to $18,000,000 in Series B Units consisting of up to 1,125,000 shares of Series B convertible preferred stock (“Series B Preferred Stock”) and warrants to purchase common stock (the “Warrants”) at an offering price of $16.00 per Unit (See “Description of Securities — Series B Units”). The offering terminated on February 25, 2016 and as of such date, we had sold 269,987 shares of Series B Preferred Stock and Warrants to purchase 224,987 shares of common stock, for aggregate gross proceeds of $4,319,792.

The Series B Preferred Stock had a stated value of $16.00 per share and were convertible, at the option of the holder into common shares, at a conversion price of $16.00 per share, subject to adjustments for stock dividends, splits, combinations and similar events. The Warrants have an exercise price of $16.00 per share and expire 7 years from issuance. Pursuant to the Certificate of Designation for the Series B Preferred Stock, as amended, during the period from closing of the offering and ending on the earlier of i) December 31, 2017 and ii) the date the Company consummates the sale of new securities resulting in gross proceeds of at least $18,000,000, each holder has the right to exchange their Series B Preferred Stock into any future equity or equity-linked securities sold by the Company (excluding options and warrants) sold to third parties at the same relative price per share and other terms at which such new security is sold to such third parties (the “Series B Exchange Rights”). As a result of this offering and pursuant to the Series B Exchange Rights, holders of Series B Preferred Stock received the right to exchange each share of Series B Preferred Stock they owned into two shares of common stock. As of December 31, 2016, all holders of Series B Preferred Stock had exercised their Series B Exchange Rights, and as a result the Company issued 539,974 shares of restricted common stock in exchange for the 269,987 shares of Series B Preferred Stock that had been previously outstanding. All of the Series B Preferred Stock was cancelled. However, all of the Warrants issued in connection with the Series B Units remain outstanding.

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From December 31, 2015 through April 7, 2016, the Company entered into private placement bridge financings with 15 investors, seven of whom are board members or affiliates of board members, totaling $1,124,750 (the “Bridge Financings”). The investors in the Bridge Financings received common stock warrant coverage of 30% for investments made prior to December 31, 2015 with an exercise price of $8.00 per share, and warrant coverage of 20% for investments made after December 31, 2015 with an exercise price of $10.00 per share. During June 2016, the Company repaid outstanding principal of $750,000 plus accrued interest of $27,032 to the Bridge Financing Investors. During December 2016, the Company repaid the remaining $374,750 of outstanding principal plus accrued interest of $21,253. Members of the board of directors and their affiliates provided $800,000 of the principal for such Bridge Financings, and upon repayment immediately re-invested all of the principal plus an additional $1,013,032 to purchase 226,629 shares of the Company’s common stock in this offering.

In December 2016, we entered into a draw loan note and agreement (the “Dow Facility”) with The Dow Chemical Company (“Dow”) to provide up to $10 million of secured debt financing to the Company at an interest rate of 5% per annum, drawable upon the Company’s request under certain conditions. The Company received the first $2 million at closing, with $3 million in additional financing available until December 1, 2017. After December 1, 2017, an additional $5 million becomes available if the Company has raised $10 million of equity capital after October 31, 2016. The loan does not mature until December 1, 2021, (subject to certain mandatory prepayments based on the Company’s equity financing activities), and the Company may elect to capitalize interest through January 1, 2019. Dow will receive warrant coverage of one share of common stock for each $40 received by the Company, equating to 20% warrant coverage, with an exercise price of $8.00 per share for the warrants issued at closing with the exercise price of future warrants subject to adjustment if the Company sells shares of common stock at a lower price. As of December 31, 2016, we issued 50,000 warrants to Dow.

During 2016, we issued 28,560 shares of Series A Preferred Stock to Aspen Advanced Opportunity Fund as payment for lease financing obligations.

As of March 31, 2017, we had cash on hand of $1,148,681 and currently available funds of $3,000,000 under the Dow Facility, which we believe is sufficient to fund our operations through December 2017. We believe that we will need an additional approximately $1 million to sustain us for the next 12 months for which we have a commitment from a shareholder group to provide in the event we are unable to raise such funds from third parties. Our financial projections show that we may need to raise an additional $15 million or more before we are capable of achieving sustainable cash flow from operations. We intend that the primary means for raising such funds will be through this offering, the additional $3 million of currently available funds under the Dow Facility, and up to an additional $5 million of proceeds from the Dow Facility after we have raised $10 million of additional equity capital in the period beginning on November 1, 2016. As of March 31, 2017, we have issued and sold 605,132shares of common stock in this offering for proceeds of $4,841,056. There can be no assurance that the Company will be able to raise additional equity capital in this offering or in subsequent equity offerings or that the terms and conditions of any future financings will be workable or acceptable for the Company and its stockholders.

As a result of the Bridge Financings and this offering, the conversion price of our Series A Preferred Stock was adjusted to $6.40 per share.

Pursuant to the Certificates of Designation for the Series A, as amended, all then-outstanding shares of Series A will automatically convert into shares of common stock upon the listing of the Company’s common stock on a Qualified National Exchange (a securities exchange registered with the SEC under Section 6(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), such as the NASDAQ Capital Market or the New York Stock Exchange, or (ii) the quotation of our common stock on the OTCQB or OTCQX marketplaces operated by OTC Markets Group, Inc. (“OTC Markets”), and the act of achieving such listing or quotation, generally referred to hereafter as a “Public Listing” in this prospectus). As a result, there will only be one class of equity securities outstanding — common stock — after the Company achieves a Public Listing. Prior to any such listing, the Series A may be voluntarily converted into shares of common stock at the then-current conversion rate (current rate for the Series A Preferred Stock is 1.875 for 1).

Public Listing

In order to achieve a Public Listing, we will have to meet certain initial listing qualifications of the Qualified National Exchange on which we are seeking the Public Listing. In addition, we will need to have market makers agree to make a market in our common stock and file a FINRA Form 15c211 with the SEC on our behalf before we can achieve a Public Listing, and we will also need to remain current in our quarterly and annual filings with the SEC. Although we intend to seek a Public Listing in the next 12 to 18 months, we cannot make any assurances that our common stock will ever be quoted or traded on Qualified National Exchange or that any market for our common stock will develop.

Employees

As of March 31, 2017, we had 24 full-time employees, 1 part-time employee and 1 full-time contract employee. Employees include the following four senior managers that report to the CEO: Chief Commercial Officer, Vice President of Operations, Vice President of Research & Development, and Controller. The Company employs a total of 7 full-time scientists and technicians in its R&D group, including the Vice President of Research & Development.

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Corporate Information

XG Sciences, Inc. was incorporated on May 23, 2006 in the State of Michigan and is organized as a “C” corporation under the applicable laws of the United States and State of Michigan. We do not currently have any affiliated companies or joint venture partners, and we have one wholly-owned subsidiary called XG Sciences IP, LLC. This subsidiary was created in 2014 for the purpose of holding our intellectual property. Our headquarters and principal executive offices are located at 3101 Grand Oak Drive, Lansing, Michigan, 48911 and our telephone number is (517) 703-1110.

Our website address is http://www.xgsciences.com, although the information contained in, or that can be accessed through, our website is not part of this prospectus. You may also contact Dr. Philip L. Rose, our Chief Executive Officer via email at p.rose@xgsciences.com.

THE OFFERING

Common stock to be offered by the Company	2,394,868 shares

Common stock issued and outstanding before the offering(1)	1,981,650 shares

Offering price	$8.00 per share

Duration of offering	This offering shall commence on the effective date of the Registration Statement of which this prospectus is a part and terminate on the earlier of (i) 3 years from the effective date of the Existing Registration Statement, or April 13, 2019, (ii) the date when the sale of all of the remaining 2,394,868 shares is completed, and (iii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all of the shares registered under the Registration Statement of which this prospectus is a part.

Common stock issued and outstanding after the offering after giving effect to the sale of 2,394,868 shares by the Company(1)	4,376,518 shares

Pro forma common stock issued and outstanding after the offering after giving effect to the sale of 2,394,868 shares by the Company assuming the conversion of all issued and issuable shares of Series A Preferred Stock(2)	9,831,100

Ticker Symbol and Market for our common stock	This is our initial public offering and no public market currently exists for our shares and a public market may never develop, or, if any market does develop, it may not be sustained.

After this offering is completed, we intend to seek either (i) a listing of our common stock on a securities exchange registered with the SEC under Section 6(a) of the Exchange Act, such as the NASDAQ Capital Market or NYSE, or (ii) the quotation of our common stock on the OTCQB or OTCQX marketplaces operated by OTC Markets Group, Inc. (each of the foregoing, a “Qualified National Exchange”). In order to achieve such a Public Listing, we will have to meet certain initial listing qualifications of such Qualified National Exchange on which we are seeking the Public Listing. In addition, we will need to have market makers agree to make a market in our common stock and file a FINRA Form 15c211 with the SEC on our behalf before we can achieve a Public Listing. No market maker has agreed to file such application. We will also need to remain current in our quarterly and annual filings with the SEC to achieve and maintain a Public Listing. There can be no assurance that our common stock will ever be quoted on Qualified National Exchange or that any market for our common stock will develop.

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Offering use of proceeds	We intend to use the net proceeds from the sale of the remaining 2,394,868 shares by the Company for capital expenditures in 2017 and 2018, working capital, and other general corporate purposes. Pending such use, we reserve the right to temporarily invest the proceeds. See “Use of Proceeds” beginning on page 24.

Subscriptions	All subscriptions, once accepted by us, are irrevocable.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 13.

Dividend policy	We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth.

(1)	Includes the actual number of shares outstanding as of March 31, 2017 and, for the avoidance of doubt, does not include the conversion or exchange of any preferred shares or the exercise of any options or warrants.
(2)	This figure includes (a) 1,981,650 shares of common stock currently outstanding as of March 31, 2017, (b) the issuance of 3,443,237 shares of common stock upon conversion of all 1,836,396 shares of Series A Preferred Stock currently outstanding at the current Series A Conversion Rate (see “Description of Securities — Series A Convertible Preferred Stock”), and (c) the issuance of 2,011,345 shares upon the conversion of 1,072,720 shares of Series A Preferred Stock (at the Series A Conversion Rate) issued upon the exercise of 1,072,720 warrants to purchase Series A Preferred Stock (the “Series A warrants”). This figure does not include 318,017 currently exercisable warrants to purchase common stock with an average exercise price of $13.79 per share, and 290,070 currently exercisable stock options with an average exercise price of $11.86 per share.

There is no assurance that we will raise the $19,158,944 in gross proceeds anticipated from the sale by the Company of 2,394,868 shares, and there is no guarantee that we will receive any proceeds from the offering. We may sell only a small portion or none of the offered shares.

Emerging Growth Company

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company,” or EGC, can take advantage of the extended transition period for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC, we intend to rely on certain of these exemptions, including exemptions from the requirement to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an EGC until the earlier of: the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

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RISK FACTORS

THE SECURITIES BEING OFFERED INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. THEY SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING ALL EXHIBITS, AND CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING RISK FACTORS.

Risks Relating to Our Business and Industry

We are a young company with a limited operating history, making it difficult for you to evaluate our business and your investment.

XG Sciences, Inc. was incorporated on May 23, 2006. We have not yet demonstrated sales of products at a level capable of covering our fixed expenses. Since inception, we have not demonstrated the capability to produce sufficient materials to generate the ongoing revenues necessary to sustain our operations in the long-term. Nor have we demonstrated the ability to generate sufficient sales to sustain the business. There can be no assurance that the Company will ever produce a profit.

Many of the Company’s products represent new products that have not yet been fully developed and for which manufacturing operations have not yet been fully scaled. This means that investors are subject to all the risks incident to the creation and development of multiple new products and their associated manufacturing processes, and each investor should be prepared to withstand a complete loss of their investment.

Because we are subject to these uncertainties, there may be risks that management has failed to anticipate and you may have a difficult time evaluating our business and your investment in our Company. Our ability to become profitable depends primarily on our ability to successfully commercialize our products in the future. Even if we successfully develop and market our products, we may not generate sufficient or sustainable revenue to achieve or sustain profitability, which could cause us to cease operations and you will lose all of your investment.

We have no sustainable base of products approved for commercial use by our customers, have never generated significant product revenues and may never achieve sufficient revenues for profitable operations, which could cause us to cease operations.

XG Sciences primarily sells bulk materials or products made with these materials to other companies for incorporation into their products. To date, there has been no significant incorporation of our materials or products into customer products that are released for commercial sale. Because there is no demonstrated history of commercial success for our products, it is possible that such commercial success may never happen and that we will never achieve the level of revenues necessary to sustain our business.

We currently have an accumulated deficit and a stockholders’ deficit

As of December 31, 2015 and December 31, 2016, XG Sciences has an accumulated deficit of $(43,371,368) and $(48,899,530), respectively, and total stockholders’ deficit of $(4,071,624) and $(5,126,864), respectively. The deficit reflects net losses in each period since the Company’s inception incurred through development of nanomaterials without the presence of a large-scale market to generate substantial revenues to cover development costs and generate a profit. XG Sciences has never paid a dividend.

Investing in a Company with a current deficit involves risk, as the Company needs to raise capital to continue funding operations. We cannot guarantee that the company will be able to raise the capital to continue operating at the current deficit or that the revenue from operations and the value of our assets will increase enough to eliminate the deficit.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms, which could have a materially adverse effect on our business.

Developing, manufacturing and selling nanomaterials in commercially-viable quantities requires substantial funding. From December 31, 2015 through April 7, 2016, the Company entered into private placement bridge financings with 14 investors, seven of whom are board members or affiliates of board members, totaling $1,124,750 (the “Bridge Financings”). The investors in the Bridge Financings received common stock warrant coverage of 30% for investments made prior to December 31, 2015 with an exercise price of $8.00 per share, and 20% coverage thereafter with an exercise price of $10.00 per share. During June 2016, the Company repaid outstanding principal of $750,000 plus accrued interest of $27,032 to the Bridge Financing Investors. During December 2016, the Company repaid the remaining $374,750 of outstanding principal plus accrued interest of $21,253. Members of the board of directors and their affiliates provided $800,000 of the principal for such Bridge Financings, and upon repayment immediately re-invested all of the principal plus an additional $1,013,032 to purchase 226,629 shares of the Company’s common stock in our IPO.

As of March 31, 2017, we had cash on hand of $1,148,681 and currently available funds of $3,000,000 under the Dow Facility, which we believe is sufficient to fund our operations through December 2017. We believe that we will need approximately $1 million to sustain us for the next 12 months for which we have a commitment from a shareholder group to provide in the event we are unable to raise such funds from third parties. Our financial projections show that we may need to raise an additional $15 million or more before we are capable of achieving sustainable cash flow from operations. We intend that the primary means for raising such funds will be through our IPO, the additional $3 million of currently available funds under the Dow Facility, and up to an additional $5 million of proceeds from the Dow Facility after we have raised an additional $10 million of equity capital during the period beginning after October 31, 2016. As of March 31, 2017, the Company had sold 605,132 shares under the IPO Registration Statement at a price of $8.00 per share for proceeds of $4,841,056. There can be no assurance that we will be able to raise additional equity capital in our IPO or in subsequent equity offerings or that the terms and conditions of any future financings will be workable or acceptable to us and our stockholders.

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In the event that we are not able to raise substantial additional funds in the future on terms that are acceptable or adjust our business model accordingly, we may be forced to curtail or cease operations and you could lose all or a significant part of your investment.

Additionally, the second $5 million under the Dow Facility will only become available to us after the Company has raised $10 million of equity capital after October 31, 2016. There is no assurance that the Company will be able to raise the necessary equity capital in order to access this $5 million and as a result we could lose access to the second tranche of the Dow Facility as a source of further capital.

If we are unable to continue as a going concern, our securities will have little or no value.

We currently anticipate that our cash and cash equivalents and availability under the Dow Facility will be sufficient to fund our operations through December 2017, without raising additional capital. We believe that we will need approximately an additional $1 million to sustain us for the next 12 months for which we have a commitment from a shareholder group to provide in the event we are unable to raise such funds from third parties. Our continuation as a going concern is dependent upon continued financial support from our shareholders, the ability of us to obtain necessary equity and/or debt financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding our ability to continue as a going concern. We cannot make any assurances that additional financings will be available to us and, if available, completed on a timely basis, on acceptable terms or at all. If we are unable to complete an equity or debt offering, or otherwise obtain sufficient financing when and if needed, it would negatively impact our business and operations, which would likely cause the price of our common stock to decline. It could also lead to the reduction or suspension of our operations and ultimately force us to cease our operations.

We have limited experience in the higher volume manufacturing that will be required to support profitable operations, and the risks associated with scaling to larger production quantities may be substantial.

We have limited experience manufacturing our products. We have established small-scale commercial or pilot-scale production facilities for our bulk powders, thermal interface materials (“XG TIM™” or TIM), XG Leaf® and SiG materials, but these facilities do not have the existing production capacity to produce sufficient quantities of materials for us to reach sustainable sales levels. In order to develop the capacity to produce much higher volumes, it will be necessary to produce multiples of existing processes or engineer new production processes in some cases. There is no guarantee that we will be able to economically scale-up our production processes to the levels required. If we are unable to scale-up our production processes and facilities to support sustainable sales levels, the Company may be forced to curtail or cease operations and you could lose all or a significant part of your investment.

Projection of fixed monthly expenses and operating losses for the near future means that investors may not earn a return on their investment or may lose all of their investment.

Because of the nature of the Company’s business, the Company projects considerable fixed expenses that lead to projected monthly deficits for the near future. Fixed manufacturing expenses to maintain production facilities, compensation expenses for scientists and other critical personnel, and ongoing rent and utilities amount to several hundred thousand dollars per month, and the Company believes that such expenses are required as a precursor to significant customer sales. However, there can be no assurance that monthly sales will ever reach a sufficient level to cover the cost of ongoing monthly expenses. If sufficient regular monthly sales are not generated to cover these fixed expenses, we will continue to experience monthly profit deficits which, if not eliminated, will require continuing new investment in the Company. If monthly deficits continue beyond levels that investors find tolerable, we may not be able to raise additional funds may be forced to curtail or cease operations and you could lose all or a significant part of your investment.

We have a long and complex sales cycle and have not demonstrated the ability to operate successfully in this environment.

It has been our experience since our inception that the average sales cycle for our products can range from one to seven years from the time a customer begins testing our products until the time that they could be successfully used in a commercial product. The product introduction timing will vary based on the target market, with automotive uses typically being toward the long end and consumer electronics toward the shorter end. We have not demonstrated a track record of success in completing customer development projects, which makes it difficult for you to evaluate the likelihood of our future success. The sales and development cycle for our products is subject to customer budgetary constraints, internal acceptance procedures, competitive product assessments, scientific and development resource allocations, and other factors beyond our control. If we are not able to successfully accommodate these factors to enable customer development success, we will be unable to achieve sufficient sales to reach profitability. In this case, the Company may not be able to raise additional funds and may be forced to curtail or cease operations and you could lose all or a significant part of your investment.

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We could be adversely affected by our exposure to customer concentration risk.

We are subject to customer concentration risk as a result of our reliance on a relatively small number of customers for a significant portion of our revenues. In 2016, we had one customer whose purchases account for 24% of product revenue, and in 2015 we had one customer (one of our Asian distributors) whose purchases accounted for 12% of total product revenues. In 2014, we had another customer that represented 69% of total product revenues. Due to the nature of our business and the relatively large size of many of the applications our customers are developing, we anticipate that we will be dependent on a relatively small number of customers for the majority of our revenues for the next several years. It is possible that only one or two customers could place orders sufficient to utilize most or all of our existing manufacturing capacity.

In this case, there would be a risk of significant loss of future revenues if one or more of these customers were to stop ordering our materials, which could in turn have a material adverse effect on our business and on your investment.

Our revenues often fluctuate significantly based on one-off orders from customers or from the recognition of grant revenues which vary from period-to-period, which may materially impact our financial results from period to period.

Because of the potential for large revenue swings from one-time large orders or grants it may be difficult to accurately forecast the needs for inventory, working capital, and other financial resources from period-to-period. Such orders would require a significant short-term increase in our production capacity and would require the financial resources to add staff and support the associated working capital. If such large one-time orders were not handled smoothly, customer confidence in us as a viable supplier could be reduced and we might not succeed in capturing the additional larger orders that may be reflected in our business plan.

We operate in an advanced technology arena where hypothesized properties and benefits of our products may not be achieved in practice, or in which technological change may alter the attractiveness of our products.

Because there is no sustained history of successful use of our products in commercial applications, there is no assurance that broad successful commercial applications may be technically feasible. Most, if not all, of the scientific and engineering data related to our products has been generated in our own laboratories or in laboratory environments at our customers or third-parties, like universities and national laboratories. It is well known that laboratory data is not always representative of commercial applications.

Likewise, we operate in a market that is subject to rapid technological change. Part of our business strategy is to monitor such change and take steps to remain technologically current, but there is no assurance that such strategy will be successful. If the Company is not able to adapt to new advances in materials sciences, or if unforeseen technologies or materials emerge that are not compatible with our products and services or that could replace our products and services, our revenues and business prospects would likely be adversely affected. Such an occurrence may have severe consequences, including the potential for our investors to lose all of their investment.

Competitors that are larger and better funded may cause the Company to be unsuccessful in selling its products.

The Company operates in a market that is expected to have significant competition in the future. Global research is being conducted by substantially larger companies who have greater financial, personnel, technical, and marketing resources. There can be no assurance that the Company’s strategy of offering better materials based on the Company’s proprietary exfoliated graphite nanoplatelets will be able to compete with other companies, many of whom will have significantly greater resources, on a continuing basis. In the event that we cannot compete successfully, the Company may be forced to cease operations and investors may lose some or all of their investment.

Because of our small size and limited operating history, we are dependent on key employees.

The Company’s operations and development are dependent upon the experience and knowledge of Philip L. Rose, our Chief Executive Officer. If he was to resign or be terminated, the Company’s business would be adversely affected in the short term, and his departure could disrupt the business enough to endanger your investment. The Company also depends on Dr. Liya Wang, Vice President of Research & Development, Robert Privette, Vice President of Energy Markets, Scott Murray, Vice President of Operations, and Dr. Hiroyuki Fukushima, Technical Director. If the services of any of these individuals should become unavailable, the Company’s business operations might be adversely affected. The company does not hold any “Key Person” insurance, and if several of these individuals became unavailable at the same time, the ability of the Company to continue normal business operations might be adversely affected to the extent that revenue or profits could be diminished and you could lose all or a significant amount of your investment.

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Our success depends in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could have a material adverse effect on our competitive position.

We rely on the patent, trademark, copyright and trade-secret laws of the United States and the countries where we do business to protect our intellectual property rights. We may be unable to prevent third parties from using our intellectual property without our authorization. The unauthorized use of our intellectual property could reduce any competitive advantage we have developed, reduce our market share or otherwise harm our business. In the event of unauthorized use of our intellectual property, litigation to protect or enforce our rights could be costly, and we may not prevail.

Many of our technologies are not covered by any patent or patent application, and our issued and pending U.S. and non-U.S. patents may not provide us with any competitive advantage and could be challenged by third parties. Our inability to secure issuance of our pending patent applications may limit our ability to protect the intellectual property rights these pending patent applications were intended to cover. Our competitors may attempt to design around our patents to avoid liability for infringement and, if successful, our competitors could adversely affect our market share. Furthermore, the expiration of our patents may lead to increased competition.

Our pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our products and their associated trademarks and impede our marketing efforts in those jurisdictions.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries, we do not apply for patent, trademark or copyright protection. We also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. Although we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge about our trade secrets through independent development or by legal means. The failure to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have a material adverse effect on our business by jeopardizing critical intellectual property.

Where a product formulation or process is kept as a trade secret, third parties may independently develop or invent and patent products or processes identical to our trade-secret products or processes. This could have an adverse impact on our ability to make and sell products or use such processes and could potentially result in costly litigation in which we might not prevail.

We could face intellectual property infringement claims that could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and the standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our independent registered public accounting firm’s report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Future adverse regulations could affect the viability of the business.

The Company’s bulk products have been approved for sale in the United States by the U.S. Environmental Protection Agency after a detailed review of our products and production processes for our H, M and C grade materials. In most cases, as far as we are aware, there are no current regulations elsewhere in the world that prevent or prohibit the sale of the Company’s products. Nevertheless, the sale of nano-materials is a subject of regulatory discussion and review in many countries around the world. In some cases, there is a discussion of potential testing requirements for toxicity or other health effects of nano-materials before they can be sold in certain jurisdictions. If such regulations are enacted in the future, the Company’s business could be adversely affected because of the requirement for expensive and time-consuming tests or other regulatory compliance. There can be no assurance that future regulations might not severely limit or even prevent the sale of the Company’s products in major markets, in which case the Company’s financial prospects might be severely limited, causing investors to lose some or all of their investment.

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Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities, which could have an adverse effect on our business.

Risks Relating To Our Common Stock

There is a risk of dilution of your percentage ownership of common stock in the Company.

In addition to the shares which we may sell pursuant to this offering, the Company has the right to raise additional capital or incur borrowings from third parties to finance its business. The Company may also implement public or private mergers, business combinations, business acquisitions and similar transactions pursuant to which it would issue substantial additional capital stock to outside parties, causing substantial dilution in the ownership of the Company by its existing stockholders. Subject to certain exceptions (See “Management — Shareholder Side Letter”), our Board of Directors has the authority, without the consent of any of the stockholders, to cause the Company to issue more shares of common stock and/or preferred stock at such price and on such terms and conditions as are determined by the Board in its sole discretion.

The sale of the shares being offered by us hereunder, as well as the shares of common stock issuable upon the exercise of options and warrants, the shares issuable upon conversion of Series A Preferred Stock (including the shares of Series A Preferred Stock issuable upon the exercise of warrants) and the issuance of additional shares of capital stock by the Company will dilute your ownership percentage in the Company and could impair our ability to raise capital in the future through the sale of equity securities.

Certain stockholders who are also officers and directors of the Company may have significant control over our management, which may not be in your best interests.

As of March 31, 2017, the directors, or the entities they represent, and executive officers of the Company owned approximately 63.5% of the voting stock of the Company.

Additionally, our existing stockholders are a party to that certain Shareholder Agreement, which was amended on February 26, 2016. Although shareholders purchasing shares in this offering will not be subject to the Shareholders’ Agreement, certain provisions of such Shareholders’ Agreement may impact the governance of the Company. Pursuant to the Shareholders’ Agreement, (a) so long as AAOF or its affiliates own 10% of more of the aggregate outstanding Shareholder Stock (as defined in the Shareholder Agreement), (i) the size of the Board of Directors shall be set at seven individuals (provided, however, that the number of directors on the Board of Directors may be increased or decreased with the prior written consent of AAOF and shareholders (including AAOF) who in the aggregate then own Shareholder Stock representing a majority of the then issued and outstanding voting stock of the Company), (ii) one person nominated by AAOF shall be elected to the Board of Directors, (iii) two members of the Board of Directors, other than those nominated by AAOF, POSCO or Hanwha Chemical, shall qualify as independent Directors; (b) so long as POSCO owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by POSCO shall be elected to the Board of Directors (POSCO does not currently own 10% or more of the aggregate outstanding Shareholder Stock and therefore does not maintain a seat on our Board of Directors); and (c) so long as Hanwha Chemical owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by Hanwha Chemical shall be elected to the Board of Directors (Hanwha does not currently own 10% or more of the aggregate outstanding Shareholder Stock and therefore does not maintain a seat on our Board of Directors).

The Shareholder Agreement contains certain restrictions on transfer. Pursuant to the Shareholder Agreement, the Company has a first right of first refusal with respect to certain stock transfers. In the event that the Company does not exercise this right, each non-transferring shareholder shall have the right to purchase its pro rata share of the transferring shareholder’s stock. Subject to certain exclusions such as any offering of shares pursuant to a registration statement declared effective by the SEC, each shareholder who is a signatory to the Shareholders Agreement has a preemptive right to purchase his, her or its pro rata share of the Company’s common stock in subsequent offerings. The Shareholders Agreement also contains a right of co-sale and bring-along rights where a shareholder or shareholders owning more than 50% of the Company’s common stock on a fully diluted basis may cause other shareholders to tender their shares to a third-party purchaser.

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Under the Shareholders Agreement, shareholders may not, while such person is a shareholder, directly or indirectly, either alone or in association with others, in any other capacity: (i) conduct, become engaged or interested in, any business that competes, directly or indirectly, with the business of the Company or any of its affiliates worldwide; (ii) solicit, divert or take away or attempt to solicit, divert or take away, directly or indirectly, any of the Company’s or its affiliates current, prior, or prospective customers: or (iii) solicit or attempt to solicit any person who is employed or engaged to perform services by the Company or its affiliates to leave his or her employment or engagement with Company or its Affiliates. After such shareholder ceases to be a shareholder, the former shareholder may not for a period of three (3) years from the date of sale, directly or indirectly, either alone or in association with others, for himself or herself or in any other capacity: (i) conduct, become engaged in, or interested in, any business that competes, directly or indirectly, with the business of the Company or any of its affiliates worldwide; (ii) solicit, divert or take away or attempt to solicit, divert or take away, directly or indirectly, any of the Company’s or its affiliates current, prior, or prospective customers; or (iii) solicit or attempt to solicit any person who is employed or engaged to perform services by the Company or its affiliates to leave his or her employment or engagement with Company or its affiliates. These restrictions on competition and solicitation will not be violated, however, by a shareholder’s passive ownership of up to 2% of a class of outstanding publicly traded shares of a corporation that is listed or quoted on a national securities exchange including any such corporation that competes with the business of the Company.

On February 26, 2016, the Shareholders Agreement was amended (the “Amendment to Shareholders Agreement”) to provide that holders of Excluded Stock are not subject to the terms of the Shareholders Agreement. Excluded Stock means shares of common stock that are subject to a registration statement that has been filed with the SEC and has been declared effective, such as the shares subject to this offering.

The Amendment to the Shareholders Agreement further clarifies that preemptive rights shall not apply to Excluded Stock, and amends the termination date of the Shareholders Agreement. Specifically, the Shareholder Agreement has been amended to provide that it continues in effect until (i) the date of the closing of a public offering of common stock pursuant to a registration statement filed with the SEC that is declared effective in which the Company receives gross proceeds of at least $10,000,000, on which date it shall terminate in its entirety, unless the Shareholder Agreement is earlier terminated in accordance with its terms, or (ii) the date on which the Company’s common stock is listed on the NASDAQ Stock Market of the New York Stock Exchange. As a result, in the event that the Company is unable to raise at least $10,000,000 in this offering, the Shareholder Agreement will continue to remain in effect and certain of our larger shareholders will be entitled to continue to exercise their rights under such Shareholders Agreement, but purchasers of shares of common stock under the registration statement of which this prospectus is a part will not be required to adopt the Shareholders Agreement.

Furthermore, in conjunction with a financing from Samsung Ventures on January 15, 2014, we and our existing stockholders entered into a voting agreement with Samsung Ventures whereby for so long as Samsung Ventures owns 10% or more of the aggregate outstanding common stock of XGS (assuming Full Conversion, but excluding any shares of common stock issuable upon the exercise of any warrants held by Samsung Ventures), each stockholder made a party thereto shall vote all of his, her or its voting securities from time to time in whatever manner is necessary to ensure that at each annual or special meeting of the stockholders at which an election of Directors is held or pursuant to any written consent of the stockholders, one person nominated by Samsung Ventures is elected to our Board as a Director. The rights granted to Samsung Ventures under a voting agreement are effective until the first to occur of (1) the date on which the Minimum Ownership Requirement is no longer satisfied, (2) the date on which the Shareholder Agreement (which is described above) is terminated for any reason and (3) the date that Samsung Ventures agrees in writing to terminate the Agreement.

As a result, such entities have a significant influence on the affairs and management of the Company, as well as on all matters requiring stockholder approval, including electing and removing members of the Company’s Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and certain other matters. Such concentration of ownership and control could have the effect of delaying, deferring or preventing a change in control of the Company even when such a change of control would be in the best interests of the Company’s stockholders.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation, as amended, authorize the issuance of up to 25,000,000 shares of common stock and up to 8,000,000 shares of preferred stock. As of March 31, 2017, the Company had 1,981,650 shares of common stock and 1,836,396 shares of Series A Preferred Stock issued and outstanding.

Upon a Public Listing on a Qualified National Exchange, all Series A Preferred Stock then currently outstanding will automatically convert into shares of common stock at the then-current Series A Conversion Rate (current ratio is 1.875 for 1), which would result in the issuance of 3,443,237 shares of common stock assuming the conversion of all 1,836,396 shares of Series A Preferred Stock. Series A Preferred Stock holders may also voluntarily convert at the then-current rate at any time prior to any such Public Listing on a Qualified National Exchange.

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As of March 31, 2017, the Company had also granted options to purchase up to 369,750 shares of common stock and had issued warrants to purchase up to (i) 318,017 shares of common stock, (including the warrants for 50,000 shares issued under the Dow Facility) and (ii) 1,072,720 shares of Series A Preferred Stock which, if exercised, would be convertible into 2,011,345 shares of common stock at the then-current Series A Conversion Rate (currently of 1.875 shares for each share of Series A Preferred Stock). Therefore, we have committed to issue up to an additional 6,142,349 shares of common stock, which includes the issuance of (a) 3,443,237 shares upon conversion of all 1,836,396 shares Series A Preferred Stock currently outstanding at the Series A Conversion Rate, (b) 2,011,345 shares upon the conversion of 1,072,720 shares of Series A Preferred Stock (at the current Series A Conversion Rate) which are issuable upon exercise of 1,072,720 Series A warrants, (c) 369,750 shares upon the exercise of options and (d) the issuance of 318,017 shares upon the exercise of warrants. If we issued all 6,142,349 shares, we would have, in addition to the 1,981,650 shares currently outstanding, 8,123,999 shares issued and outstanding, with 16,921,126 authorized shares available for future issuance, and if we assume the sale of all 2,394,868 shares being offered hereunder, we would have 14,481,133 authorized shares available for future issuance. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, might have an adverse effect on any trading market for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

The Dow Facility obligates us to issue a warrant to purchase a share of our common stock for each $40 in debt drawn. If we choose to draw further funding from the Dow Facility, we will become obligated to issue warrants to purchase up to 200,000 more of our shares depending on the amount drawn. If we issue these warrants, further dilution could occur.

We have a large number of restricted shares outstanding, a portion of which may be sold under Rule 144, which may reduce the market price of our shares.

Our Series A Preferred Stock may be voluntarily converted, or will automatically convert upon a Public Listing of our common shares on a Qualified National Exchange, into shares of common at the then-current Series A Conversion Rate (at the current ratio of 1.875 for 1, all shares of Series A Preferred Stock outstanding at March 31, 2017 would result in an issuance of 3,443,237 shares of common stock).

As of March 31, 2017, of the 1,981,650 shares of common stock issued and outstanding, 355,729 shares of common stock were held by affiliates and 1,625,921 shares of common stock were held by non-affiliates. Of the 5,424,887 shares of common stock that would be issued and outstanding on a fully diluted basis assuming (i) (the conversion of all 1,836,396 shares of Series A Preferred Stock into 3,443,237 shares of common stock and (ii) no warrants or stock options are converted or exercised, 1,981,018 shares of common stock would be held by non-affiliates and 3,443,869 shares of common stock would be held by affiliates of the Company. All of such shares, with the exemption of shares sold hereunder, are deemed “restricted securities” within the meaning of Rule 144 as promulgated under the Securities Act.

It is anticipated that all of the aforementioned “restricted securities” will be eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, who is not an affiliate (and who has not been an affiliate for a period of at least three months immediately preceding the sale) and who has beneficially owned restricted shares of our common stock for at least six months is permitted to sell such shares without restriction, provided that there is sufficient public information about us as contemplated by Rule 144. An affiliate who has beneficially owned restricted shares of our common stock for a period of at least one year may sell a number of shares equal to one percent of our issued and outstanding common stock approximately every three months.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

The Company is considered a smaller reporting company and is exempt from certain disclosure requirements, which could make our stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•	Had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•	In the case of an initial registration statement under the Securities Act or Exchange Act for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

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•	In the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

As a “smaller reporting company” (in addition to and without regard to our status as an “emerging growth company”) we are not required and may not include a “Compensation Discussion and Analysis” section in our proxy statements; we provide only 3 years of business development information; provide fewer years of selected financial data; and have other “scaled” disclosure requirements that are less comprehensive than issuers that are not “smaller reporting companies” which could make our stock less attractive to potential investors, which could make it more difficult for you to sell your shares.

The Company is considered an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement, (B) in which we have total annual gross revenue of at least $1.0 billion, or (C) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile when trading occurs.

We are subject to the periodic reporting requirements of the Exchange Act, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

As a result of going effective on the Existing Registration Statement on April 13, 2016, we are now required to file periodic reports with the Securities and Exchange Commission pursuant to the Exchange Act and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. Factors such as the number and type of transactions that we engage in and the complexity of our reports cannot accurately be determined at this time and may have a major negative effect on the cost and amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

However, for as long as we remain an “emerging growth company” we intend to take advantage of certain exemptions from various reporting requirements until we are no longer an “emerging growth company.”

We also qualify as a smaller reporting company, and so long as we remain a smaller reporting company, we benefit from many of the same exemptions and exclusions as an emerging growth company. In the event that we cease to be an emerging growth company as a result of a lapse of the five-year period, but continue to be a smaller reporting company, we would continue to be subject to the exemptions available to emerging growth companies until such time as we were no longer a smaller reporting company.

After, and if ever, we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with those requirements applicable to companies that are not “emerging growth companies,” including Section 404 of the Sarbanes-Oxley Act.

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For so long as we are an emerging growth company, we may rely on certain exemptions provided in the JOBS Act, including reduced disclosure regarding executive compensation, not seeking an advisory vote with respect to executive compensation and not requiring our independent registered public accounting firm to attest to the effectiveness of our internal control over financial reporting, which could make our common stock less attractive to investors due to the nature of the reduced disclosure.

We are an “emerging growth company,” as defined in the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX Section 404, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

If our common stock becomes a “penny stock,” you may have greater difficulty selling your shares.

Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. After a Public Listing, our common stock may become a “penny stock” within the meaning of the rules, the rules apply to us and to our securities if we are not listed on a national securities exchange. These rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the trading price of our common stock is less than $5.00 per share, even if our common stock is quoted on either the OTCQX or OTCQB market place operated by the OTC Markets, our common stock will be subject to Rule 15g-9 under the Exchange Act (the “Penny Stock Rules”). The Penny Stock Rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

•	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock it becomes designated as a Penny Stock.

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Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

Downturns in general economic conditions could adversely affect our profitability.

Downturns in general economic conditions can cause fluctuations in demand for our products, product prices, volumes and gross margins. Future economic conditions may not be favorable to our industry. A decline in the demand for our products or a shift to lower-margin products due to deteriorating economic conditions could adversely affect sales of our products and our profitability and could also result in impairments of certain of our assets.

Furthermore, any uncertainty in economic conditions may result in a slowdown to the global economy that could affect our business by reducing the prices that our customers may be able or willing to pay for our products or by reducing the demand for our products.

An increase in the cost of raw materials or electricity might affect our profits.

Any increase in the prices of our raw materials or energy might affect the overall cost of our products. If we are not able to raise our prices to pass on increased costs to our customers, we would be unable to maintain our existing profit margins. Our major cost components include items such as graphite, sulfuric acid, and electricity, which items are normally readily available industrial commodities. During our history as a business, we have not seen any material impact (as defined by GAAP) on our cost structure from fluctuations in raw material or energy costs, but this could change in the future.

Our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period.

Our manufacturing operations are subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, strikes and lockouts, adoption of new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies, civil disruption, riots, terrorist attacks, war, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on us.

Significant risks may be associated with future acquisitions.

Our Company may pursue the acquisition of other companies or product lines in order to add new businesses and/or product lines or simply complement our existing businesses and product lines. Along with such acquisitions come certain risks, including, but not limited to the following:

•	the difficulty of identifying appropriate acquisition candidates;

•	the difficulty of assimilating the operations and personnel of the acquired entities;

•	the potential disruption of our ongoing business;

•	the potential incurrence of new debt or the issuance of new equity that could increase our leverage or dilute our stockholders’ equity interests;

•	our inability to capitalize on the opportunities presented by acquisitions; and

•	our failure to implement and maintain uniform standards, controls, procedures and policies at any acquired businesses.

Given our limited resources, we may not effectively manage our growth.

There is no guarantee that we have the resources, financial or operational, required to manage our growth. This is particularly true as we expand facilities and manufacture our products on a greater commercial scale. Furthermore, rapid growth in our operations may place a significant strain on our management, administrative, operational and financial infrastructure. The inability to adequately manage our growth could have a material and adverse effect on our business, financial condition or results of operations, thus resulting in a lower quoted price of our common stock.

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Risks Related to this Offering

Because the offering price for the primary shares has been arbitrarily set by the Company, you may not realize a return on your investment upon the resale of your shares.

The offering price of the primary offering of each share and other terms and conditions relative to the Company’s shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value or any other objective financial criteria. Additionally, as the Company was formed on May 23, 2006, and has only a limited operating history with no earnings, the price of the offered shares is not based on its past earnings, and no investment banker, appraiser, or other independent third party, has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares, as such our stockholders may not be able to receive a return on their investment when they sell their shares of common stock.

We are selling 2,394,868 shares in this offering and may engage the assistance of non-exclusive sales agents; we may be unable to sell any shares.

We intend to engage the services of non-exclusive sales agents to sell the shares for a commission of up to 8%. We may also pay dealer manager commissions to broker dealers of up to 2% of the gross proceeds raised by sales agents introduced to us by a dealer manager. There is no guarantee that the Company, with the assistance of any sales agent, will be able to sell any or all of the shares. Unless we are successful in receiving the proceeds in the amount of not less than $15 million from this offering, we may have to seek alternative financing to implement our business plan.

Our officers and directors have limited prior experience offering and selling securities to the public, and our offering does not require a minimum amount to be raised; as a result, we may not be able to raise sufficient funds to commence and sustain our business and investors may lose their entire investment.

If we determine not to engage any sales agents, certain of our officers and directors will conduct the offering on our behalf. See “Plan of Distribution”. We are conducting a best efforts offering which does not require a minimum amount to be raised. Our officers and directors have limited experience conducting a public securities best efforts offering and we may not be able to successfully raise any funds. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and we may be forced to curtail or cease operations and you could lose all or a significant part of your investment. Our inability to successfully conduct a best efforts offering could be the basis of your losing your entire or a significant part of your investment in us.

Due to the lack of trading market for our securities, you may have difficulty selling any shares you purchase in this offering.

We are not registered on any market or public stock exchange. There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. Although, after the offering is completed, we intend to seek a listing or a quotation on a Qualified National Exchange, we cannot make any assurance that our common stock will ever be quoted on Qualified National Exchange or that any market for our stock will develop. In order to achieve a Public Listing, we will have to meet certain initial listing qualifications of the Qualified National Exchange on which we are seeking the Public Listing. In addition, we will need to have market makers agree to make a market in our common stock and file a FINRA Form 15c211 with the SEC on our behalf before we can achieve a Public Listing. As of the date of this prospectus, there have been no discussions or understandings between the Company and anyone acting on our behalf, with any market maker regarding participation in a future trading market for our securities. If we are successful in achieving a Public Listing for our common stock, we will also need to remain current in our quarterly and annual filings with the SEC to achieve and maintain such Public Listing. Market makers are not permitted to begin quotation of a security whose issuer does not meet these filing requirements. Furthermore, if we are not able to pay the expenses associated with our ongoing reporting obligations we will not be able to achieve or maintain a Public Listing. If no public market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section and in the Management’s Discussion of Financial Condition and Results of Operations section and those discussed elsewhere in this prospectus.

Although these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and/or internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. Although we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” beginning on page 13. Unless otherwise noted, all market share data is based on net sales in the applicable market.

USE OF PROCEEDS

This offering is being made on a best efforts basis and no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $8.00. The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by the Company. There is no assurance that we will raise the full $19,158,944 in gross proceeds and there is no guarantee that we will receive any proceeds from the offering. We intend to use the estimated net proceeds from the sale of the shares of common stock being offered by the Company hereunder as follows:

	If 25% of		If 50% of		If 75% of		If 100% of
	Shares are	% of Net	Shares are	% of Net	Shares are	% of Net	Shares are	% of Net
	Sold	Proceeds	Sold	Proceeds	Sold	Proceeds	Sold	Proceeds

GROSS PROCEEDS	$4,789,736		$9,579,472		$14,369,208		$19,158,944
Offering Expenses	436,011		436,011		436,011		436,011
Selling Agent and Dealer Manager Fees (1)	215,538		431,076		646,614		862,152
NET PROCEEDS	4,138,187		8,712,385		13,286,583		17,860,781

PLANNED USE OF PROCEEDS:

Capital Expenditures:
Office & computer (IT) equipment	-	0.0%	50,000	0.6%	50,000	0.4%	100,000	0.6%
Purchased software	-	0.0%	-	0.0%	100,000	0.8%	200,000	1.1%
Furniture and fixtures	-	0.0%	-	0.0%	50,000	0.4%	50,000	0.3%
Laboratory equipment for Reseach and Development	100,000	2.4%	200,000	2.3%	300,000	2.3%	400,000	2.2%
Machinery, equipment, leasehold Improvements for manufacturing facilities	800,000	19.3%	2,900,000	33.3%	4,300,000	32.4%	6,700,000	37.5%
Total proceeds for capital expenditures	900,000	21.7%	3,150,000	36.2%	4,800,000	36.1%	7,450,000	41.7%

Intellectual property expenses	-		300,000	3.4%	500,000	3.8%	1,000,000	5.6%
Leasing of additional facilities	-	0.0%	-	0.0%	500,000	3.8%	500,000	2.8%
Marketing and sales development expenses	500,000	12.1%	1,000,000	11.5%	2,000,000	15.1%	2,000,000	11.2%
R&D and product development expenses	400,000	9.7%	800,000	9.2%	1,000,000	7.5%	1,000,000	5.6%

Salaries and other operating expenses:
Salaries, wages, and related costs	1,900,000	45.9%	2,800,000	32.1%	3,800,000	28.6%	5,000,000	28.0%
Professional fees and outsourced services	400,000	9.7%	600,000	6.9%	600,000	4.5%	800,000	4.5%
Total proceeds for operating expenses	2,300,000	55.6%	3,400,000	39.0%	4,400,000	33.1%	5,800,000	32.5%

Cash Reserves	38,187	0.9%	62,385	0.7%	86,583	0.7%	110,781	0.6%
TOTAL USES OF PROCEEDS	$4,138,187	100.0%	$8,712,385	100.0%	$13,286,583	100.0%	$17,860,781	100.0%

(1)	Assumes we pay sales agents an 8% commission on fifty percent of the shares sold in this offering and dealer managers that introduce other broker dealers to serve as sales agents a 2% commission on twenty five percent (25%) of the shares sold in this offering.

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The above estimates assume that, if we sell 100% of the shares in this offering and raise net proceeds of approximately $17.9 million, we will be able to invest in sufficient capacity expansions and expand our sales and marketing capabilities to the extent necessary to rapidly increase revenues, which we believe will allow us to begin generating positive cash flow from operations in 2018. On the other hand, if we sell only 25% of the shares and raise net proceeds of approximately $4.1 million, we will use the majority of net proceeds from the offering to fund ongoing salaries and other operating expenses and only make minimal investments in capacity expansions and our sales and marketing capabilities. In between these two scenarios, we would plan to balance the use of proceeds between growth and expansion activities and salaries and other operating expenses. We plan to temporarily invest the proceeds of this offering into interest bearing accounts pending the use of such proceeds. In addition to the net proceeds raised from this offering listed in the above scenarios, we currently have another $3 million of available to us upon request under the Dow Facility, and we will have an additional $5 million available to us after December 1, 2017 if we are able to raise an additional $10 million of equity capital in the period beginning after October 31, 2016. In that event, we would be able to draw against that additional $5 million under the Dow Facility until December 31, 2019.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2016:

Cash	$1,785,343

Capital lease obligations	$383,773
Long-term debt	1,862,120
Derivative liability – warrants	7,900,249
Total debt obligations, current and non-current	10,146,142

Series A convertible preferred stock, 3,000,000 shares authorized, 1,829,256 shares issued and outstanding, liquidation value of $21,951,072	21,634,597
Series B convertible preferred stock, 1,500,000 shares authorized, 0 shares issued and outstanding(1)
Common stock, no par value, 25,000,000 shares authorized and 1,885,175 shares outstanding	15,647,839
Additional paid-in-capital	6,490,230
Accumulated deficit	(48,899,530)
Total stockholders’ deficit	(5,126,864)
Total capitalization	$5,019,278

(1)	All of the Series B Preferred Stock was exchanged into common stock in December 2016.

The table above assumes the following:

•	the exclusion of all shares issuable upon the conversion of currently outstanding shares of Series A Preferred Stock;

•	the exclusion of 369,750 shares of common stock issuable upon exercise of outstanding options, at a weighted average purchase price of $11.89 per share;

•	the exclusion of the additional 830,250 shares of common stock reserved for issuance pursuant to our Stock Option Plan;

•	the exclusion of 318,017 shares of common stock issuable upon exercise of outstanding common stock warrants at a weighted average purchase price of $13.79 per share; and

•	the exclusion of 2,011,345 shares of common stock issuable upon exercise of 1,072,720 shares of Series A Preferred Stock issuable upon the exercise of 1,072,720 Series A warrants (assuming full conversion into common stock) at an exercise price of $12.00 per share of Series A Preferred Stock (or $6.40 per share of common stock on an as-converted basis).

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market for Common Equity

This is our initial public offering of 2,394,868 shares of our common stock at $8.00 per share, and no public market currently exists for our shares and a public market may never develop, or, if any market does develop, it may not be sustained.

After this offering is completed, we intend to seek either (i) a listing of our common stock on a securities exchange registered with the SEC under Section 6(a) of the Exchange Act, such as the NASDAQ Capital Market or the NYSE, or (ii) the quotation of our common stock on the OTCQB or OTCQX marketplaces operated by OTC Markets Group, Inc. (each of the foregoing, a “Qualified National Exchange”). In order to achieve such a Public Listing, we will have to meet certain initial listing qualifications of the Qualified National Exchange on which we are seeking the Public Listing. In addition, we will need to have market makers agree to make a market in our common stock and file a FINRA Form 15c211 with the SEC on our behalf before we can achieve a Public Listing, and we will also need to remain current in our quarterly and annual filings with the SEC. As of the date of this prospectus, there have been no discussions or understandings between the Company and anyone acting on our behalf, with any market maker regarding participation in a future trading market for our securities. There can be no assurance that our common stock will ever be quoted or traded on Qualified National Exchange or that any market for our common stock will develop.

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Holders of Equity

As of March 31, 2017, we had 175 record holders of our common stock, and a total of 1,981,650 shares of common stock issued and outstanding. We had 13 record holders of Series A Preferred Stock and a total of 1,836,396 shares of Series A Preferred Stock issued and outstanding. In total, we had 180 shareholders of record of all classes of our capital stock as of March 31, 2017.

Each share of Series A Preferred Stock is voluntarily convertible, at the option of the holder thereof, at any time after the date of issuance and prior to any Public Listing of common stock on a Qualified National Exchange, into that number of fully paid, non-assessable shares of common stock determined by dividing the Original Issue Price by the Conversion Price then in effect, as such terms are defined in the Series A Designations. The current Series A Conversion Rate is 1.875 shares of common stock for each share of Series A Preferred Stock. The Conversion Price of the Series A Preferred Stock is subject to adjustments pursuant to the occurrence of stock splits and certain other specified events, and therefore the respective conversion rates are subject to change.

Furthermore, under the terms of the Series A Designations (as amended), all outstanding shares of Series A Preferred Stock will automatically convert into shares of common stock upon a Public Listing on a Qualified National Exchange at the then-current Series A Conversion Rate. At the current Series A Conversion Rate, if all outstanding shares of Series A Preferred Stock were voluntarily converted or automatically converted, we would issue 3,443,237 shares of common stock.

As of March 31, 2017, the Company had also granted options to purchase up to 369,750 shares of common stock and had issued warrants to purchase up to (i) 318,017 shares of common stock, (including the warrants for 50,000 shares issued under the Dow Facility) and (ii) 1,072,720 shares of Series A Preferred Stock which, if exercised, would be convertible into 2,011,345 shares of common stock at the then-current Series A Conversion Rate (currently of 1.875 shares of common stock for each share of Series A Preferred Stock). Therefore, we have committed to issue up to an additional 6,142,349 shares of common stock, which includes the issuance of (a) 3,443,237 shares upon conversion of all 1,836,396 shares Series A Preferred Stock currently outstanding at the Series A Conversion Rate, (b) 2,011,345 shares upon the conversion of 1,072,720 shares of Series A Preferred Stock (at the current Series A Conversion Rate) which are issuable upon exercise of 1,072,720 Series A warrants, (c) 369,750 shares upon the exercise of options and (d) the issuance of 318,017 shares upon the exercise of warrants. If we issued all 6,142,349 shares, we would have, in addition to the 1,981,650 shares currently outstanding, 8,123,999 shares issued and outstanding, with 16,876,001 authorized shares available for future issuance, and if we assume the sale of all 2,394,868 shares being offered hereunder, we would have 14,481,133 authorized shares available for future issuance. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, might have an adverse effect on any trading market for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2014, December 31, 2015, and December 31, 2016, the Company had outstanding stock options to purchase up to 464,750, 419,750, and 369,750 shares of common stock, respectively.

In 2007, the Company implemented a Stock Option Plan and initially reserved 75,000 shares of common stock to cover stock options that might be issued under the Stock Option Plan. However, in March 2016, shareholders holding a majority of the outstanding capital stock voted to increase the number shares reserved for issuance under the Stock Option Plan to 1,200,000.

As of December 31, 2016, stock options to purchase a total of 369,750 shares at prices ranging from $8.00 to $12.00 per share had been granted to Company employees and Directors, with expiration dates ranging from December 2017 to October 2023, with a weighted average purchase price of $11.89 per share.

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Equity Compensation Plans as of December 31, 2016

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	369,750	$12.00	830,250
Equity compensation plans not approved by security holders	—	—	—
Total	369,750	$12.00	830,250

(1)	Reflects our 2007 Stock Option Plan, as amended, for the benefit of our directors, officers, employees and consultants as of December 31, 2016. As of December 31, 2016, we had reserved 1,200,000 shares of common stock for such persons pursuant to that plan and had granted stock options to purchase 369,750 shares at a weighted average price of $11.89 per share with 830,250 shares remaining available for future issuance.

Securities that May be Sold under Rule 144

As of March 31, 2017, of the 1,981,650 shares of common stock issued and outstanding, 355,729 shares of common stock were held by affiliates and 1,625,921 shares of common stock were held by non-affiliates. Of the 5,424,887 shares of common stock that would be issued and outstanding on a fully diluted basis assuming (i) the conversion of all 1,836,396 shares of Series A Preferred Stock into 3,443,237 shares of common stock and (ii) no warrants or stock options are converted or exercised, 3,443,869 shares of common stock would be held by affiliates of the Company and 1,981,018 shares of common stock would be held by non-affiliates. With the exception of the 376,503 shares of common stock previously sold to non-affiliates pursuant to this offering, all of foregoing shares are deemed “restricted securities” within the meaning of Rule 144 as promulgated under the Securities Act.

With the exception of certain shares sold pursuant to this offering, no underwriters were utilized and, no commissions or fees were paid with respect to any issuances of the Company’s securities, and we relied on Regulation S, Section 4(2), 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act for all such issuances since none of the transactions involved any public offering.

It is anticipated that all of the “restricted securities” will be eligible for resale under Rule 144, provided there is a public market for resale. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, who is not an affiliate (and who has not been an affiliate for a period of at least three months immediately preceding the sale) and who has beneficially owned restricted shares of our common stock for at least six months is permitted to sell such shares without restriction, provided that there is sufficient public information about us as contemplated by Rule 144. An affiliate who has beneficially owned restricted shares of our common stock for a period of at least one year may sell a number of shares equal to one percent of our issued and outstanding common stock approximately every three months.

DIVIDEND POLICY

Since inception, we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, because we intend to retain our earnings, if any, to finance the growth of our business. Our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

DETERMINATION OF OFFERING PRICE

The offering price in this offering and other terms and conditions relative to the Company’s shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value or any other objective financial criteria. In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

If you invest in our shares of common stock, you will incur immediate, substantial dilution based on the difference between the public offering price per share you will pay in the offering and the net tangible book value per share of common stock immediately after the primary offering.

Our net tangible book value as of December 31, 2016 was approximately $(5,604,883), or $(2.97) per share, based on 1,885,175 shares of common stock outstanding on December 31, 2016. Based on the offering price of $8.00 per share, investors will incur further dilution from the sale by us of shares of our common stock offered in the offering. Assuming all of the shares are sold in this offering, after deducting the estimated offering expenses of $1,32,894 from the gross proceeds of $19,930,744 for the 2,491,343 shares that remained to be sold in this offering as of December 31, 2016, our as adjusted net tangible book value as of December 31, 2016 on a pro forma basis for the offering would have been $12,992,967, or $2.97 per share, based on 4,376,518 shares of common stock outstanding after the offering. This represents an immediate increase in net tangible book value of $5.94 per share to our existing stockholders and an immediate dilution of $5.03 per share to the new investors purchasing shares of our common stock in the offering.

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The following table illustrates this per share dilution:

Assumed public offering price per share	$8.00

Net tangible book value per share as of December 31, 2016	(2.97)
Increase per share attributable to new public investors	5.94
Net tangible book value per share after this offering	2.97

Dilution per share to new public investors	$5.03
% Dilution	62.9%

On a fully diluted basis, our tangible book value as of December 31, 2016 was approximately $(5,604,883), or $(0.77) per share, based on 7,326,369 fully diluted, as converted, outstanding shares of common stock on December 31, 2016 assuming a) conversion of all Series A Preferred Stock into 3,429,849 shares of common stock, and b) exercise and conversion of all Series A Warrants into 2,011,345 shares of common stock, but excluding all out-of-the money stock options and other common stock warrants. Based on offering price of $8.00 per share, investors will incur further dilution from the sale by us of shares of our common stock offered in the offering. Assuming all of the shares are sold in this offering, after deducting the estimated offering expenses of $1,332,894 from the gross proceeds of $19,930,744 for the 2,491,343 shares that remained to be sold in this offering as of December 31, 2016, our as adjusted net tangible book value as of December 31, 2016 on a pro forma basis for the offering would have been $12,992,967, or $1.32 per fully diluted share, based on 9,817,712 fully diluted, as converted, shares outstanding after the offering. This represents an immediate increase in net tangible book value of $2.09 per share to our existing stockholders and an immediate dilution of $6.68 per share to the new investors purchasing shares of our common stock in the offering.

The following table illustrates this per share dilution on a fully diluted basis:

Assumed public offering price per share	$8.00

Net tangible book value per fully diluted share as of December 31, 2016	(0.77)
Increase per share attributable to new public investors	2.09
Net tangible book value per share after this offering	1.33

Dilution per share to new public investors	$6.67
% Dilution	83.5%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Overview of our Business

XG Sciences was formed in May 2006 for the purpose of commercializing certain technology to produce graphene nanoplatelets. First isolated and characterized in 2004, graphene is a single layer of carbon atoms configured in an atomic-scale honeycomb lattice. Among many noted properties, monolayer graphene is harder than diamonds, lighter than steel but significantly stronger, and conducts electricity better than copper. Graphene nanoplatelets are particles consisting of multiple layers of graphene. Graphene nanoplatelets have unique capabilities for energy storage, thermal conductivity, electrical conductivity, barrier properties, lubricity and the ability to impart strength when incorporated into plastics or other matrices.

We believe the unique properties of graphene and graphene nanoplatelets will enable numerous new product applications and the market for such products will quickly grow to be a significant market opportunity. Our business model is to design, manufacture and sell advanced materials we call xGnP® graphene nanoplatelets and value-added products based on these nanoplatelets. We currently have hundreds of customers trialing our products for numerous applications, including, but not limited to lithium ion batteries, lead acid batteries, thermally conductive adhesives, composites, thermal transfer fluids, supercapacitors, thermal shielding and heat transfer, inks and coatings, printed electronics, construction materials, cement, and military uses. We believe our proprietary processes have enabled us to be a low-cost producer of high quality, graphene nanoplatelets and value-added products containing graphene nanoplatelets and that we are well positioned to address a wide range of end-use applications.

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Our Customers

We sell products to customers around the world and have sold materials to over 1,000 customers in 47 countries since 2008. Some of these customers are research organizations and some are commercial organizations. Our customers have included well-known automotive and OEM suppliers around the world (Ford, Johnson Controls, Magna, Honda Engineering) world-scale lithium ion battery manufacturers in the US, South Korea and China (Samsung SDI, LG Chemical, Lishen, A123) and diverse specialty material companies (3M, BASF, Henkel, Dow Chemical, DuPont) as well as leading research centers such as Lawrence Livermore National Laboratory and Oakridge National Laboratory. We have also licensed some of our base manufacturing technology to other companies and we consider technology licensing a component of our business model. Our licensees include POSCO, the fourth largest steel manufacturer in the world by volume of output, and Cabot Corporation (“Cabot”), a leading global specialty chemicals and performance materials company. These licensees further extend our technology through their customer networks. Ultimately, we believe we will benefit in terms of royalties on sales of xGnP® nanoplatelets produced and sold by our licensees.

Our Products

We target our xGnP® nanoplatelets for use in a range of large and growing end-use markets. Our proprietary manufacturing processes allow us to produce nanoplatelets with varying performance characteristics that can be tuned to specific end-use applications based on customer requirements. We manage our business with four major product lines at this time:

1.	Bulk Materials. We sell bulk materials under the trademarked brand name of xGnP® graphene nanoplatelets. These materials are produced in various grades, which are analogous to average particle thickness, and average particle diameters. There are four commercial grades (Grades C, H, M & R), each of which is offered in three standard particle sizes, which allows for surface areas ranging from 50 to 800 square meters per gram of material depending on the product. These bulk materials, which normally ship in the form of a dry powder, are especially applicable for use as additives in polymeric or metallic composites, or in coatings or other formulations where particular electrical, thermal or barrier applications are desired by our customers. We also offer our material in the form of dispersions of nanoplatelets in liquids such as water, alcohol, or organic solvents, or mixed into resins or polymers such as epoxies or urethanes.

2.	Energy Storage Materials. These value-added products consist of specialty advanced materials that have been formulated for specific applications in the energy storage segment. Chief among these is our proprietary, specially formulated silicon-graphene composite material (also referred to as “SiG” or “XG SiG™”) for use in lithium-ion battery anodes. XG SiG™ targets the never-ending need for higher battery capacity and longer life. In several customer trials, our SiG material has demonstrated the potential to increase battery energy storage capacity by 3-5x what is currently available with conventional lithium ion batteries today. Additionally, we offer various bulk materials for use as conductive additives for cathodes and anodes in lithium-ion batteries, as an additive to anode slurries for lead-carbon batteries, and we are investigating the use of our materials as part of other battery components.

3.	Thermal Management Materials. These value-added products consist mainly of two types of products, our XG Leaf® sheet products and various custom thermal interface materials (XG TIM™ or TIM) in the form of greases or pastes. XG Leaf® is a family of sheet products ideally suited for use in thermal management in portable electronics, which may include cell phones, tablets and notebook PC’s. As these devices continue to adopt faster electronics, higher data management capabilities, brighter displays with ever increasing definition, they generate more and more heat. Managing that heat is a key requirement for the portable electronics market and our XG Leaf® product line is well suited to address the need. These sheets are made using special formulations of xGnP® graphene nanoplatelets as precursors, along with other materials for specific applications. There are several different types of XG Leaf® available in various thicknesses, depending on the end-use requirements for thermal conductivity, electrical conductivity, or resistive heating. Our custom greases and pastes are also designed to be used in various high temperature environments. Additionally, we offer various bulk materials for use as active components in liquids, coatings and plastic composites to impart improved thermal management performance to such matrices.

4.	Inks and Coatings. These value-added products consist of specially-formulated dispersions of xGnP® together with solvents, binders, and other additives to make electrically or thermally conductive products designed for printing or coating and which are showing promise in diverse customer applications such as advanced packaging, electrostatic dissipation and thermal management. We also offer a set of standardized ink formulations suitable for printing. These inks offer the capability to print electrical circuits or antennas, or might be suitable for other electrical or thermal applications. All of these formulations can be customized for specific customer requirements.

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Commercialization Process

Because graphene is a new material, most of our customers are still developing applications that use our products, and thus historically most customers have purchased products in quantities consistent with development purposes. The process of “designing-in” new materials is a relatively complex and involves the use of relatively small amounts of the new material in laboratory and engineering development for an extended period of time. Following successful development, we believe customers that incorporate our materials into their products will then order much larger quantities of material to support commercial production. Thus, while many of our customers are currently purchasing our materials in kilogram (one or two pound) quantities, we believe many will require tons or even hundreds of tons of material when they commercialize products that incorporate our materials. We believe that those customers already in production will increase their order volume as demand increases and others will begin to move into commercial volume production as they gain more experience in working with our materials and engage new customers. For example, we shipped a 1 ton order in Q4 2016 to a customer how is currently moving into larger scale production and had previously used smaller quantities. We shipped another 1 ton order in Q1 2017 to a second customer who is also moving into larger scale production. Although, our customers are under no obligation to report to us on the usage of our materials, some have indicated that they have introduced or will soon introduce commercial products that use our materials.

We are tracking the commercial and development status of more than 100 different customer applications using our materials with some customers pursuing multiple applications. As of March 31, 2017, we had thirteen specific customer applications where our materials are incorporated into our customer’s products and they are actively selling them to their customers or actively promoting them for future sales. In addition, we have another ten customer applications where our customers have indicated that they expect to begin shipping product incorporating our materials in the next 3 – 6 months, and have another thirteen customer applications where our customers have indicated an intent to commercialize in the next 6 – 9 months. We also have tens of customers with whom we are working that have not yet indicated an exact date for commercialization, but we believe have the potential to contribute to revenue in 2017. The following graphic demonstrates the trend over the past 3 quarters as increasingly more customers indicate their intent to commercialize and move into actively selling or promoting products for future sales. We anticipate that the average order size for these customers will increase in 2017 as their demand grows. As a result, we believe we will begin shipping significantly greater quantities of our products, and thus begin scaling revenue in 2017 and 2018. Based on the status of current discussions with customers and their feedback on the performance of our materials in their products, we believe we will be able to recognize approximately $5 – 10 million of revenue in 2017 and approximately $20 – $30 million of revenue in 2018.11

Operating Segment

We have one reportable operating segment that manufactures xGnP® graphene nanoplatelets and value-added products produced therefrom, conducts research on graphene nanoplatelets and related products, and licenses our technology as appropriate. As of March 31, 2017, we shipped products on a worldwide basis, but all of our assets were located within the United States.

Our Critical Accounting Policies

US generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. Actual results and outcomes may differ from management’s estimates, judgments and assumptions. Significant estimates, judgments and assumptions used in our consolidated financial statements include, but are not limited to, those related to revenues, accounts receivable and related allowances, contingencies, useful lives and recovery of long-term assets, income taxes, and the fair values of stock-based compensation and derivative financial instrument liabilities. These estimates, judgments, and assumptions are reviewed periodically and the effects of material revisions in estimates are reflected in the consolidated financial statements prospectively from the date of the change in estimate.

Revenue Recognition

We recognize revenues when (a) the price is fixed or determinable, (b) persuasive evidence of a sales arrangement exists, (c) the service is performed or delivery has occurred and (d) collectability of the resulting receivable is reasonably assured.

We recognize product revenues when products are shipped to customers. At that time, product ownership and risk have transferred to the customer and we have no further obligations. We record product sales at net selling prices that are reflective of discounts and allowances. Shipping and handling costs are recorded as a component of direct costs, as are shipping and handling costs billed to customers.

Revenue related to licensing agreements is recorded upon substantial performance of the terms of the licensing contract. In the case of licensing arrangements that involve up-front payments, revenue is recorded when management determines that the appropriate terms of the contract have been fulfilled. For example, this may occur when technology has been transferred via written documents or, if training is involved, whenever all contracted training has occurred. In the case of licenses where product delivery is also embedded in the deliverable, a portion of revenue would be recognized when products are delivered.

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In the case of licensing arrangements that involve ongoing royalties based on sales of products produced with our technology, royalty income is recorded when received or, in the case of minimum royalties due, in the period when due.

Grant contract revenue is recognized over the life of the contracts as the services are performed.

Amounts received in excess of revenues earned are recorded as deferred revenue.

Stock-Based Compensation

We recognize compensation expense in our statement of operations for all share-based option and stock awards, based on estimated grant-date fair values.

We estimate the grant-date fair value of stock-based compensation awards using the Black-Scholes option valuation model. This model is affected by the estimated value of our common stock on the date of the grant as well as assumptions regarding a number of highly complex and subjective variables. These variables include the expected term of the option, the exercise price, expected risk-free rates of return, the expected volatility of our common stock, and expected dividend yield, each of which is more fully described below. The assumptions for the estimated value of our common stock, expected term and expected volatility are the assumptions that most significantly affect the grant date fair value.

Estimated Value of our common stock: The estimated fair value of the Company’s common stock was based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector, the prices at which the Company sold shares of convertible preferred stock, and the superior rights and preferences of securities senior to the Company’s common stock at the time. The Company used the option pricing method, utilizing the back-solve method, which is a form of the market approach defined in the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, used to estimate the fair value of common stock. The valuation methodology included estimates and assumptions that require the Company’s judgment.

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Expected Term:  Because we have limited experience related to the exercise of employee stock options, we use the simplified method permitted by SEC Staff Accounting Bulletin Topic 14 to estimate the expected term of the options. The expected term of an option is estimated to be equal to the mid-point between the vesting and expiration dates of the option

Risk-free Interest Rate: We base the risk-free interest rate used on the implied yield at the grant date of U.S. Treasury zero-coupon issues with a term approximately equal to the expected term of the stock-based award being valued.

Expected Stock Price Volatility: Because we were a private company with very limited stock sales history, we use a blended average weekly volatility of certain publicly traded peer companies. We believe that the use of this blended average peer volatility is reflective of market conditions and a reasonable indicator of our expected future volatility.

Dividend Yield: Because we have never paid a dividend and do not expect to begin doing so in the foreseeable future, we have assumed a 0% dividend yield in valuing our stock-based awards.

The grant-date fair value of the award is recognized as expense over the requisite service period using the straight-line method.

Fair Value Measurements

FASB ASC 820: “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included within Level 1 which are either directly or indirectly observable.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Our derivative liabilities are classified as Level 3 within the fair value hierarchy because they were valued using other unobservable inputs. The valuation technique used to measure fair value of the derivative liabilities is based on a lattice model with significant assumptions and inputs determined by the Company. A lattice model was used to estimate the fair value of the derivative liabilities because management believes it reflects all the assumptions that market participants would likely consider including early exercise of the warrants. The fair value of the derivative liabilities will be significantly influenced by the fair value of our common stock, stock price volatility and the risk-free interest components of the lattice technique.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. The terms of convertible preferred stock and convertible notes that we have issued in the past were reviewed to determine whether or not they contain embedded derivative instruments that are required by ASC 815: “Derivatives and Hedging” to be accounted for separately from the host contract, and recorded at fair value. In addition, freestanding warrants are also reviewed to determine if they achieve equity classification. Certain warrants that we have issued did not meet the conditions for equity classification and are classified as derivative instrument liabilities measured at fair value. The fair values of these derivative liabilities are revalued at each reporting date, with the change in fair value recognized in earnings. See Note 9 of the consolidated financial statements for additional information.

Liquidity

We have historically incurred recurring losses from operations and we may continue to generate negative cash flows as we implement our business plan. Our consolidated financial statements are prepared using GAAP as applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

As of March 31, 2017, we had cash on hand of $1,148,681 and currently available funds of $3,000,000 under the Dow Facility, which we believe is sufficient to fund our operations through December 2017. We believe that we will need an additional approximately $1 million to sustain us for the next 12 months for which we have a commitment from a shareholder group to provide in the event we are unable to raise such funds from third parties. Our financial projections show that we may need to raise an additional $15 million or more before we are capable of achieving sustainable cash flow from operations. We intend that the primary means for raising such funds will be through our IPO, the additional $3 million of currently available funds under the Dow Facility (see note 7), and up to an additional $5 million of proceeds from the Dow Facility after we have raised $10 million of additional equity capital in the period beginning after October 31, 2016. There can be no assurance that we will be able to raise additional equity capital in the IPO or in subsequent equity offerings or that the terms and conditions of any future financings will be workable or acceptable to us and our stockholders.

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There has been no public market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not currently quoted on or traded on any exchange or on any over-the-counter market. In the event we are unable to fund our operations from existing cash on hand, operating cash flows, additional borrowings or raising equity capital, we may be forced to reduce our expenses, slow down our growth rate, or discontinue operations. Our condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update No. 2014-09, Revenue From Contracts With Customers, or ASU 2014-09. Pursuant to this update, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this update are currently effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and are to be applied retrospectively, or on a modified retrospective basis. Early application is not permitted. In July 2015, the FASB approved a one year deferral of the effective date for annual reporting periods beginning after December 15, 2017 with early adoption permitted for annual periods beginning after December 15, 2016. We are currently evaluating the impact of adopting ASU 2014-09 on our consolidated financial statements.

In August 2014, FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 explicitly requires a company’s management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. The new standard will be effective in the first annual period ending after December 15, 2016, although early application is permitted. The adoption of this standard has no material impact on our consolidated statements of financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, or ASU 2015-03. ASU 2015-03 requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The standard also aligns the GAAP presentation with International Financial Reporting Standards and will remedy the long-standing conflict with the guidance in FASB Concepts Statement No. 6, Elements of Financial Statements, which indicates that debt issuance costs do not meet the definition of an asset, because they provide no future economic benefit. ASU No. 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The new guidance will be applied on a retrospective basis. The adoption of this guidance during the year ended December 31, 2016 did not have a material impact on our consolidated balance sheets.

On February 24, 2016, the FASB issued ASU No. 2016-02, Leases, requiring lessees to recognize a right-of-use asset and a lease liability on the balance sheet for all leases with the exception of short-term leases. For lessees, leases will continue to be classified as either operating or finance leases in the income statement. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model. Lessors will continue to classify leases as operating, direct financing or sales-type leases. The effective date of the new standard for public companies is for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition and requires application of the new guidance at the beginning of the earliest comparative period presented. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

On March 30, 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies various aspects related to the accounting and presentation of share-based payments. The amendments require entities to record all tax effects related to share-based payments at settlement or expiration through the income statement and the windfall tax benefit to be recorded when it arises, subject to normal valuation allowance considerations. All tax-related cash flows resulting from share-based payments are required to be reported as operating activities in the statement of cash flows. The updates relating to the income tax effects of the share-based payments including the cash flow presentation must be adopted either prospectively or retrospectively. Further, the amendments allow the entities to make an accounting policy election to either estimate forfeitures or recognize forfeitures as they occur. If an election is made, the change to recognize forfeitures as they occur must be adopted using a modified retrospective approach with a cumulative effect adjustment recorded to opening retained earnings. The effective date of the new standard for public companies is for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard has no material impact on our consolidated statements of financial position, results of operations or cash flows.

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In July 2015, the FASB issued ASU No. 2015-11, (“ASU 2015-11”), Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires an entity to measure in scope inventory at the lower of cost and net realizable value. The amendment does not apply to inventory that is measured using last-in, first-out or the retail inventory method. For public entities, ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years, and is to be applied prospectively. The adoption of this standard has no material effect on our consolidated statements of financial position, results of operations, or cash flows.

With the exception of the standards discussed above, we believe there have been no new accounting pronouncements effective or not yet effective that have significance, or potential significance, to our consolidated financial statements.

JOBS Act

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company,” or EGC, can take advantage of the extended transition period for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC, we intend to rely on certain of these exemptions, including exemptions from the requirement to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an EGC until the earlier of: the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; the last day of the fiscal year following the fifth anniversary of the date of the completion of our IPO; the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. Internal control over financial reporting includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with United States generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework published in 2013. Based on this assessment, and on those criteria, management concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2016 for the following reasons:

The Company’s accounting department consists of a limited number of personnel which does not provide for an adequate segregation of duties and we do not have a chief financial officer.

In an effort to remediate the identified weaknesses and enhance our internal controls, we have initiated, or plan to initiate, the following measures:

Assuming we are able to secure additional working capital and as our business grows, we will create positions to segregate duties consistent with control objectives in our accounting department and will hire a CFO.

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Results of Operations for the Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015

The following table summarizes the results of our operations for the years ended December 31, 2016 and 2015.

	Year Ended December 31		Change 2015 – 2016
	2016	2015	$	%
Total Revenues	$736,490	$642,592	93,898	14.6
Cost of Goods Sold	1,586,662	1,847,714	(261,052)	(14.1)
Gross Loss	(850,172)	(1,205,122)	354,950	(29.5)
Research & Development Expense	1,124,165	1,485,283	(361,118)	(24.3)
Sales, General & Administrative Expense	3,548,605	4,119,329	(570,724)	(13.9)
Total Operating Expense	4,672,770	5,604,612	(931,842)	(16.6)
Operating Loss	(5,522,942)	(6,809,734)	1,286,792	(18.9)
Other Expense	(5,220)	(9,872,911)	9,867,691	(99.9)
Net Loss	(5,528,162)	(16,682,645)	11,154,483	(66.9)
Deemed dividend on Series A Convertible preferred stock	—	(2,214,856)	2,214,856	(100.0)
Net loss attributable to common stockholders	$(5,528,162)	$(18,897,501)	13,369,339	(70.7)

Revenues

Revenues for the years ended December 31, 2016 and 2015, by category, are shown below.

	Year Ended December 31		Change 2015 – 2016
	2016	2015	$	%
Product Sales	$356,730	$164,153	192,577	117.3
Grants	279,760	378,439	(98,679)	(26.1)
Licensing Revenues	100,000	100,000	—	—
Total	$736,490	$642,592	93,898	14.6

Product sales consist of two broad categories: (1) material sold to customers for research or development purposes; and (2) production orders for customers. Typically, the order sizes for the first category are relatively small, however we expect orders in the second category to be much larger in the future. In 2016, product sales were up $192,577, or 117.3%. The main reason for the increase was customers moving through development programs towards commercialization, requiring larger quantities of our materials for advanced testing and pilot production activities. The table below shows a comparison of product sales by product line.

Product Sales Summary

	Year Ended December 31		Change 2015 – 2016
	2016	2015	$	%
Product
xGnP® Bulk Material	$271,448	$104,797	166,651	159.0
Battery Anode Materials (XG SiG™)	41,150	29,215	11,935	40.9
XG Leaf®	16,235	15,281	954	6.2
Inks and Coatings	27,897	14,860	13,037	87.7
Total	$356,730	$164,153	192,577	117.3

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We ship our products from our Lansing manufacturing facilities to customers around the world. During 2016, we shipped materials to customers in 27 different countries, versus 26 countries in 2015. Shipments to only one country other than the United States accounted for more than 10% of product revenues during the years ended December 31, 2016 and 2015. That country (South Korea) accounted for approximately 14% and 12% of total product revenues during each of the respective periods.

Order Summary

The table below shows a comparison of domestic and international orders fulfilled, excluding no charge orders. The table also includes the average order size for product sales reflected in our Statement of Operations. These numbers indicate that our customer base remains active with development or research projects that use our materials and the breadth of our geographic coverage. The average order size for the product revenue reflected in our statement of operations for 2016 increased by 136% as compared to 2015. Although the average size of these orders is still relatively small, we are encouraged that the trend is increasing. The current average order size indicated that most of our orders are for R&D and development activity. We expect that our average order size will begin to increase significantly once our customers begin to commercialize products that incorporate our materials within them and existing customers ramp up production volume.

	Year Ended December 31		Change 2015 – 2016
	2016	2015	$	%
Number of orders – domestic	109	139	(30)	(21.6)
Number of orders – international	137	128	9	7
Number of orders – total	246	267	(21)	(7.9)
Average order size – $	$1,453	$615	$838	136.3

Grant Revenue

Grant revenues of $279,760 in 2016 consisted of proceeds from sources as shown in the table below. The largest of these sources in both 2016 and 2015 came from DOE. In 2016 the DOE award was a Phase II SBIR and it was a follow-on for continued development of the materials investigated under the Phase I program entitled “Low-cost, High-Energy Si/Graphene Anodes for Li-Ion Batteries.” The DOE award proceeds in 2015 were for a total of $999,899 to fund a research project over a planned two-year period which began in January 2014 through June 2016. The grant has been billed in full and is now considered completed. In June 2016, a new $150,000, nine month, DOE Phase I SBIR grant was awarded to develop and demonstrate a composite anode material that delivers improved capacity retention during full Lithium-ion battery charge to further the nation’s energy strategy to reduce reliance on fossil fuels and improve the environment. The table below shows the components of grant revenue.

	Year Ended December 31
	2016	2015
US Department of Energy grant	$214,597	$378,439
Michigan Emerging Technologies Fund	25,000	—
Daimler / University of Michigan	40,163	—
Total	$279,760	$378,439

Licensing Revenue

Licensing revenues during the years ended December 31, 2016 and 2015 were accrued based on minimum royalty payments from a production license granted in 2011, which stipulates a minimum of $100,000 in royalties are due to XGS starting in 2014 and annually thereafter. These revenues are being accrued at the rate of $25,000 per quarter. However, a dispute has arisen regarding interpretation of the licensing agreement, so we reserved half of these revenues as a potential bad debt. Please see the discussion of bad debt expense in the subsection entitled “Sales, General and Administrative Expenses” herein below.

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Cost of Goods Sold

We use a standard cost system to estimate the direct costs of products sold. Direct costs include estimates of raw material costs, packaging, freight charges net of those billed to customers, and an allocation for direct labor and manufacturing overhead. Because of the nature of our production processes, there is a substantial fixed manufacturing expense requirement that represents the ongoing cost of maintaining production facilities that are not directly related to products sold, so we use a “full capacity” allocation of overhead based on an estimate of what product costs would be if the manufacturing facilities were operating on a full-time basis and producing products at the designed capacity. This estimate involves estimating both the level of expenses as well as production amounts as if the manufacturing facility were operating on a continuous, three-shift, production basis.

The following table shows the relationship of direct costs to product sales for the years ended December 31, 2016 and 2015:

Gross Profit Summary

	Year Ended December 31		Change 2015 – 2016
	2016	2015	$	%
Product Sales	$356,730	$164,153	192,577	117.3
Direct Costs	172,394	97,590	74,804	76.7
Direct Cost Margin	184,336	66,563	117,773	176.9
% of Sales	51.7%	40.5%

Unallocated Manufacturing Expense	1,414,268	1,750,124	(335,856)	(19.2)
Gross Loss on Product Sales	$(1,229,932)	$(1,683,561)	453,629	(26.9)

We believe that the fluctuations in direct cost from period to period are not indicative of overall performance or of future margins because of the relatively small size of our sales in comparison to our future expectations. Direct costs vary depending on the size of an order, the specific products being ordered, and other factors like shipping destination.

Costs associated with grant revenues tend to be a mixture of facilities use, management time, labor from scientists, technicians and manufacturing personnel, and some supplies. Because of the difficulty of developing and maintaining an administrative system to gather direct costs for grants, together with the relatively small size of grant revenues, we do not track direct costs for grant revenues as a separate cost category. Therefore, we do not calculate direct cost margins associated with grant revenues but, rather, we view these revenues as being supported by indirect corporate expenses.

Costs associated with licensing revenue tend to be a mixture of IP costs as well as management and administrative expenses that are indirect in nature. As such, we do not assign direct costs to licensing revenues. Where revenues from a license agreement can be assigned to specific product revenues, we classify these revenues as product sales and, using our standard cost system, assign direct costs to those sales.

The remaining “non-direct” costs of operating our manufacturing facilities are recorded as unallocated manufacturing expenses. These expenses include personnel costs, rent, utilities, indirect supplies, depreciation, and related indirect expenses. Unallocated manufacturing expenses are expensed as incurred. We allocate these costs as direct product costs on the basis of the proportion of these expenses that would be representative product costs if we were operating our factory at full capacity.

For the year ended December 31, 2016, unallocated manufacturing expenses decreased by 19% to $1,414,268 as compared to $1,750,124 in 2015. The decrease of $335,856 is largely due to cost containment measures implemented in prior years and maintained in 2016.

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Research and Development Expenses

Research and Development expenses for the year ended December 31, 2016 decreased by 24% to $1,124,165 as compared to $1,485,283 for the year ended December 31, 2015. The decrease of $361,118 is largely due to cost containment measures implemented in prior years and maintained in 2016.

Sales, General and Administrative Expenses

During 2016 we incurred selling, general and administrative expenses (SGA) of $3,500,000. This is a decrease of approximately $571,000 or 14% from 2015. For both years compensation and related expenses accounted for approximately 71% of the total SGA expenses; approximately $2,500,000 in 2016 and approximately $2,900,000 in 2015, respectively. In 2016 there was a decrease in compensation related expenses of $404,000 or 14% from 2015. Overall SGA decreases in the current year were largely driven by cost containment measures adopted in prior years and maintained in 2016. As we continue to grow and gain traction in the marketplace our SGA expenses will fluctuate but should stabilize and become more fixed in nature as we achieve economies of scale.

Other Income (Expense)

The following table shows a comparison of other income and expense by major expense component for the years ended December 31, 2016 and 2015:

	Year Ended December 31		Change 2015 – 2016
	2016	2015	$	%
Incentive Refund & Interest Income	$80,259	$94,507	(14,248)	(15.1)
Interest Expense	(298,832)	(7,387,256)	7,088,424	(96)
Gain (loss) from change in fair value of derivative liability – warrants	283,496	(2,513,476)	2,796,972	(111.3)
Loss on disposal of equipment and intangible assets	(70,143)	(66,686)	(3,457)	5.2
Total	$(5,220)	$(9,872,911)	9,867,691	(99.9)

Interest expense for the year ended December 31, 2016 was substantially lower than the prior year because the convertible notes outstanding in 2015 were converted to common stock on December 31, 2015.

Cash Flow Summary

The following condensed cash flow statement compares cash flow from operating, investing, and financing activities for the year ended 2016 and 2015. Net cash used by operating activities decreased 30% during 2016 as compared to 2015 because of reduced operating expenses, as discussed above.

	Year Ended December 31		Change 2015 – 2016
	2016	2015	$	%
Cash, beginning of period	$1,060,224	$2,088,866	(1,028,642)	(49.2)
Net Cash provided (used) by:
Operating activities	(3,964,206)	(5,635,517)	1,671,311	(29.7)
Investing Activities	(216,777)	(246,759)	29,982	(12.2)
Financing Activities	4,906,102	4,853,634	52,468	1.1
Net increase (decrease) in cash	725,119	(1,028,642)	1,753,761	(170.5)
Cash, end of period	$1,785,343	$1,060,224	725,119	68.4

Investing activities for the year ended December 31, 2016 included net capital expenditures for the purchase of property and equipment of $93,002 and $123,775 for intellectual property as compared with $131,842 for property and equipment and $114,917 for intellectual property during 2015. These levels of capital expenditures are significantly lower than expected in the future as we begin to ramp up production capacity to meet customer orders. Therefore, these expenditures should not be interpreted as indicative of future expenditures in this area.

Financing activities provided a net increase in cash of approximately $5,000,000 in both 2016 and 2015. 2016 included net proceeds from the issuance of common stock of approximately $3,400,000, proceeds from the loan from Dow of $2,000,000 and net repayments on short-term promissory notes of $550,000. 2015 included proceeds of approximately $4,300,000 from the issuance of preferred stock and $550,000 from the proceeds of short-term promissory notes.

Liquidity and Capital Expenditures

As of March 31, 2017, we had cash on hand of $1,148,681 and currently available funds of $3,000,000 under the Dow Facility, which we believe is sufficient to fund our operations through December 2017. We believe that we will need an additional approximately $1 million to sustain us for the next 12 months for which we have a commitment from a shareholder group to provide in the event we are unable to raise such funds from third parties. Our financial projections show that we may need to raise an additional $15 million or more before we are capable of achieving sustainable cash flow from operations. We intend that the primary means for raising such funds will be through our IPO, the additional $3 million of currently available funds under the Dow Facility, and up to an additional $5 million of proceeds from the Dow Facility after we have raised $10 million of additional equity capital in the period beginning after October 31, 2016. There can be no assurance that we will be able to raise additional equity capital in the IPO or in subsequent equity offerings or that the terms and conditions of any future financings will be workable or acceptable to us and our stockholders.

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DESCRIPTION OF OUR BUSINESS

Overview

XG Sciences was formed in May 2006 for the purpose of commercializing certain technology to produce graphene nanoplatelets. First isolated and characterized in 2004, graphene is a single layer of carbon atoms configured in an atomic-scale honeycomb lattice. Among many noted properties, monolayer graphene is harder than diamonds, lighter than steel but significantly stronger, and conducts electricity better than copper. Graphene nanoplatelets are particles consisting of multiple layers of graphene. Graphene nanoplatelets have unique capabilities for energy storage, thermal conductivity, electrical conductivity, barrier properties, lubricity and the ability to impart strength when incorporated into plastics or other matrices.

We believe the unique properties of graphene and graphene nanoplatelets will enable numerous new product applications and the market for such products will quickly grow to be a significant market opportunity. Our business model is to design, manufacture and sell advanced materials we call xGnP® graphene nanoplatelets and value-added products based on these nanoplatelets. We currently have hundreds of customers trialing our products for numerous applications, including, but not limited to lithium ion batteries, lead acid batteries, thermally conductive adhesives, composites, thermal transfer fluids, supercapacitors, thermal shielding and heat transfer, inks and coatings, printed electronics, construction materials, cement, and military uses.

Forms of Graphene

Graphene has been hailed as a “miracle material” because of its many potential uses in products ranging from hand-held electronics to automobiles to spacecraft. Its material properties include very high strength, very high thermal conductivity, good electrical conductivity, strong barrier properties, and very high stiffness. These properties make graphene potentially useful in thousands of specific products.

The term “graphene” is used in the popular press to cover a variety of specific forms of the material, but we generally think about two broad classes of graphene materials:

1.	One-atom thick films of carbon commonly referred to as monolayer graphene, manufactured from gases by assembling molecules to form relatively large, transparent sheets of material. We do not manufacture these films and do not participate in the markets for these films.

2.	Ultra-thin particles of carbon that usually consist of a few layers of graphene sheets. Because they are thin and can be manufactured in a range of diameters, these graphene particles are useful for a wide variety of applications. Our typical particles are about 5 nanometers thick — or about 50,000 times thinner than a human hair and range in diameter from less than 1 micron to 100 microns. The manufacture of these graphene particles is our main area of expertise, and their use in practical applications is the focus of our marketing and development efforts.

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Overall Market Size

The potential market size for graphene-related products is difficult to accurately predict. This is primarily related to the fact that it is a relatively new material for which no historical use data exists on a commercial scale. However, because graphene is a new form of carbon and with unique performance attributes, one may consider other carbon forms such as carbon nanotubes or carbon fibers or activated carbon as a basis for estimating the potential market size for graphene in that graphene’s enhanced performance may take market share from one or more of the more established forms of carbon. We also estimate target market sizes by using a bottom-up approach where we look at existing applications for graphene and estimate sales by year as a function of graphene’s unique performance attributes and value proposition for specific customers. In some instances, we are able to get fairly granular data on market estimates. In other areas, we must infer a potential market size from related materials.

The figure given below provides estimates for the 2018 total available market in a range of target applications. Since our advanced materials are sometimes used as a replacement material to supplant the current materials used in these applications and are sometimes used as an additive material to augment the incumbent materials, it is difficult to determine exact market potential by segment. However, this information does provide an indication of the relevant markets and their respective sizes. Naturally, we do not expect to address all of these markets, but we do see opportunities to capture significant market share (1% to 20%) in selected targeted markets. The following discussion applies to the individual segments of the chart:

•	“High strength composites” is the size of the carbon fiber market used in advanced composites for automobiles and industrial applications. xGnP® offers improvements in physical properties in a range of matrices and is a candidate to augment and/or substitute carbon fibers in high strength composites.

•	“Lithium Ion Battery Anode Active Materials” is a forecast for total carbon materials sold into the application, for which our SiG materials are a potential direct replacement with significant performance advantages.

•	“Thermal Paper” is the forecast annual sales of “carbon-based” sheet products used to control thermal spreading or provide heat management in portable electronic devices.

•	“Automotive” includes miscellaneous automotive applications such as electronic shielding of engine or control components, circuits printed with conductive inks, and thermal shielding.

•	“Sensors” includes carbon-based sheets or printed substrates into which our materials may be incorporated to improve results.

•	“Packaging” includes conductive inks or coatings printed on packages as part of circuits or sensors.

•	“RFID” means Radio Frequency Identification Devices that are printed or installed on packaged items to facilitate tracking. Our materials can be used in conductive inks and components used to print circuits, batteries, or antennas.

•	“Supercapacitors” means high-capacity capacitors that are typically fabricated with electrodes made from high-surface area carbon materials.

Note: Market sizes estimated by XG Sciences, based on customer input as well as reference market sizes for equivalent or identical materials from outside market research sources including:

(a)	ID Tech “Graphene Markets, Technologies and Opportunities 2013 – 2018.”

(b)	ID Tech “Conductive Ink Markets 2014 – 2024, Silver & Copper Inks & Pastes — and Beyond.”

(c)	Avicenne Energy “The Rechargeable Battery Market, 2014 – 2025” July 2015.

(d)	Prismark Partners “Thin Carbon-Based Heat Spreaders” August 2014.

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ID Tech, in a recently published study (Graphene Markets, Technologies and Opportunities 2013 – 2018), estimates 2018 global graphene sales slightly in excess of $100 million and in a range of applications. Their projections are based largely on replacement of existing carbon-based materials and with very minimal market penetration. They do not consider such products as XG SiG™, and XG Leaf® that are new products incorporating our ability to tailor the form and function of xGnP® into value-added product platforms. We believe we will generate sales from the design and manufacture of both our xGnP® nanoplatelets and value-added products derived therefrom. As such, we are not able to rely on market projections such as those provided by ID Tech and use a combination of total available market data, customer input and internal estimates. Many of our customers are evaluating graphene for numerous different applications, including, but not limited to, lithium ion batteries, supercapacitors, thermal shielding and heat transfer, inks and coatings, printed electronics, construction materials, composites, and military uses.

The market for materials used in lithium ion battery anodes is large and growing rapidly as shown in the figure below (Avicenne Energy, “The Rechargeable Battery Market, 2014 – 2025”, July 2015). We believe our ability to address next generation anode materials represents a significant opportunity for us.

We also believe the market for thermal management materials is large and rapidly growing. In a press release dated, March 31, 2016, Gartner, Inc., a leading research organization, estimated the 2016 global smartphone market at 1.9 billion units and worldwide combined shipments of devices (PC’s, tablets, ultraphones and mobile devices) are expected to reach 2.4 billion units in 2016. Every cell phone has some form of thermal management system, and we believe many of the new smart phones and other mobile devices being developed can benefit from the performance advantages we are able to achieve with XG Leaf®. In August 2016, IDC in their Worldwide Quarterly Tablet Tracker estimated the global shipment of tablets in 2016 at 183.4 million units. Thus, we believe our XG Leaf® product line is well positioned to address a very large and rapidly growing market.

Graphene Manufacturing Processes

The primary manufacturing processes in use today are plotted below as a function of their ability to tailor both thickness (correlates with surface area) and particle size.

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XG Sciences uses two proprietary processes to create our xGnP® nanoplatelets: i) chemical intercalation of natural graphite followed by thermal exfoliation, and ii) a high shear mechanical exfoliation. We believe our proprietary processes have enabled us to be a low-cost producer of high quality, graphene nanoplatelets and that we are well positioned to address a wide range of end-use applications. We chose not to pursue a graphene oxide process because it is inherently more costly, may create toxic byproducts that are difficult to handle at scale, produces nanoplatelets with more surface functional groups and higher levels of dislocation (e.g., holes) in the basel planes, both of which tend to degrade electrical and thermal performance. Gas phase processes produce very small particle sizes which make them slightly better for applications where optical purity is a requirement. However, gas phase processes are both costly and difficult to scale, thus we chose not to pursue this technology as well. Expanded graphite is created by swelling natural graphite in a solvent like NMP and then sonicating (the act of applying sound energy to agitate particles) to separate the layers. The process tends to make rather thick material which limits the amount of platelet overlap that can be achieved and therefore degrades properties such as electrical and thermal conductivity. In addition, many applications will not tolerate residual solvent that is difficult and costly to remove.

XG Sciences Proprietary Manufacturing Processes

XG Sciences offers an advanced material platform in that we can produce varying grades of graphene nanoplatelets, each of which can be customized in many ways. Our proprietary manufacturing processes control the attributes of the graphene nanoparticles as summarized below. These attributes contribute to a range of properties that can be mapped to various functions and applications. Because we have multiple production processes and because we have invested in application know-how and development of value-added product formulations, we are able to cost effectively address a range of market needs in multiple market segments, providing breadth to our base capabilities and product portfolio.

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Products

We target our xGnP® nanoplatelets for use in a range of large and growing end-use markets. Our proprietary manufacturing processes allow us to produce nanoplatelets with varying performance characteristics that can be tuned to specific end-use applications based on customer requirements. We manage our business with four major product lines at this time:

1.	Bulk Materials. We sell bulk materials under the trademarked brand name of xGnP® graphene nanoplatelets. These materials are produced in various grades, which are analogous to average particle thickness, and average particle diameters. There are four commercial grades (Grades C, H, M & R), each of which is offered in three standard particle sizes. These bulk materials, which normally ship in the form of a dry powder, are especially applicable for use as additives in polymeric or metallic composites, or in coatings or other formulations where particular electrical, thermal or barrier applications are desired by our customers. We also offer our material in the form of dispersions of nanoplatelets in liquids such as water, alcohol, or organic solvents, or mixed into resins or polymers such as epoxies or urethanes. We use two different commercial processes to produce these bulk materials:

•	Grade H/M/R materials are produced through chemical intercalation of natural graphite followed by thermal exfoliation using a proprietary process developed by us. The “grade” designates the thickness and surface of the material, and each grade is available in various average particle diameters. Surface area, calculated by the Brunauer, Emmet, and Teller (BET) Method, is used as a convenient proxy for thickness, so each grade of products produced through chemical intercalation is designated by its average surface area, which ranges from 50 to 150 m2/g of material. We recently introduced a new Grade of xGnP® powders, R-Grade, with improved electrical conductivity targeting use in LiB as a cathode conductive additive and for use in various electrically and thermally conductive ink and composite applications.

•	Grade C materials and some related composite materials are produced through a high-shear mechanical exfoliation using a proprietary process and equipment that we invented, designed, and constructed. The Grade C materials are smaller particles than those grades produced through chemical exfoliation, and Grade C materials are designated by their BET surface area, which ranges from 300 to 800 m2/g.

2.	Energy Storage Materials. These value-added products consist of specialty advanced materials that have been formulated for specific applications in the energy storage segment. Chief among these is our proprietary, specially formulated silicon-graphene composite material (also referred to as “SiG” or “XG SiG™”) for use in lithium-ion battery anodes. XG SiG™ targets the never-ending need for higher battery capacity and longer life. In several customer trials, our SiG material has demonstrated the potential to increase battery energy storage capacity by 3-5x what is currently available with conventional lithium ion batteries today. Additionally, we offer various bulk materials for use as conductive additives for cathodes and anodes in lithium-ion batteries, as an additive to anode slurries for lead-carbon batteries, and we are investigating the use of our materials as part of other battery components.

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3.	Thermal Management Materials. These value-added products consist mainly of two types of products, our XG Leaf® sheet products and various custom thermal interface materials (XG TIM™ or TIM) in the form of greases or pastes. XG Leaf® is a family of sheet products ideally suited for use in thermal management in portable electronics, which may include cell phones, tablets and notebook PC’s. As these devices continue to adopt faster electronics, higher data management capabilities, brighter displays with ever increasing definition, they generate more and more heat. Managing that heat is a key requirement for the portable electronics market and our XG Leaf® product line is well suited to address the need. These sheets are made using special formulations of xGnP® graphene nanoplatelets as precursors, along with other materials for specific applications. There are several different types of XG Leaf® available in various thicknesses, depending on the end-use requirements for thermal conductivity, electrical conductivity, or resistive heating. Our custom greases and pastes are also designed to be used in various high temperature environments. Additionally, we offer various bulk materials for use as active components in liquids, coatings and plastic composites to impart improved thermal management performance to such matrices.

4.	Inks and Coatings. These value-added products consist of specially-formulated dispersions of xGnP® together with solvents, binders, and other additives to make electrically or thermally conductive products designed for printing or coating and which are showing promise in diverse customer applications such as advanced packaging, electrostatic dissipation and thermal management. We also offer a set of standardized ink formulations suitable for printing. These inks offer the capability to print electrical circuits or antennas, or might be suitable for other electrical or thermal applications. All of these formulations can be customized for specific customer requirements.

Our general business plan is to use our scientific and manufacturing expertise to develop specific products based on our xGnP® graphene nanoplatelets for end-use applications in industrial, electronics, aerospace, automotive, military, and similar OEM markets. Our initial focus is on developing high-value products that use our bulk materials as a significant component. We work closely with customers to design our products to meet their needs. Because these needs may be unique to a given customer and/or a given application, we may formulate and ultimately commercialize customer-specific formulations. These formulations, to the extent possible, will be made available to other customers. It is more likely that a new customer will require a combination of our technologies to derive a customer-specific performance outcome.

Successful execution requires a close development relationship with customers and an ability to formulate products for use in multiple markets and for multiple customers.

Priority Markets Served

We believe we are a “platform play” in advanced materials, because our proprietary processes allow us to produce varying grades of graphene nanoplatelets that can be mapped to a variety of applications in many market segments. However, we are prioritizing our efforts in specific areas and with specific customers that we believe represent opportunities for either relatively near-term revenue or especially large and attractive markets. At this time, we are focused on three high priority areas:

•	Energy Storage: Within energy storage we focus on lead acid batteries and lithium ion batteries. Within lithium ion batteries, we develop silicone-graphene composite materials for lithium-ion battery anodes. This is a material that has shown superior early results in laboratory and early prototype battery testing. Although there is still scientific development, testing and prototyping that remains to be done, we perceive a significant market opportunity for this new anode material. We also develop a cathode conductive additive to improve rate capability, especially for higher power applications. XG Sciences’ graphene nanoplatelets demonstrate higher discharge capacity at high rates, which translates into more battery power needed during heavy power requirements: start-up, acceleration, and/or elevation ascent. In lead acid batteries, we develop anode conductive additives demonstrating improved performance for lifetime and charge acceptance.

•	Thermal Management: Thermal management products may take on many forms. Their underlying intent is to improve the efficiency of heat transfer or movement of heat where excessive heat may cause a reduction in product lifetime and/or performance. XG Leaf® materials for thermal applications in electronics is an example of the latter. XG Leaf® is a paper-like product comprised of xGnP® graphene nanoplatelets. Early testing with customers has produced promising results in applications requiring high thermal conductivity in thin (20–50 microns) and thick (50–120 microns) sheets, depending upon the end-use application. Typical applications include the use of these materials in smart phones, tablets, and portable computers. While there are many other applications for XG Leaf®, including electrostatic dissipation (“ESD”), electromagnetic interference (“EMI”) shielding and resistive heating, our initial focus is on thermal management. TIM, or thermal interface materials, in the form of greases or pastes is another product in this category. XG Sciences’ TIM’s have been shown to improve the thermal dissipation of heat generated by light emitting diodes when incorporated in various lighting devices. Other products may include inks or coating formulations specifically designed for use in such applications as portable electronics, heaters and other industrial equipment benefiting from the use of coatings to improvement heat dissipation.

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•	Composites: Incorporation of our xGnP® graphene nanoplatelets into various polymers have been shown to impart improvements in strength, electrical conductivity, thermal conductivity and/or barrier performance. The company pursues several end-use applications that may benefit from one or more properties and believes that composites represent a potentially large opportunity for commercial sales.

The following diagram shows some of the specific application areas within our major target markets, and gives a general indication of the time horizons we assign to these application areas at this time.

* Near Term means less than 2 years; Medium Term means 2 – 3 years; and Longer Term means longer than 3 years.

Customers

We have sold materials to over 1,000 customers in 47 countries since 2008. Some of these customers are research organizations and some are commercial organizations. Our customers have included well-known automotive and OEM suppliers around the world (Ford, Johnson Controls, Magna, Honda Engineering) world-scale lithium ion battery manufacturers in the US, South Korea and China (Samsung SDI, LG Chemical, Lishen, A123) and diverse specialty material companies (3M, BASF, Henkel, Dow Chemical, DuPont) as well as leading research centers such as Lawrence Livermore National Laboratory and Oakridge National Laboratory. We have also licensed some of our base manufacturing technology to other companies and we consider technology licensing a component of our business model. Our licensees include POSCO, the fourth largest steel manufacturer in the world by volume of output, and Cabot Corporation (“Cabot”), a leading global specialty chemicals and performance materials company. These licensees further extend our technology through their customer networks. Ultimately, we believe we will benefit in terms of royalties on sales of xGnP® nanoplatelets produced and sold by our licensees. The below bar charts show the number of customers and total orders fulfilled by year based on actual purchases of our materials and orders for free samples or materials used in joint development programs.

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Commercialization Process

Because graphene is a new material, most of our customers are still developing applications that use our products. Commercialization is a process, the exact timing of which is often difficult to predict. It starts with our own internal R&D to validate performance for an identified market or customer-specific need. Our customers then validate the performance of our materials and determine whether our products can be incorporated into their manufacturing processes. This is initially done at the pilot scale. Our customers then have to introduce products that incorporate our materials to their own customers to validate performance. After their customers have validated performance, our customers will then move to commercial scale production. Every customer goes through the same process, but will do so at varying speeds, depending on the customer, the product and the end-use market. Thus, we are not always able to predict when our customers will begin ordering commercial volumes of our materials or their expected volumes over time. However, as customers move through the process, we generally receive feedback and gain greater insights regarding their commercialization plans. The following are recent examples of where our products are providing value to our customers at levels that we believe will warrant their use on a commercial basis (see also exhibit 99.1 for our Summary Customer Pipeline validating the value of our products in various end-use markets and applications):

•	Lead acid battery manufacturer demonstrating approximately 90% improvement in measured cycle life, appreciable improvement in capacity and charge acceptance and without any loss in water retention performance, and

•	Light emitting diode module and product company demonstrating approximately 50% improvement in thermal management capability when compared to existing commercial thermal management products, translating into a 15% improvement in thermal management at the device level, and

•	Automotive parts supplier demonstrating improvements in thermal stability for polymer composites incorporating our materials, allowing for approximately 20% higher operating temperatures and a 50% improvement in strength at the elevated temperature, and

•	Industrial refrigeration equipment supplier demonstrating improved heat transfer efficiency and energy savings when our xGnP® graphene nanoplatelets are incorporated as a component in the thermal-transfer fluids.

•	Construction company demonstrating less than one weight percent of our product in construction material composites improves flexural strength by more than 30%, and

•	Large oil and lubricant supplier showing gear and friction improvements when incorporated into industrial and automotive greases, and

•	Engineering design firm for automotive manufacturers found approximately 20% reduction in operating temperature and in thermal uniformity when XG Leaf® replaces standard cooling fins in lithium ion battery packs’, and

•	Auto manufacturer showing increased tensile and flexural strength and reduced weight in automotive composites, and

The process of “designing-in” new materials is relatively complex and involves the use of relatively small amounts of the new material in laboratory and engineering development for an extended period of time. Following successful development, we believe customers that incorporate our materials into their products will then order much larger quantities of material to support commercial production. Although, our customers are under no obligation to report to us on the usage of our materials, some have indicated that they have introduced or will soon introduce commercial products that use our materials. Thus, while many of our customers are currently purchasing our materials in kilogram (one or two pound) quantities, we believe many will require tons or even hundreds of tons of material when they commercialize products that incorporate our materials. We believe that those customers already in production will increase their order volume as demand increases and others will begin to move into commercial volume production as they gain more experience in working with our materials and engage new customers. For example, we shipped a 1 ton order in Quarter 4 2016 to a customer who is currently moving into larger scale production and had previously used smaller quantities. We shipped another 1 ton order in Q1 2017 to a second customer who is also anticipating moving into larger scale production. The average order size for fulfilled orders (excluding no charge orders) has increased steadily over the last two years and we believe that it will continue to increase in 2017 and 2018 as more customers commercialize products using our products. The average order size in Q1 2017 is lower because variability measured quarter to quarter does fluctuate when measuring this ratio in our early stages of commercial operations. As mentioned, we do expect this average to increase over time as our sales activity increases.

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Average Order Size of Fulfilled Orders

2017 and 2018 Revenue

We are tracking the commercial and development status of more than 100 different customer applications using our materials with some customers pursuing multiple applications. As of March 31, 2017, we had thirteen specific customer applications where our materials are incorporated into our customer’s products and they are actively selling them to their customers or actively promoting them for future sales. In addition, we have another ten customer applications where our customers have indicated that they expect to begin shipping product incorporating our materials in the next 3 – 6 months, and have another thirteen customer applications where our customers have indicated an intent to commercialize in the next 6 – 9 months. We also have tens of customers with whom we are working that have not yet indicated an exact date for commercialization, but we believe have the potential to contribute to revenue in 2017. The following graphic demonstrates the trend over the past 3 quarters as increasingly more customers indicate their intent to commercialize and move into actively selling or promoting products for future sales. We anticipate that the average order size for these customers will increase in 2017 as their demand grows. As a result, we believe we will begin shipping significantly greater quantities of our products, and thus begin scaling revenue in 2017 and 2018. Based on the status of current discussions with customers and their feedback on the performance of our materials in their products, we believe we will be able to recognize approximately $5 – 10 million of revenue in 2017 and approximately $20 – $30 million of revenue in 2018.11

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(a)	Customer applications where our materials are used in customer products and they are actively selling them to their customers or actively promoting them for future sales.
(b)	Customer applications where our customers are indicating that they expect to begin shipping products incorporating our materials in the next 3-6 months.
(c)	Customer applications where our customers are indicating an intent to commercialize in the next 6-9 months.

Additional 10’s of customers demonstrating efficacy and moving through qualification process.

Markets

Energy Storage Markets

One of the more exciting near term market opportunities is the market for rechargeable batteries. In general, lithium-ion battery (“LIB”) technology is the dominant technology for rechargeable batteries throughout the world. The global LIB market is large and growing rapidly. The figure below is a representation of the LIB value chain and the associated 2014 revenue, according to Avicenne Energy (The Rechargeable Battery Market 2014 – 2015, July 2015). The 2014 LIB market was $13.6 billion at the cell level and $19.6 billion at the pack level (multiple cells sold at the aggregate level). The primary materials used in the production of LIB’s represent $6.0 billion in 2014 revenue. We target our products and technology toward both the cathode and anode material segments. The 2014 market for cathode materials was $2.5 billion with a 2004 to 2014 compound annual growth rate of 16%. The 2014 market for anode materials was $0.8 billion with a 2004 to 2014 compound annual growth rate of 14%. The second figure, 2014 LIB Anode Materials, provides further segmentation of the materials comprising LIB anodes and their relative volume contributing to the $0.8 billion in 2014 revenue.

Our SiG materials target replacement of the carbon and graphite(s) used in current generation LIBs. Because our materials have a much higher energy density than these traditional materials, these market sizes do not translate exactly into the potential for our SiG materials, but we estimate that we are addressing a segment that represents in excess of $500 million sales opportunity in 2016. Although the anode segment that we address with our SIG materials is relatively large, it comprises only about 6% of the overall value of the finished battery. Thus, we believe there is room for premium products in this segment in exchange for higher overall battery performance. XGS is actively engaged with LIB manufacturers to design our SiG material for use as a component of anodes in next generation LIBs. We believe that our SiG material, once successfully developed, qualified and used commercially in next-generation LIBs, will allow for improved storage capacity and battery life — key performance features of interest within the LIB industry.

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We further target use of our xGnP® materials as conductive additives in LIB cathodes. The figure below provides details of the 2014 market volume for active materials used in LIB cathodes including: nickel cobalt aluminum, lithium iron phosphate (“LFP”), spinel-based lithium-ion (“LMO”), nickel cobalt magnesium and cobalt-based lithium ion (Avicenne Energy, The Rechargeable Battery Market 2014 – 2025, July 2015). Active cathode materials will vary by end-use performance requirements. Another material used in the cathode is a conductive additive, whose incorporation improves the electron transport characteristics of the cathode — a key performance feature of interest within the LIB industry. LFP- and LMO-based cathodes have relatively low inherent conductivity and can most benefit from use of a conductive additive. Conductive additives are typically used in 1 – 3% of the weight of the active cathode materials. We are engaged with LIB manufacturers to design our xGnP® materials for use as a cathode conductive additive in next generation LIBs.

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The LIB market is often divided into two major segments, each of which has different technical, cost, and efficiency requirements:

•	The industrial market consists of electric and hybrid vehicles, grid storage, and similar heavy-duty applications. These applications require long life, extreme safety, high-power capacity, durability, and the ability to operate in extreme ranges of environmental conditions.

•	The market for consumer electronics uses LIB technology to power the devices we carry in our pockets, purses and briefcases. These devices need small batteries, with high power density, that charge rapidly and do not cost much. This market is dynamic and has an insatiable appetite for smaller, cheaper, faster-charging, higher capacity batteries.

These market segments have different development timelines and the marketing strategies and the route-to-market that we pursue differs markedly in these two segments.

For industrial applications, we work closely with the DOE, which is the primary driving force in the US, as well as large US battery manufacturers and automobile manufacturers. The DOE operates a number of national laboratories like Argonne, Oak Ridge, Lawrence Berkeley, and Los Alamos national labs, where much of the advanced battery research is performed. The DOE has laid out a “road map” for battery development in the US, with guidelines and targets for performance and costs for the next decade. The DOE spurs development of new technology by sponsoring research through grants and challenge programs. Therefore, we work to maintain close ties with the national laboratories as well as vehicle program managers in Washington D.C. and to participate in DOE grant programs, conferences, and joint development programs. Although we hope to receive grants to offset some of the research costs, the main advantages from this approach are that we stay abreast of technology developments and we get our technology dispersed through the battery research community in a highly credible manner. The development cycle for industrial batteries is a multi-year effort that is spearheaded by billions of dollars of government spending.

For consumer applications, we focus on the large consumer battery manufacturers, which are almost all in Asia. These companies perform their own research, development, and battery engineering. Names like Samsung, Panasonic, and LG Chemical are familiar to most Western consumers, but other companies like ATL, Envision, Wanxiang, BYD, Lishen, BAK, and many other Chinese companies are rapidly growing and represent potentially large sales opportunities for XGS. Our general strategy in the Asian markets is to engage customers on sampling and joint development to design our technology into our customer’s products. We have a network of distributors, who have close connections to the customers in their countries and also provide assistance in customer collaboration.

Our main internal development focus has been on the use of our proprietary manufacturing processes and proprietary materials to produce a composite material composed primarily of silicon and graphene. We also develop xGnP® materials for use as conductive aids in both the cathode and anode formulations. We believe that our manufacturing processes and ability to control the structure of the SiG composite material at the nano-level offer the opportunity for us to develop new battery anode materials. During the past year, we made significant progress with our development efforts and have demonstrated in our labs a silicon-graphene nanocomposite material that delivers 3–5 times the energy storage capacity of traditional carbon graphite anodes. This material is produced using our proprietary process using readily available, low-cost precursors.

We believe this is a significant breakthrough for lithium-ion battery development for two reasons. First, this material has the highest capacity of any electrode that we are aware of that is currently available on the commercial market. Second, we believe we can offer this material at prices that are acceptable to most commercial battery manufacturers and at the needed scale. We believe that the combination of commercially viable pricing, demonstrated manufacturing scale and high performance for this new anode material will give us access to many of the more significant battery makers in the world today.

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In January 2014, we announced an investment by Samsung Ventures in the Company’s secured convertible notes. As part of the investment, we agreed with Samsung Ventures that the two companies would engage in a joint development program to develop anode materials for lithium-ion batteries for use in certain Samsung applications. One Samsung subsidiary, Samsung SDI, is one of the world’s largest manufacturers of lithium-ion batteries. XGS and Samsung SDI entered into an agreement on April 8, 2014 to jointly develop and optimize our SiG for use in SDI’s lithium ion batteries.

The Company announced in December 2015 a joint development relationship with Boston Power. In April 2016, the Company was granted an award from the DOE’s Small Business Vouchers program and will jointly work with Lawrence Berkley National Laboratory to meet extended life-time requirements for high-energy-density lithium ion batteries. In May 2016, the Company was selected for a Phase I SBIR grant in support of the Electric Drive Vehicle Batteries program to establish low-cost manufacturing of functionalized Silicon-graphene composite anode for reduced SEI formation. In October 2016, XGS was selected by a major European automaker to produce SiG-based cells for use in confirming safety attributes of silicon in Li-ion batteries. In November 2016, XGS granted a European cell manufacturer permission to sell batteries commercially containing XGS’ SiG composite anode material. In March 2017 XGS completed the DOE-funded Phase I SBIR development project demonstrating feasibility of three potential materials improvements: 1) optimization of the graphene/Si ratio and manufacturing process, 2) identification of commercially available Si precursor that improves volumetric expansion with no detriment to performance, and 3) capability to augment anode material performance through functionalization. In April 2017 XGS teamed with cell manufacturer Farasis Energy to submit a proposal for a $1MM, 24-month Phase II SBIR development program to DOE. LG Chem, Ford, Daimler, Boston-Power, and A123 Systems all provided letters supporting XGS’ SiG material approach and agreeing to material evaluation. Award decisions are expected in early summer. The Company is currently in active discussions with other parties to form additional joint development arrangements targeting both technology development and specific commercial implementation.

XG Leaf® Markets

XG Leaf® is a unique family of thin sheets based on our graphene nanoplatelets. These sheets can be used for a variety of applications such as heat dissipation in electronics, ESD, EMI shielding, and resistive heating. Among these, thermal management applications in portable electronics have the biggest short-term market potential. There is an increased need for advanced thermal management in electronics of all sorts, but especially consumer electronics. As these products become smaller, thinner and more powerful, thermal management challenges are a major engineering barrier that needs to be overcome if the industry is to provide continued improvements in device and system performance. We developed XG Leaf® to meet such a market need.

The key requirements for these products are thermal conductivity, thickness, mechanical strength, and cost. Currently, there are high-end products in the market such as highly ordered pyrolytic graphite (HOPG) papers which can be very thin and conductive, but are expensive due to the high-temperature, crystal-growth process involved in their manufacture. On the contrary, XG Leaf® is manufactured with a low-temperature process more akin to that of paper manufacture that offers acceptable thermal conductivity, thickness, and mechanical strength but with a lower cost. In 2012, the XG Leaf® team focused on product design and verification, process design and verification, and product/process improvement and validation. The product achieved its performance goals and samples were produced for testing by several potential customers. In late 2013, we built a pilot production line for XG Leaf® and we expanded our production capacity for XG Leaf® during the latter part of 2014 and into early 2015. As with many of our other advanced products, we are developing new production processes to produce materials for new applications and cannot be sure exactly when we will move into commercial production.

The total available market for carbon-based heat spreaders as sold to the OEM or EMS companies with adhesive, PET and/or copper backing, and for selected portable applications, was estimated by Prismark Partners as $600 million in 2014 and expected to grow to $900 million in 2018.6 The market can be further segmented by both the desired thickness and thermal conductivity of the heat spreaders as shown in the table below (Source: Prismark Partners LLC, “Thin Carbon-Based Heat Spreaders”, August 2014). XG Leaf is currently ideally suited to meet the needs for >50% of the total available market and can be made in thicknesses ranging from approximately 20 microns to greater than 200 microns and with in-plane thermal conductivity up to 600 Watts/meter Kelvin (W/m·K). We also target improved performance allowing us to meet the remaining market needs.

	Thermal Conductivity	Area (Thousand m2)
Thickness (µm)	(W/m·K, in Plane)	2014	2018	CAAGR
<25	1,600 – 1,900	200	500	26%
25 – 40	1,300 – 1,600	800	1,500	17%
25 – 40	900 – 1,200	400	800	19%
25 – 40	400 – 800	1,300	3,000	23%
50 – 70	700 – 1,300	300	500	14%
50 – 70	400 – 600	400	700	15%
100 – 150	600 – 800	50	60	5%
100 – 150	300 – 500	150	200	7%
Total		3,600	7,260	19%

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Markets for Ink and Coating Products

Our xGnP® graphene nanoplatelets can be made into coatings or inks for thermal, electrical, anti-corrosion, or lubricant applications. Various types of processing and application methods can be used, depending on customer systems and requirements. We have developed several products and also work with customers to provide formulations of inks or coatings to achieve targeted electrical and thermal properties.

xGnP® is potentially suited for formulating into ink-based products for deposition by flexo, gravure and screen printing processes. These inks show intermediate performance when compared to silver-based inks, the standard product used today for electrically-conductive ink requirements. Silver-based inks have high conductivity but are relatively expensive due to their use of silver. Carbon-based inks are lower cost, but have poor conductive performance and are well suited for few applications. xGnP® inks, although still a few orders of magnitude lower in conductivity than silver-based inks, are potentially less expensive to produce and have cost/performance benefits allowing them to be used in many applications. ID Tech, in a report published in 2015 (Conductive Ink Markets 2014 – 2024), estimated the conductive ink market as of 2014 at just over $1.5 billion. In the short term, our xGnP®-based inks are designed for applications where silver-based inks exceed the cost and performance targets required for specific applications.

Other Markets

We may also choose to participate in a number of other broad market segments which we believe are large and growing and where the performance of our products may find a good fit with existing and emerging market needs. These market segments are variously referred to as “advanced materials” or “composites” or “nanotechnology” markets. Because we may compete with and replace existing materials or may create new opportunities, it is difficult to accurately quantify specific market segments. However, we believe that the broad range of existing materials and existing applications might account for hundreds of millions of dollars in annual sales. We may also participate in an emerging market segment called “nano-composites” that consists of new materials specifically designed to incorporate “nano” sized additives. Other product applications that have been identified for graphene and that we may pursue include, but are not limited to:

•	The production of electrically-conductive composites for use in applications where electro-static dissipation (ESD), radio-frequency interference (RFI), and electro-magnetic interference (EMI) are important.

•	The production of thermally-conductive composites for use in applications where heat transference is important or for applications where it is important that thermal expansion and contraction be limited.

•	The production of composites that feature improved physical properties and/or barrier performance (impermeability) to liquids or gases like engine fuels.

•	The production of elastomeric-based (rubber) materials that are longer wearing and have a higher surface toughness than some alternative materials currently used.

•	The production of materials designed to improve the performance of electrodes in EDLC capacitors (supercapacitors).

Multiple Applications and Products within Markets

It is also worth noting that many of our markets contain multiple applications for our products. For example, automotive markets may offer potential applications for multiple uses of our coatings technologies within one automobile, along with potential applications for our bulk material, battery anode materials, and composites made with our products. As another example, the following diagram shows possible uses for our materials within an electronic tablet.

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Distribution Channels

Our business model includes the production of bulk materials and value-added products based on our proprietary production processes and the sale of these materials directly to customers around the world. We generate sales through our own sales and scientific personnel and also maintain a network of independent representatives who may assist in sales to smaller customers throughout North America. Additionally, we maintain a network of distributors and sales agents for handling customers in overseas locations. Currently, we have signed Sales Agency Agreements with companies in South Korea, Japan, Taiwan, China, and Italy and will add other distributors on a worldwide basis as needed.

We pursue a national and international customer base. We plan to develop a broader sales and marketing organization and also plan to extend production of our products to overseas locations as appropriate in the next several years. We plan to recruit and train a sales organization located at headquarters as well as locations around the world. We also plan to partner with other companies in the United States and other countries in order to further leverage our time-to-market advantage.

Manufacturing Capacity and Concentration of Business

Our current manufacturing capacity depends on the specific grade and type of product that we are manufacturing but, given an average mix of orders, would generally be about 100 tons of annual production on a three-shift basis. We have plans to increase this capacity as needed, by adding additional equipment, but our existing facilities have capacity limits simply because of available space. If we are successful at building our revenues beyond our existing facilities’ capacity, we will consider adding additional capacity in the U.S. or overseas by adding new facilities as necessary.

Because of the nature of the applications that our customers are developing, we anticipate that we may see a few customers that account for the majority of our revenues. For example, in 2016, 2015, 2014 and 2013 the number one customer had revenue representing 24%, 9%, 69% and 77%, respectively, of total revenues. In 2016, 2015 and 2014 the customer with the second highest sales in each year represented 7%, 12% and 4% of total revenues. It is very conceivable that, as we go forward, we may have only a few customers that order enough materials to effectively utilize all of our manufacturing capacity. This would, of course, raise certain risks if those customers were to leave us in the future. Likewise, it is possible that we may find opportunities to serve these large customers with dedicated cooperative manufacturing facilities located near end-use points, or otherwise find ways to accommodate concentration risks.

Sources and Availability of Raw Materials

The raw materials we use for our products consist primarily of graphite and standard industrial chemicals that are readily available. Although we purchase raw materials used in the manufacturing of our products from a small number of sources in order to maintain the stability of the quality of the raw materials, we have the ability to purchase from numerous sources. We believe that all necessary raw materials for our products are readily available and will continue to be so in the foreseeable future. We have never had, nor do we anticipate experiencing, any shortages of such materials.

Strategic Investors

In addition to our sales of products, we also emphasize the importance of strategic investors, for several reasons. We see an opportunity to partner with larger companies as a way to accelerate our customer reach — particularly in parts of the world where we have not yet established a physical presence. In addition, many of our prospective customers are global companies with multiple manufacturing facilities in various parts of the world. These companies often seek local suppliers. In addition, these companies often seek multiple suppliers to avoid the risk of single-sourced supply. Thus, an important part of our business strategy has been to seek to develop relationships with other companies that we see as complementary partners that can help us develop our business for mutual benefit. These strategic partners typically have much greater resources than we do and represent manufacturing or technology partners or both.

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During the past several years, XGS has formed relationships with a number of larger companies that it considers to be “strategic partners” where both companies can mutually benefit from combining their resources in specific ways. We foresee a likelihood of continuing partnerships with large companies as we focus on local production in non-U.S locations. The following is a short list of transactions with strategic partners or licensees:

•	Hanwha Chemical. In December 2010, we sold 150,000 shares of common stock at $20.00 per share to Hanwha Chemical Company (Hanwha Chemical), a global company with headquarters in South Korea. At the same time, we signed a Mutual Collaboration Agreement that gave Hanwha Chemical a non-exclusive right to distribute XGS products in East and Southeast Asia.

•	POSCO. In June 2011, the Company sold 200,000 shares of common stock at $20.00 per share for $4 million to POSCO, a global corporation with headquarters in Pohang, South Korea. At the same time, the Company granted to POSCO a non-exclusive, royalty-bearing license to certain XGS production technology for use in Southeast Asia region defined therein, as well as a non-exclusive license to sell XGS products on a worldwide basis. In March, 2014, POSCO purchased an additional 100,000 shares of Series A Preferred Stock at $12 per share for $1.2 million as part of a preemptive rights share offering. The license to POSCO terminates on December 31, 2024 unless terminated earlier by mutual consent.

•	Cabot Corporation. In November 2011 (as amended in January 2014), the Company granted a non-exclusive, royalty-bearing, worldwide license to certain of its production technology to Cabot Corporation (Cabot), a global corporation with headquarters in Boston, Massachusetts for $4 million. Cabot is a customer of XGS and is also a development partner and licensee. We are not currently receiving royalty payments from Cabot.

•	Samsung. On January 15, 2014 the Company sold $3,000,000 of notes to Samsung Ventures. In conjunction with the sale of these notes, the Company also entered into a Joint Development Agreement with Samsung SDI on April 8, 2014, under which we will jointly develop anode materials for future versions of lithium-ion batteries to be manufactured by Samsung SDI. Samsung Ventures currently maintains the right to appoint a seat on the XGS Board. The Joint Development Agreement continued through June 2015. It is no longer active.

Samsung Ventures purchased secured convertible notes on terms identical to Aspen Advanced Opportunity Fund, LP’s (AAOF) terms with XGS. Such notes were converted into Series A Preferred Stock on December 31, 2015. The Series A Preferred Stock is convertible into common stock at the lower of: (a) $12.00 per share, or (b) 80% of the price at which XGS sells any equity or equity-linked securities in the future. The current conversion price is $6.40 per share. Samsung Ventures also received 40% warrant coverage on their investment with such warrants vesting according to the amount of cash payments made to XGS in connection with the joint development agreement and other commercial arrangements; the warrants have a four year term.

•	The Dow Chemical Company. On December 21, 2016, the Company announced it has closed an agreement with The Dow Chemical Company (NYSE: DOW) for up to a $10 million senior credit facility, which may be drawn down in tranches by XGS at its discretion through December, 2019. For the first 2 years, interest on funds drawn under this facility may be accrued and added to principal at the Company’s request. The credit facility is secured by the assets of the Company, and XGS has agreed to issue warrants for 20% of amounts drawn under the facility. Such warrants will have a strike price equal to the last price per share at which the Company issued equity capital prior to any advances under the credit facility, which is currently $8.00 per share in the Company’s ongoing self-underwritten Initial Public Offering.

Intellectual Property

We believe that our intellectual property (IP) is an important asset. Our strategy is to keep our production processes as legally defined and protected trade secrets rather than to patent them. We believe that by patenting our processes, we would simply be teaching others how to produce materials like ours. In addition, it would be difficult or impossible to detect infringement. Therefore, our basic intercalation and exfoliation processes are not patented. We have, however, patented some of the equipment used in these processes.

Our intellectual property consists of four main types of assets:

1.	Employee knowledge and skills

2.	Corporate “trade-secrets” and processing know-how

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3.	Exclusive license from Michigan State University on certain inventions

4.	Patents and trademarks owned by the Company

In January 2014 in connection with the Samsung Ventures investment, we transferred all of our intellectual property into a newly created, wholly owned subsidiary of the Company called XG Sciences IP, LLC, a Michigan limited liability company.

Employee Knowledge and Skills

Our founding stockholders include three research scientists and one experienced entrepreneur. Our Chief Scientist, Dr. Lawrence Drzal, is a University Distinguished Professor at Michigan State University and has a worldwide reputation in the field of materials science. Dr. Drzal has been engaged in research in our product areas for over eleven years. Dr. Hiroyuki Fukushima, another founding stockholder, has been engaged in research in this area for over ten years and is a co-inventor of one of our proprietary manufacturing processes.

Beginning in mid-2011, we started adding research scientists to our staff. As these scientists gather experience working with our materials, the cumulative research experience becomes increasingly valuable. We believe the cumulative knowledge of our employees is an important aspect of our intellectual property. In mid-2012, we hired Dr. Liya Wang as Vice President of Research & Development. Having served in a number of senior scientific positions for global battery makers, Dr. Wang significantly strengthened our experience base in the energy storage sector.

In January 2014, we hired Dr. Philip L. Rose as CEO. Prior to joining XGS, Dr. Rose was President of SAFC Hitech, a $100 million division of Sigma-Aldrich Corporation that makes precursors and performance materials for the LED, energy and display, and semiconductor markets. Before moving to Sigma Aldrich, Dr. Rose spent almost 20 years with Rohm and Haas in various leadership positions in the semiconductor and flat panel display industries.

Corporate Trade-Secrets and Processing Know-How

The production of xGnP® brand graphene nanoplatelets involves significant processing know-how that we maintain as secret internal knowledge, commonly referred to as “trade-secrets”. These trade secrets have been internally documented and safeguarded through the use of limited documentation, stringent employee confidentiality agreements, and strict disclosure policies. We have chosen not to pursue patent protection for some of our processing know-how because of the public disclosure involved. Nevertheless, we believe that this processing know-how has a significant value and we believe that a prospective competitor would be forced to spend millions of dollars to duplicate the processing know-how necessary to produce products of a similar quality to our products. In part, this reasoning has been validated by two large global companies: POSCO and Cabot. Each of these companies independently researched worldwide technologies for production of graphene and each of them chose to license XG Sciences’ production processes. These two companies have paid millions of dollars for access to our trade secrets and the experience and knowledge of our personnel. In addition, we signed in April, 2014 an agreement with Samsung SDI, the world’s largest producer of lithium ion batteries for handheld devices, outlining a joint development program aimed at engineering our Silicon Graphene material into a next generation lithium ion battery platform.

Michigan State University License

We have acquired an exclusive license for a number of inventions from Michigan State University. These rights are embodied in a Technology Licensing Agreement between XGS and Michigan State University dated July 27, 2007 and amended on May 24, 2010 and May 27, 2011, which owns the rights to all intellectual property resulting from research performed at the University. This Agreement gives us the exclusive worldwide rights to the subject intellectual property in its field. In exchange for the rights to the technology covered by this Agreement, we paid MSU an initial fee and agreed to pay ongoing royalties on the basis of material sold by us in future years. Under a previous version of the Licensing Agreement, we also awarded a small amount of common stock to MSU.

The intellectual property covered by the Agreement is in various stages of development and legal protection. Because there is an active research program underway in this area, we also anticipate that future inventions will be made that will also fall under the terms of our license agreement with MSU. In some limited cases, depending on the source of research funds, other parties may have limited rights to use the inventions covered by these agreements. This is typical in the case of research funded by U.S. government agencies and is sometimes the case when research has been funded or partially funded by private corporations.

As of March 31, 2017, the following technologies were included in the MSU License Agreements with XGS and were being actively prosecuted at the U.S. Patent Office:

•	U.S. Patent Application No. 12/587,645. “Electrically Conductive, Optically Transparent Films of Exfoliated Graphite NanoParticles & Methods of Making the Same”

•	U.S. Patent Application No. 13/199,086. “PI Coupling Agents for Dispersion of Graphene NanoPlatelets in Polymers” (allowed but not yet granted)

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In addition, one licensed MSU invention has recently been granted a US Patent:

•	U.S. Patent 8,834,959. “Method for the Preparation of Doped Single Graphene Sheets.”

In general, the current license arrangement with MSU provides us with an exclusive option to relevant MSU inventions, as documented by MSU invention disclosures. We, in turn, have an obligation to patent these disclosures in a timely manner. Disclosures that we do not pursue or that are not allowed as patentable by the USPTO are eventually considered as abandoned and drop out of the licensed technology package. It is contemplated that periodic amendments to the MSU — XGS License Agreement will update the list of existing technologies covered by the license.

In general, the MSU licensed technology relates to end-use applications for graphene nanoplatelets. Of particular interest are the discoveries and claims related to the use of graphene nanoplatelets in electrodes for lithium-ion batteries and supercapacitors.

Our Patents and Patent Filings

In addition to the patent and patent applications related to MSU technology discussed above, we also file for patents on some of our own inventions. As of December 31, 2016 the following patents and patent applications were being managed by us and our patent attorneys:

•	U.S. Patent Application No. 15/155,558. “Process of Dry Milling Particulate Materials”

•	U.S. Patent Application No. 13/686,961. “Single Mode Microwave Device for Producing Exfoliated Graphite”

•	U.S. Patent Application No. 14/201,986. “Graphene Carbon Compositions”

•	U.S. Patent 9,472,354. “Electrodes for Capacitors from Mixed Carbon Compositions”

•	U.S. Patent Application No. 15/332,338. “Flexible Resin-Free Composites Containing Graphite & Fillers”

•	U.S. Patent Application No. 14/079,057. “Silicon-Graphene Nanocomposites for Electrochemical Applications”

•	U.S. Patent Application No. 62/060,319. “LiF-Embedded SiG Powder for Lithium-Ion Battery”

•	U.S. Patent Application No. 15/285,967. “Thermal Interface Materials using Graphene Coated Fillers”

•	U.S. Patent Application No. 15/082,363. “Heat Exchanger Elements and Devices”

•	U.S. Patent 9,206,051. “Mechanical Exfoliation Apparatus”

•	U.S. Patent 8,715,720. “A Cloud Mixer and Method of Minimizing Agglomeration of Particles” (method)

•	U.S. Patent 9,061,259 B2. “A Cloud Mixer and Method of Minimizing Agglomeration of Particles” (product)

•	U.S. Patent 9,266,078, “A Cloud Mixer and Method of Minimizing Agglomeration of Particles” (apparatus)

•	U.S. Patent Application No. 14/931,236. “Mechanical Exfoliation Apparatus — Divisional”

•	U.S. Patent Application No. 14/938,969. “Single Mode Microwave Device for Producing Exfoliated Graphite.”

•	U.S. Patent Application No. 15/002,454. “Mechanical Exfoliation Apparatus — Divisional”

•	U.S. Patent Application No. 15/013,028. “Mechanical Exfoliation Apparatus — Divisional”

•	U.S. Patent Application No. 15/047,995. “Mechanical Exfoliation Apparatus — Divisional”

•	U.S. Patent Application No. 15/050,496. “Mechanical Exfoliation Apparatus — Divisional”

•	U.S. Patent Application No. 15/018,885. “Mechanical Exfoliation Apparatus — Divisional”

•	U.S. Patent Application No. 15/050,517. “Mechanical Exfoliation Apparatus — Divisional”

•	U.S. Patent Application No. 62/303,612. “Graphene Based Coating on Lead Grid for Lead Acid Batteries”

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Global Patent Filings

For each patent application filed in the US, we make a determination on the nature and value of the patent. For many of the applications filed in the US, additional filings are made in other countries such as the European Union, Japan, South Korea, China, Taiwan or other applicable countries. As of December 31, 2016, the Company maintains 35 international patent applications. These filings and analyses are made on a case-by-case basis. Typically, patents that are defensive in nature are not filed abroad, while those that are protective of active XGS products or application areas are filed in relevant countries abroad. Only granted and allowed patents are listed below:

•	China Patent No. ZL 2012 8 0065778.X. “Single Mode Microwave Device for Producing Exfoliated Graphite”

•	China Patent No. ZL 2012 8 0052188.3. “Cloud Mixer and Method of Minimizing Agglomeration of Particulates”

•	China Patent No. ZL 2013 8 0017776.8 “Mechanical Exfoliation Apparatus” allowed but not yet granted

•	Taiwan Patent No. I552955 “Graphene Nanoparticles as Conductive Filler For Resistor Materials and a Method of Preparation”

Trademarks

We have obtained a registered trademark on the following:

•	“xGnP®,” which is the brand name by which we designate our graphene nanoplatelets.

•	The corporate logo “XG Sciences” (design logo plus words)

•	The tag line “The Material Difference” which is used in conjunction with the corporate logo

•	The product designation “XG Leaf®”, which is the brand name for our family of sheet products.

•	The product designation “XG SiGTM”, which is the brand name for our battery anode materials.

We also recently applied for protection for the product designations “XG TIM™”, which is the brand name for our thermal interface materials, and “GNP™”, which is the brand name for our cement additive materials, and which applications are pending.

Protection of IP

We protect our IP through various agreements. Employee agreements, non-disclosure agreements, and confidentiality agreements all include provisions to prevent our confidential information from disclosure outside very tightly controlled circumstances. A sign-in sheet non-disclosure agreement is maintained at the entrance to each facility. Access to the lab and production facility is controlled on a need to know basis for non-XGS personnel.

Research and Development

During 2016 and 2015 we spent $1,124,165 and $1,485,283 on research and development activities, respectively. Of these amounts, $279,760 and $378,439 were funded by government agencies in the form of grants, recorded as revenues during 2016 and 2015, respectively. With the exception of these government grants, none of our research and development activities have been funded directly by customers.

Competition

We manufacture xGnP® graphene nanoplatelets and various value-added products made therefrom. In one sense, this is a new type of material that requires application development before it can be incorporated into customer products. In another sense, our material is similar to other carbon products in its chemistry and molecular composition. Therefore, there are many instances when our materials might be used interchangeably or in combination with other types of carbon materials like carbon nanotubes, carbon fibers, or carbon black. Because these other forms of carbon materials are much older, with markets that are significantly more developed, there are many companies that are much larger and more well-established than we are and that might compete in the same markets we address.

In addition, there are many different materials that may sometimes be used as full or partial substitutes for our materials. A large number of companies offer a wide variety of materials that may compete with us. Almost all of these competitors that manufacture alternative materials are significantly larger and better financed than we are. In addition to alternative materials, there are a number of emerging companies in the United States that have announced plans to offer graphene platelet materials purported to be similar to ours. In addition, several new companies in Europe and Asia have announced the availability of materials purported to be similar to ours. Many of these companies currently offer materials only in limited quantities, but we anticipate that it will face competition from a variety of companies in most of the markets in which we compete.

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Graphene has excited great interest in the scientific community and there are hundreds of university groups and private corporations that are interested in this material. In addition to us, many other small companies are beginning to appear that have announced products based on graphene or graphene nanoplatelets in some form, and we believe this trend will continue. We believe that we are a first mover in this market and believe that our production processes are the lowest cost, but we expect competition from various sources in the future. Given the huge projected market sizes, we expect that several companies will share these markets, perhaps focused on specific niches.

Our strategy is to compete with other start-ups on the basis of our business model, our manufacturing techniques, our management team, our scientific credibility, and our strategic partners. Recognizing that the worldwide market for products and materials similar to ours is developing very rapidly and will be quite large, we intend to compete vigorously on a worldwide basis by:

•	Implementing strategic partnerships with customers and other partners in many different geographic localities as well as specialized markets.

•	Focusing our resources on remaining a low-cost supplier of high-quality materials with sufficient production capacity to meet the needs of large, global customers.

•	Developing “value-added” products like XG Leaf®, XG SiG™ battery anode materials, XG TIM™, inks and coatings, GNP™ cement additives and similar specialized products for specific markets.

•	Investing in intellectual property, especially in areas covering novel formulations of our products and use of our products in end-use applications.

Legal Proceedings

Beginning in 2014, POSCO, one of our licensees and a shareholder, has had a contractual obligation to pay us a minimum fee of $100,000 per year to license certain technologies. This obligation is due annually on February 28 of the following year. We record this license revenue at a rate of $25,000 per quarter. POSCO is disputing that they are obligated to pay the royalties. A petition for arbitration has been filed for this matter by the Company on March 9, 2016. On July 7, 2016, we received a letter from the International Court of Arbitration and they have assigned an arbitrator to the case. No assessment or decision has made by the arbitrator as of March 31, 2017. Except as set forth above, to our knowledge, neither we nor any of our officers or directors is a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation. There are no judgments against us or our officers or directors. None of our officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

Governmental Regulation and Environmental Compliance

We believe we are in material compliance with all applicable governmental regulations, and that the cost and effect of compliance with environmental laws is not material. Most new chemical substances or materials sold in the U.S or in many other countries require regulation by government authorities. In the U.S., we have specifically reviewed our grades H, M and C materials and the associated production processes with the U.S. Environmental Protection Agency and have received written confirmation from that agency as to the appropriate classification of our materials and of our ability to offer these materials on a commercial basis within the U.S. In most other countries, there are no specific regulations that require additional regulation but some countries do have registration requirements with which we comply to the best our ability.

Our Production Facilities

In March of 2012, we took possession of a larger production facility at 3101 Grand Oak Drive, Lansing, Michigan, 48911 under terms of a long-term lease and moved our headquarters to this new location. We and Dart Container of Michigan LLC, a Michigan limited liability company (“Dart”) entered into a lease pursuant to which Dart, as landlord, agreed to lease such property for ten years at an annual base rent for each of the ten years in twelve equal monthly instalments each year. Such annual base rent for years one through ten were $189,996, $193,800, $197,676, $201,636, $205,668, $209,772, $213,972, $218,256, $222,612, and $227,064, respectively. In addition to base rent, we agreed to pay additional rent consisting of certain taxes, insurance costs, assessments and common area maintenance charges. Furthermore, we agreed to provide Dart with a letter of credit in the amount of $189,996, the terms of which are more specifically detailed in the lease. Additionally, under the terms of the lease, the parties agreed that Dart would pay costs up to $640,000 in connection with specified improvements (described in an exhibit to the lease) to the leased premises and that any costs over such amount would be borne by us.

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Effective as of August 15, 2011, we and Dart amended certain provisions whereby the parties agreed that taxes payable shall be paid directly to the “appropriate taxing authority” instead of to Dart; that we shall provide copies of the tax or assessment being paid along with a copy of the applicable check; and that we shall pay our respective share of Taxes (as such term is defined in the lease) either for the entire year or its pro rata share of any partial year in which we occupied the leased premises. Furthermore, the parties amended the obligation of the landlord to deliver estimates of certain costs payable by us. The revision removed the requirement imposed on Dart to provide a Tax Estimate (as such term is defined in the lease) to us. The lease was also amended to provide for a default in the event the “appropriate taxing authority fails to receive any payment of Taxes within ten days after written notice from either landlord or the taxing authority that such payment is past due.”

The lease was further amended by us and Dart effective as of November 16, 2012 to include additional space as part of the leased premises from January 1, 2013 through December 31, 2017, and as such, we agreed to an increase to base rent by $6,667, $6,871, $7,074, $7,288 and $7,503 per month for the periods ranging from January 1, 2013 through December 31, 2013, January 1, 2014 through December 31, 2014, January 1, 2015 through December 31, 2015, January 1, 2016 through December 31, 2016, and January 1, 2017 through December 31, 2017, respectively. The parties further agreed that common cost estimates for such additional space was $2,147 per month for the calendar year 2013, said cost to be adjusted for each subsequent year. Additionally, we now have the ability to terminate the lease of the above-mentioned additional space by providing six months’ notice. A second amendment addresses utility payments in connection with additional rental space.

We also operate a separate production facility in leased manufacturing space, which is used for the production of certain specialty materials. On January 3, 2008, we entered into a lease agreement with Quality Dairy Company, as landlord, pursuant to which the landlord agreed to lease to us such 6,600 square feet of a building commonly referred to as “Building C” and an area approximately 16’ X 80’ of the parking lot adjacent to the aforementioned area located at 2100 S. Washington Ave., Lansing, MI 48910. We were also granted the non-exclusive right to use common facilities. The term of the lease was for six months, commencing on January 15, 2008 and ending on July 31, 2008. We agreed to pay base rent in monthly instalments in the amount of $12,798 for the term of the lease, and $1,969 per month thereafter. In addition to base rent, we agreed to pay certain utilities, janitorial services, and personal property taxes as they become due. Subsequently, we have extended this lease and now maintain our presence in this facility on a month-to-month basis.

We believe our manufacturing facilities will be sufficient to meet demands for the majority of our bulk materials for a number of years, with suitable additions of capital equipment as warranted. However, additional manufacturing capabilities for certain value-added products and certain bulk materials remain to be developed and may require the acquisition of additional facilities. In particular, the production processes for XG Leaf® and our silicon-graphene electrode materials have not yet been scaled and will require additional capital to meet expected customer demand.

Our Employees

As of March 31, 2017, we had 24 full-time employees and 1 part-time employee and 2 contract employees. Employees include the following five senior managers that report to the CEO: Chief Commercial Officer, Vice President of Operations, Vice President of Energy Markets, Vice President of Research & Development and Controller. The Company employs a total of 7 full-time scientists and technicians in its R&D group, including the Vice President of Research & Development.

Corporate Information

XG Sciences, Inc. was incorporated on May 23, 2006 in the State of Michigan and is organized as a “C” corporation under the applicable laws of the United States and State of Michigan. We do not currently have any affiliated companies or joint venture partners, and we have one wholly-owned subsidiary called XG Sciences IP, LLC. This subsidiary was created in 2014 for the purpose of holding our intellectual property. Our headquarters and principal executive offices are located at 3101 Grand Oak Drive, Lansing, Michigan, 48911 and our telephone number is (517) 703-1110.

Our website address is http://www.xgsciences.com, although the information contained in, or that can be accessed through, our website is not part of this prospectus. You may also contact Dr. Philip L. Rose, our Chief Executive Officer via email at p.rose@xgsciences.com.

MANAGEMENT

The following table sets forth the name and age of the Company’s executive officers, Directors and significant employees as of the date of this prospectus. There are no family relationships among any of our executive officers or directors.

Name	Age	Position(s)
Philip L. Rose	54	Chief Executive Officer, President, Secretary, Treasurer & Director
Arnold A. Allemang	74	Chairman of the Board, Chairman of the Executive Committee, and member of the Audit and Compensation Committees
Ravi Shanker	52	Director and member of the Executive and Compensation Committees
Steven C. Jones	53	Director, AAOF representative to the Board, Chairman of the Audit, Executive, member of the Executive and Compensation Committees
Michael Pachos	39	Director, Samsung representative on the Board and Audit Committee member
Dave Pendell	70	Director
Bamidele Ali	40	Chief Commercial Officer
Scott Murray	62	Vice President, Operations
Robert Privette	56	Vice President of Energy Markets
Liya Wang	59	Vice President of Research & Development

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Biographies of Officers and Directors

The following short biographies of our officers and Directors as of the date of this prospectus:

Philip L. Rose, Ph.D.

Dr. Rose joined the Company in January 2014 and currently serves as our Chief Executive Officer, President, Secretary, Treasurer and is a Director of the Company. Dr. Rose has extensive international business management experience in the electronic and specialty materials markets. Prior to joining XG Sciences, he spent 4 years as President of SAFC Hitech, a $100 million division of Sigma-Aldrich that makes precursors and performance materials for the LED, energy and display, and semiconductor markets. He also served concurrently for a period of time as CEO of Soulbrain-Sigma Aldrich based in South Korea and as an independent Director for Pixtronix, a company based in the Boston area. Before joining Sigma Aldrich, Dr. Rose spent almost 20 years with Rohm and Haas in various leadership positions in the semiconductor and flat panel display industries that include general management, mergers and acquisitions, business development and marketing. Dr. Rose has 7 years of experience living in Japan and South Korea and has travelled extensively in Asia over the past 15 years. Dr. Rose earned his Ph.D. in Physical Chemistry from Duke University and holds a B.S. in Chemistry from the University of Southern California and a certificate in Business Management from The Wharton School at the University of Pennsylvania. In light of the aforementioned experience qualifications, attributes and skills, we believe Dr. Rose is qualified to serve as a director.

Arnold A. Allemang

Mr. Allemang has served as a Director of XG Sciences since March 2010 and Chairman of the Board since January 2016. Mr. Allemang was employed by The Dow Chemical Company, headquartered in Midland, Michigan for 43 years. Mr. Allemang joined Dow in 1965 in Freeport, Texas. After five years in the Solvents Development Lab, he transferred to Stade, Germany. In 1972, he returned to the United States for various technical and managerial assignments. Mr. Allemang was named unit manager for Freeport’s Chlorinated Ethanes in 1981, and two years later assumed the same role for Light Hydrocarbons and Acetylene. He transferred to Terneuzen, The Netherlands, in 1984 to become production manager for Light Hydrocarbons I, and in 1986 became responsible for process control and engineering functions. In 1988, he returned to Freeport to manage the site’s hydrocarbons production, and moved to Midland in 1989 as Director of Technology Centers. Mr. Allemang was named Manufacturing General Manager for Dow Benelux in 1992, and in early 1993 was named regional vice president, Manufacturing and Administration, Dow Benelux. He was named vice president, Manufacturing Operations Dow Europe in late 1993. In August 1995, Mr. Allemang was named vice president, Operations, which included global manufacturing and engineering activities. He then became executive vice president of The Dow Chemical Company in 2000, and was named senior advisor in 2004. In March 2008, he retired as a Dow employee Mr. Allemang was elected to the Dow Board of Directors in July 1996 and served until May 2015. Mr. Allemang received a bachelor’s degree in chemistry from Sam Houston State University in Huntsville, Texas. In light of the aforementioned experience qualifications, attributes and skills, we believe Mr. Allemang is qualified to serve as a director.

Ravi Shanker, Ph.D.

Dr. Shanker has served as a Director of XG Sciences since March 2014. Since 1991, Dr. Shanker has been employed by the Dow Chemical Company (“Dow”) in various capacities. Dr. Shanker is currently the General Manager of the Lightweighting Platform, a position he has held since March 2015. From March 2013 until March 2015, Dr. Shanker was the Global Business Advisor at Dow. In this role, Dr. Shanker provided strategic insight into the portfolio of businesses that include Dow Epoxy Intermediates, Polymers and Systems. Previous to this role, he served as the president and CEO of Dow Kokam. Dr. Shanker led the team that created the Dow Kokam joint venture, an advanced battery manufacturing business, and has many years of experience building, growing and running businesses with the Dow Chemical Company. Dr. Shanker first joined Dow in 1991 and has grown Dow’s business via new product and new business development. Starting in the research department, he focused on developing new manufacturing processes. Dr. Shanker also supported the office of the CEO in strategy development for near- and long-term business opportunities in emerging geographies. He was then appointed Global Business Director of Specialty Plastics in the Performance Products Portfolio. Before assuming his role with Dow Kokam, Dr. Shanker served as Corporate Director of Ventures and Business Development, where he incubated a portfolio of innovative business opportunities for Dow, driving many to commercialization. Dr. Shanker holds a Ph.D. in Mechanical Engineering from the University of Delaware and B. Tech in Mechanical Engineering from B.I.T. Sindri, in India. He also has an MBA from the University of Houston. In light of the aforementioned experience qualifications, attributes and skills, we believe Dr. Shanker is qualified to serve as a director.

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Steven C. Jones

Mr. Jones has served as a Director of XG Sciences since March 2014. Mr. Jones is the Chairman of Aspen Capital Group, LLC, a private equity firm headquartered in Naples, FL, which manages private equity funds. Mr. Jones also serves as the President of Aspen Capital Advisors, LLC, which is Aspen Capital Group’s investment management subsidiary. Aspen believes its highest value is to be a “hands on” partner with the management teams of portfolio investments to help them achieve their growth objectives by bringing capital, strategic partners, customers, additional management and other business advice. Mr. Jones has substantial expertise in developing and financing emerging growth companies. In addition to his involvement with XG Sciences, Mr. Jones serves on the Boards of NeoGenomics, Inc. (NASDAQ: NEO) (“NEO”) and T3 Communications, Inc., a business communications company. Mr. Jones has also served as Executive Vice President of Finance and Chief Compliance Officer of NEO since November 2009 and February 2013, respectively, and previously served as Chief Financial Officer from October 2003 until November 2009. In December 2014, he was appointed to serve as a Director of XG Sciences by the Aspen Advanced Opportunity Fund, LP in connection with their investment in XGS. Prior to his career in structured private equity, among other positions, Mr. Jones was a Vice President in the Telecommunications, Media and Technology Investment Banking Group of Merrill Lynch & Co in New York and was the chief executive officer or chief financial officer of various public and private companies. Mr. Jones has a BS degree in Computer Engineering from the University of Michigan and an MBA from the Wharton School of the University of Pennsylvania. In light of the aforementioned experience qualifications, attributes and skills, we believe Mr. Jones is qualified to serve as a director.

Michael Pachos

Michael Pachos is a Principal at Samsung Ventures. He joined Samsung in 2008, first working out of the Seoul headquarters, and then transferring to their Silicon Valley offices in 2012, and has been a director at Samsung since early 2015. He focuses on Consumer, Display and Energy related investments. Prior to joining Samsung Ventures, Mr. Pachos worked in the Samsung Group’s Global Strategy Group (“GSG”). GSG was established under the Chairman’s Office to address strategic and operational issues at the CEO level of Group companies. He has worked on projects involving M&A, convergence and digital media, and channel strategy. Before joining Samsung, Mr. Pachos was a CPU architect at DEC, Compaq/HQ and Intel. He is also a co-founder of Global Velocity; an enterprise security related Hardware Company. Mr. Pachos earned his MBA at the Wharton School and completed law related coursework. He holds his B.S. degree in Computer Engineering from Washington University in St. Louis.

Dave Pendell

David Pendell is a principal of the Aspen Advanced Opportunity Fund. From June, 2009, Mr. Pendell has served as General Partner and Officer of AdvancedStage Capital LLC, which he owns and operates. Since January, 2011 Mr. Pendell has served as General Partner and Officer of ASC Lease Income LLC. From May of 2013 until February 2016, Mr. Pendell served as a Board Observer of the Company until he was appointed to the board of directors in February 2016. In addition, Mr. Pendell has served and continues to serve on the board of directors of ERP Maestro (since June of 2013) and the board of directors of Strategic Health Services Inc. (since April of 2015) and has worked with Aspen Advanced Opportunity Fund and Veterans Capital Fund. Mr. Pendell was responsible for the successful launch and subsequent profitable sale of five start-up entities in which he was the lead entrepreneur and numerous other investments where he served as a lead investor/mentor/coach. Predominantly, Mr. Pendell led the growth of Pendell Printing, Inc. from a small print firm of less than $1MM in sales in 1971 to over $85MM in 1998 when the sale of the business was completed. Past management roles include Chairman of the Board/President of Pendell Printing Inc.; co-founder of Envision Inc., a graphic solutions enterprise; President and CEO of Baustert Engineering, Inc., a software business; co-founder of Ecoland, a timber/real estate development company; founder of The Earth Generation, an environmental education publisher; and co- Founder of Fuel Oil News, a publication for the home heating industry. Mr. Pendell also actively participates in the Michigan Angel Fund and Tamiami Angel Fund I and II. He received his BS in Psychology from Central Michigan University in 1969.

Bamidele Ali

Bamidele Ali joined the Company in March 2017 as the Chief Commercial Officer.  Prior to joining XG Sciences Mr. Ali served as Vice President of Business Development for Architected Materials, a hybrid materials and manufacturing company. In that role, he was responsible for sales, global marketing and branding, joint developments, and product pricing strategies. Before joining Architected Materials, he spent 9 years as the president of Ali Technologies Inc. a nanotechnology focused product development and consulting firm.  Mr. Ali also served as Director, Continuous Improvement & Program Management and Director, Additive Manufacturing Business Development, Mergers & Acquisition for DSM, an $8 billion life sciences and materials company.  In these roles, he developed the company’s global additive manufacturing strategy as well as established a program management office and continuous improvement organization.  Mr. Ali also spent several years leading strategic initiatives and developing medical equipment for General Electric Healthcare.  He has extensive experience evaluating and integrating foreign companies and technology portfolios.  He is also the founder of “ManufactureThis.Build”, an online algorithmic company specializing in financial modeling of production technologies and their applications.   Mr. Ali is a Six Sigma Black Belt. He earned his B.S. in Electrical Engineering from the University of Kentucky and holds a certificate in chemistry from Virginia Tech University.

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Scott Murray

Scott Murray has extensive experience as a senior operations executive and is skilled in business management, product and process development, and strategic leadership of growth of businesses. These experiences ranged from small, privately owned companies to Fortune 500 Companies. Mr. Murray has been the Vice President of Operations of the Company since October 2007. Prior to his tenure with the Company, Mr. Murray was with Motor Wheel Corporation for 17 years having held positions in engineering, marketing, and plant management. He served in the positions of Chief Engineer and Director of Manufacturing prior to the leaving to form a new Company. Mr. Murray founded and was CEO of Uretech International Inc. from 1995 through 2004. He directed all process, product, marketing, and commercial activities for the Company. As a manufacturer of specialty chemicals and urethane products, Uretech International supplied products to many markets including the automotive, medical, and office furniture industries as well as a variety of industrial applications. Most recently, as Director of Development for McKechnie Automotive, Mr. Murray was responsible for the technical and market introduction of a new product line and the startup of a manufacturing operation for that product line in Kentucky. Mr. Murray is a graduate of Michigan Tech University, where he earned a degree in Metallurgical Engineering. As a member of the Society of Automotive Engineers and the American Iron and Steel Institute served on numerous task forces and technical committees for professional organizations in the automotive industry. He is a past Committee Chairman for the American Society of Non-Destructive Testing. Mr. Murray is a registered Professional Engineer and holds a Six Sigma Black Belt certification.

Robert Privette

Robert Privette is a technical business executive with more than 25 years of hands-on experience in technology development and commercialization related to fuel cells, batteries and other energy related devices. He has experience in managing large, complex programs with the US Department of Energy, DARPA, the US Army and the US Navy focusing on technology development, product design, new manufacturing process, and market-based product qualification testing with multiple corporate, university and laboratory partners. Mr. Privette was hired as the Vice President, Energy Markets for the Company in May 2011. In his current role as Vice President, Energy Markets, he is responsible for developing product markets and sales of graphene nanoplatelets and associated value-added XGS products for energy storage and conversion applications. Prior to joining XGS he was Director for Product Development at Energy Conversion Device (ECD) — Ovonic Fuel Cell Company. In this role, he led the development and execution of the company business plan and technology roadmap for a 5 kW fuel cell product for stationary and portable power applications. Before joining ECD in 2006, he worked for Degussa, a large German materials and specialty chemicals supplier where he led customer product qualification programs developed for North American customers focused on accelerating market introduction and commercialization of state-of-the-art fuel cell membrane electrode assemblies and fuel processing catalysts for automotive and stationary fuel cell power applications. During 1989 through 2000 he worked for Babcock & Wilcox where he led a US Department of Energy development program for a 50 kW on-board gasoline fuel processor prototype for fuel cell vehicles. He received his MS degree in Mechanical Engineering from Purdue University in 1986 and has completed MBA coursework.

Liya Wang, Ph.D.

Dr. Liya Wang leads the research and development activities of the Company for a variety of applications. Previously, Dr. Wang was Principal Scientific Director at CIC Energigune in Spain from 2010 to 2012. There he helped build a world-class new energy research center and led the development of advanced batteries and capacitors. Prior to arriving at CIC Energigune, Dr. Wang was Director of Emerging Technologies from 2006 to 2010 at A123 Systems, a global Li-ion battery manufacturer based in US. He led the development of new generations of Li-ion battery cathodes and the transition of technologies into production. From 2003 to 2006, Dr. Wang worked as R&D Director at Pacific Industrial Development Corp and coordinated the development of nano materials for catalysis and luminescence applications. From 1999 to 2003, he was Manager of Materials Development and Vice President at T/J technologies where he built and led a multi-million dollar battery research program. From 1994 to 1999, he worked at IMRA America as a Researcher on electrochemical capacitors and high power lithium ion batteries. Dr. Wang received a Bachelor’s and a Master’s degree in Metallurgy from Beijing University of Science and Technology in China, and a Master’s and a PhD degree in Materials Science from University of Michigan in US. He is a Guest Professor at University of Electronic Science and Technology in China and an Adjunct Associate Professor at University of Michigan in USA.

Shareholder Agreement

In conjunction with a financing with AAOF, we and our stockholders listed therein entered into a Shareholder Agreement on March 18, 2013 that contains a number of specific provisions pertaining to the Board of Directors as well as individual Directors. On February 26, 2016, we amended the Shareholder Agreement, a copy of which is referenced as Exhibit 10.38 to the registration statement of which this prospectus is a part.

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Among other things, the Shareholder Agreement provides for certain voting and nomination rights to be calculated on the basis of “Full Conversion” stock ownership (under which calculation, all convertible notes, preferred shares, or other convertible equity securities are deemed converted into common stock) as follows:

•	So long as AAOF or its affiliates own 10% or more of the aggregate outstanding Shareholder Stock (as defined in the Shareholder Agreement):

-	the size of the Board of Directors shall be set at seven individuals.

-	one person nominated by AAOF shall be elected to the Board of Directors.

-	two members of the Board of Directors, other than those nominated by AAOF, POSCO or Hanwha Chemical, shall qualify as independent Directors.

•	So long as POSCO owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by POSCO shall be elected to the Board of Directors. POSCO does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no POSCO representative on the Board of Directors.

•	So long as Hanwha Chemical owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by Hanwha Chemical shall be elected to the Board of Directors. Hanwha does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no Hanwha representative on the Board of Directors.

As of December 31, 2016, the ownership percentage of AAOF, as calculated for purposes of Director voting, required the stockholders bound by the Shareholder Agreement to vote for a Director nominated by AAOF. Mr. Jones is the AAOF representative to the Board pursuant to the terms of the Shareholder Agreement.

The Shareholder Agreement grants preemptive rights to shareholders and holders of convertible notes who are parties to the Shareholder Agreement. Pursuant to the terms therein, such shareholders have the right to purchase their pro rata share of all shareholder stock that the Company may, from time to time, propose to sell, issue, or exchange after the date of the Shareholder Agreement, other than certain excluded stock which includes stock granted to employees, stock issued pursuant to an effective Registration Statement, or stock issued as merger consideration. Each shareholder’s pro rata shares shall be equal to the ratio of (i) the aggregate number of shares of the Company’s common stock on a fully diluted basis, owned by the such shareholder at the time of the delivery of a preemptive rights notice to (ii) the aggregate number of shares of Company’s common stock on a fully diluted basis owned by all of the Company’s shareholders at the time of the delivery of a preemptive rights notice.

The Shareholder Agreement may be amended or terminated by agreement (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) a majority of the Company’s board of directors, and (ii) persons holding, in the aggregate, shares of Shareholder Stock representing at least sixty percent (60%) of the voting power of all shares of Shareholder Stock then held by Shareholders and their permitted assignees.

On February 26, 2016, the Shareholders Agreement was amended to provide that holders of Excluded Stock are not subject to the terms of the Shareholders Agreement. Excluded Stock means shares of common stock that are subject to a registration statement that has been filed with the SEC and has been declared effective, and, for the avoidance of any doubt, includes the 3,000,000 shares being offered hereunder. This Amendment to Shareholders Agreement took effect when the registration statement of which this prospectus is a part was declared effective by the SEC on April 13, 2016.

The Amendment to Shareholders Agreement further clarifies that preemptive rights shall not apply to Excluded Stock (including, without limitation, the 3,000,000 shares being offered hereunder), and amends the termination date of the Shareholders Agreement. Specifically, the Shareholder Agreement has been amended to provide that it continues in effect until (i) the date of the closing of a public offering of common stock pursuant to a registration statement filed with the SEC that is declared effective in which the Company receives gross proceeds of at least $10,000,000, on which date it shall terminate in its entirety, unless the Shareholder Agreement is earlier terminated in accordance with its terms, or (ii) the date on which the Company’s common stock is listed on the NASDAQ Stock Market of the New York Stock Exchange. As a result, in the event that the Company is unable to raise at least $10,000,000 in this offering, the Shareholder Agreement will continue to remain in effect and the larger shareholders described above will be entitled to continue to exercise their rights under such Shareholders Agreement, but purchasers of shares of common stock under the registration statement of which this prospectus is a part, if it is made effective, will not be required to adopt the Shareholders Agreement.

Shareholder Side Letter

On January 15, 2014, AAOF, POSCO, SVIC, XGS II, Mike Knox and the Company entered into a letter agreement pursuant to which AAOF agreed to consent to, approve or otherwise sanction certain actions of the Company specified in the Shareholder Agreement so long as investors owning at least 66% of the voting securities on a fully diluted basis consent to the proposed Company action. These actions include if the Company (i) creates, obligates itself to create, authorizes or issues (by reclassification or otherwise) any new class or classes of securities which has a preference over or being on a parity with the Series A Preferred Stock in any respect; (ii) sells any material portion of the tangible or intangible assets of the Company that secures the indebtedness to AAOF; or (iii) incurs additional secured indebtedness.

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Voting Agreement

In conjunction with a financing from Samsung Ventures on January 15, 2014, we and our stockholders entered into a voting agreement with Samsung Ventures whereby for so long as Samsung Ventures owns 10% or more of the aggregate outstanding common stock of XGS (assuming Full Conversion, but excluding any shares of common stock issuable upon the exercise of any warrants held by Samsung Ventures), each stockholder made a party thereto shall vote all of his, her or its voting securities from time to time in whatever manner is necessary to ensure that at each annual or special meeting of the stockholders at which an election of Directors is held or pursuant to any written consent of the stockholders, one person nominated by Samsung Ventures is elected to our Board as a Director.

The rights granted to Samsung Ventures under a voting agreement are effective until the first to occur of (1) the date on which the Minimum Ownership Requirement is no longer satisfied, (2) the date on which the Shareholder Agreement (which is described above) is terminated for any reason and (3) the date that Samsung Ventures agrees in writing to terminate the Agreement.

Code of Ethics

We have a Code of Ethics applicable to our principal executive, financial and accounting officers, a copy of which is referenced as Exhibit 14 to the registration statement of which this prospectus is a part.

Fiduciary Duty

Our directors perform their duties as members of the board and its committees in good faith and with fair dealing as fiduciaries of the Company and each of its shareholders in accordance with Michigan law and the Bylaws of the Company. The Board is committed to acting in the interests of all of its shareholders in the best interests of the Company, including all investors who purchase securities in the Company covered in this offering. The Company has duties of fair disclosure in this offering, but the Board should not be considered as a fiduciary to any non-shareholders.

Board Committees

Audit Committee

Our Board has established an Audit Committee, which is composed of Steven C. Jones, Arnold A. Allemang and Michael Pachos. Pursuant to our Audit Committee charter, the Audit Committee was established for the primary purpose of assisting the Board in its oversight of the Company’s tax, legal regulatory and ethical compliance. The Audit Committee assists the Board in certain areas, including, but not limited to:

•	Oversight and monitoring of the Company’s financial statements, accounting and financial reporting processes, financial statement audits, and other financial information provided by the Company to its shareholders and others;

•	Overseeing the Company’s compliance with legal, regulatory, and public disclosure requirements;

•	Oversight of the Company’s registered public accounting firm’s (“independent auditor”) qualifications and independence;

•	Overseeing the performance of the Company’s independent auditor and the internal audit function;

•	Overseeing the Company’s systems of disclosure controls and procedures, internal controls over financial reporting, and compliance with ethical standards adopted by the Company;

•	Oversight of treasury and finance matters;

•	Oversight and monitoring of enterprise risk management, privacy, and data security;

•	Oversight of the auditing, accounting, and financial reporting process generally;

•	Preparation of a report of the Committee to be included in the Company’s annual proxy statement in accordance with any applicable rules of the SEC; and

•	Review and approval of related-party transactions (as defined by any applicable rules of the SEC and any applicable listing standards of the NASDAQ).

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The members of the Committee are appointed by the Board at its annual meeting from among the Company’s directors. Members are appointed to serve until their successors are duly elected and qualified by the Board, or until their resignation or removal. The Board determines the number of members on the Committee from time to time, but in any event the Committee is to be composed of at least three Board members or any greater minimum number as required by applicable law, the Company’s Bylaws, or the Company’s contractual obligations. The Board may appoint a chairperson and secretary for the Committee. If the Board does not appoint a chairperson or a secretary, the members of the Committee may elect a chairperson or secretary, respectively, by majority vote.

Each member of the Committee is and must be “independent” in accordance with the Company’s contractual obligations and any applicable SEC and NASDAQ rules. The Board determines the standards that are currently applicable to determining whether a member is “independent” and whether each member or nominee member of the Committee satisfies those standards.

The members of the Committee must also satisfy other applicable qualification rules of NASDAQ and the SEC. Generally, each member of the Committee must have a strong level of accounting or financial acumen and must be able to read and understand fundamental financial statements. A member of the Committee may not have participated in the preparation of financial statements of the Company or any current subsidiary of it at any time during the past three years. To the extent required by applicable rules of the SEC, at least one member of the Committee must be a “financial expert” as defined by the applicable rules of the SEC. In general, to be considered a “financial expert,” an audit committee member must have the following attributes:

•	An understanding of generally accepted accounting principles and financial statements.

•	The ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals, and reserves.

•	Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities.

•	An understanding of internal controls and procedures for financial reporting.

•	An understanding of audit committee functions.

Steven Jones and Michael Pachos qualify as “audit committee financial experts” as the term is defined under the SEC rules.

Nominating and Corporate Governance Committee

Our Board has established and adopted a charter for a Nominating and Corporate Governance Committee. The Committee is composed of Arnold A. Allemang, Steven C. Jones and Ravi Shanker. As provided in its charter, the Nomination and Corporate Governance Committee was established for the primary purposes of considering and reporting to the Board on matters relating to the identification, selection, and qualification of Board members and candidates nominated to the Board, and assisting the Board with respect to corporate governance matters. The Committee is responsible for providing support to the Board in certain areas, including:

•	Assisting the Board by identifying individuals qualified to become Board members.

•	Recommending to the Board the director nominees for the next annual meeting of shareholders.

•	Leading the Board in an annual review of the Board’s performance.

•	Recommending to the Board director nominees for each committee.

•	Developing, maintaining, and overseeing the Company’s corporate governance guidelines.

•	Making recommendations to the Board with respect to corporate governance matters.

The members of the Committee are appointed by the Board at its annual meeting from among the Company directors. The members of the Committee are appointed to serve until their successors are duly elected and qualified by the Board, or until their resignation or removal. The Board determines the number of members on the Committee from time to time, but in any event the Committee must be composed of at least three Board members or any greater minimum number as required by applicable law, the Company’s Bylaws, or the Company’s contractual obligations. The Board may appoint a chairperson and secretary for the Committee. If the Board does not appoint a chairperson or a secretary, the members of the Committee may elect a chairperson or secretary, respectively, by majority vote.

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Each member of the Committee is and must be “independent” in accordance with the Company’s contractual obligations and any applicable SEC and NASDAQ rules. The Board determines the standards that are currently applicable to determining whether a member is “independent” and whether each member or nominee member of the Committee satisfies those standards.

Compensation Committee

Our Board has established a Compensation Committee, which is composed of Arnold A. Allemang, Ravi Shanker and Steven C. Jones. The Committee was established for the primary purpose of assisting the Board with the review and determination of executive compensation and the oversight, review, and approval of significant employee benefits programs, policies, and plans. The Board has adopted a Compensation Committee charter.

The members of the Committee are appointed by the Board at its annual meeting from among the Company’s directors. The members of the Committee are appointed to serve until their successors are duly elected and qualified by the Board, or until their resignation or removal. The Board will determine the number of members on the Committee from time to time, but in any event the Committee must be composed of at least three Board members or any greater minimum number as required by applicable law, the Company’s Bylaws, or the Company’s contractual obligations. The Board may appoint a chairperson and secretary for the Committee. If the Board does not appoint a chairperson or a secretary, the members of the Committee may elect a chairperson or secretary, respectively, by majority vote.

Each member of the Committee must be “independent” in accordance with the Company’s contractual obligations and any applicable SEC and NASDAQ rules. Each member of the Committee must also qualify as an “outside director” for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. The Board shall determine the standards that are currently applicable to determining whether a member is “independent” and whether each member or nominee member of the Committee satisfies those standards.

Executive Committee

Our Board has established an Executive Committee, which is composed of Arnold A. Allemang, Steven C. Jones and Dr. Ravi Shanker. Pursuant to our Executive Committee charter, the Executive Committee was established for the primary purpose of exercising the powers and duties of the Board between Board Meetings and while the Board is not in session and to implement policy decisions of the Board.

During the intervals between meetings of the Board, the Committee may exercise all of the powers and authority of the Board of Directors for the purpose of acting upon matters that should not be postponed until the next scheduled meeting of the Board. The members of the Executive Committee are to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Corporation and its shareholders. The Committee will have all powers and authority of the Board enumerated in the Bylaws of the Corporation, except to:

1.	Take action specifically reserved for another committee of the Board;

2.	Amend the Corporation’s Articles of Incorporation or Bylaws;

3.	Adopt an agreement of merger, conversion, or share exchange;

4.	Recommend to shareholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets;

5.	Recommend to shareholders a dissolution of the Corporation or a revocation of a dissolution;

6.	Fill vacancies in the Board;

7.	Declare a distribution or dividend or to authorize the issuance of shares; or

8	Take action with respect to any other matter that the Board may not delegate to the Committee under the Michigan Business Corporation Act, the Corporation’s Articles of Incorporation, the Corporation’s Bylaws, or the Corporation’s contractual commitments.

Notwithstanding the foregoing, the Board may, by resolution or an amendment to this Charter, restrict the powers and authority of the Committee, in its sole discretion. In addition, the Committee shall comply with all directions of the Board and shall discharge all duties and responsibilities expressly delegated by the Board to the Committee.

The Committee may delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may determine to be appropriate.

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Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form or hold ownership interests in and/or manage additional businesses which may compete with our business with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our stockholders will have any right to require participation in such other activities.

Further, because we have transacted business and intend to continue to do so with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, including, without limitation, Samsung Ventures, XGS II and AAOF, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third-parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval; and (ii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

Risk Oversight

The Board of Directors is actively involved in the oversight of risks, including strategic, operational and other risks, which could affect our business. The Board of Directors does not have a standing risk management committee, but administers this oversight function directly through the Board of Directors as a whole, which oversee risks relevant to their respective functions. The Board of Directors considers strategic risks and opportunities and administers its respective risk oversight function by evaluating management’s monitoring, assessment and management of risks, including steps taken to limit our exposure to known risks, through regular interaction with our senior management and in board and committee deliberations that are closed to members of management. The interaction with management occurs not only at formal board and committee meetings but also through periodic and other written and oral communications.

Meetings of the Board and Committees

During 2016, there were five (5) meetings of the Board of Directors. Each current director attended at least 75% of the total number of meetings of the board held in 2016. The Board of Directors also acted at times by unanimous written consent, as authorized by our bylaws and the Nevada Revised Statutes. The Audit Committee met 4 times in 2015, 6 times in 2016 and 2 times in 2017 as of the date of this Prospectus. The Compensation Committee met 2 times in 2015, 2 times in 2016 and 1 time in 2017 as of the date of this Prospectus. The Executive Committee was formed not formed until 2016 and met 1 time in 2016. The Nominating and Governance Committee met 1 time in 2015 and 1 time in 2016.

Director Independence

We have five independent directors on our Board of Directors: Arnold A. Allemang, Ravi Shanker, Steven C. Jones, Michael Pachos and Dave Pendell. Philip L. Rose is not considered independent. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.

NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship that, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the Company;

•	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);
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•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

The following is a summary of certain of the experience, qualifications, attributes and skills that led the Company’s Board of Directors to conclude that such person should serve as a director or officer This information supplements the biographical information provided above.

Philip L. Rose, Ph.D., Chief Executive Officer, President, Treasurer & Director. Dr. Rose has extensive international business management experience, having previously served as the chief executive officer, president and director of several companies based both in the United States and abroad, and significant experience in the electronic and specialty materials markets. Based on his practical leadership and industry experience, Dr. Rose provides valuable experience and knowledge.

Arnold A. Allemang, Chairman of the Board. Mr. Allemang’s previous board service for several corporations and substantial managerial and operational history will prove valuable to the Board as it seeks to implement and maintain growth strategies that will enable the Company to succeed.

Steven C. Jones, Director. Mr. Jones’ background in investment banking and in investing, as well as his prior experience serving as a member of several boards, enables him to provide the Board with valuable insight and expertise.

Michael Pachos, Director. Mr. Pachos has extensive experience in the investment and securities industries, as well as in implementing strategy, all of which experience will prove useful to the Board.

Dave Pendell, Director. Mr. Pendell’s experience in successfully building businesses in a range of end-use markets will prove very useful to the Board.

Ravi Shanker, Ph.D., Director. Mr. Shanker’s experience supporting and advising companies with respect to their growth and business development will enable him to assist the Board and management as they endeavor to expand the Company.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2016 and 2015 by our named executive officers:

Name and Position	Year	Salary	Bonus	Option Expense(1)	Other		Total
Philip L. Rose, Chief Executive Officer, Secretary, Treasurer	2016	$281,346	$11,000	332,447	—		$624,792
	2015	$268,654	$18,000	307,323	—		$593,977
Michael R. Knox, Former Principal Financial Officer Former Chief Financial Officer, Former Senior Vice President and Former Secretary	2016	$30,038		33,461			$63,499
	2015	$160,000		80,307	$254,400	(2)	$494,707
Scott Murray, Vice President of	2016	$140,000	$6,000	11,084	—		$157,084
Operations	2015	$140,000	$6,725	26,755	—		$173,480
Robert Privette, Vice President of Energy Markets	2016	$190,000	$2,500	20,303	—		$212,803
	2015	$190,000	$10,938	49,009	—		$249,947
Liya Wang, Vice President of Research & Development	2016	$200,000	$6,000	25,324	—		$231,324
	2015	$200,000	$14,800	60,603	—		$275,403

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(1)	Option expense is calculated using the fair value of options that vested during the period. See Note 11 to our December 31, 2016 financial statements included in this report.

(2)	Mr. Knox’s other compensation included payment of compensation previously deferred under the Company’s deferred compensation stock plan.

Outstanding Equity Awards

The Board of Directors of the Company occasionally awards stock options under the Company’s 2007 Stock Option Plan. Additionally, stock warrants have been issued to certain officers of the Company in conjunction with financing agreements. The following table sets forth information regarding outstanding stock option and stock warrant awards as of December 31, 2016:

Name and Position(s)	Number of Securities Underlying Unexercised Options and Warrants that are currently Exercisable	Number of Securities Underlying Unexercised Options and Warrants that are currently Unexercisable	Exercise Price	Expiration Date
Philip L. Rose, Chief Executive Officer, Secretary, Treasurer	151,651	68,349	$12.00	1/6/2022
	2,656		$16.00	4/29/2022
Scott Murray, Vice President of Operations	10,000		$8.00	12/1/2017
	10,000		$12.00	6/1/2021
Robert Privette, Vice President of Energy Markets	20,000		$12.00	6/1/2021
Liya Wang, Vice President of Research & Development	30,000		$12.00	6/1/2021

Director Compensation

Each of our non-employee Directors who was not appointed as a representative of a corporate investor in XGS is entitled to receive compensation in accordance with Director Compensation plans as amended by the full Board of Directors from time to time. The following table sets forth information concerning the compensation of eligible Directors for the years ended December 31, 2016 and 2015:

Name	Period	Cash Compensation	Stock Option Expense(1)	Total Compensation
Arnold Allemang	2016	$—	$11,105	$11,105
	2015	$7,500	$14,501	$22,001
Steven Jones	2016	$—	$11,105	$11,105
	2015	$7,500	$15,702	$23,202
David Pendell	2016	$—	$—	$—
	2015	$—	$—	$—
Ravi Shanker	2016	$—	$12,534	$12,534
	2015	$7,500	$12,534	$20,034

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(1)	Option expense is calculated using the fair value of options that vested during the period. See Note 11 to the December 31, 2016 financial statements included in this report.

2007 Stock Option Plan

In 2007, we established an incentive stock option plan under which we may grant to key employees and Directors options to purchase our common stock at not less than fair market value as of the grant date. We initially reserved 75,000 shares of common stock to cover stock options that might be issued under the Stock Option Plan. However, in March 2016, shareholders holding a majority of the outstanding capital stock voted to increase the number shares reserved for issuance under the Stock Option Plan to 1,200,000. Each option is exercisable into one share of our common stock. The plan expires December 2017. The fair value of the options granted are estimated on the date of grant using the Black Scholes option-pricing model. As of December 31, 2016, 2015 and 2014, respectively, 369,750, 419,750 and 464,750 options were outstanding. Vesting of the option shares with the employees range from immediately to 25% per year. Rights to exercise the options vest immediately upon a change in control of XGS or termination of the employee’s continuous service due to death or disability. The options expire at various dates through October 2023.

Deferred Compensation Stock Plan

Until January 1, 2015, the former CEO, Michael R. Knox, was enrolled in a deferred compensation stock plan. The plan had allowed him to defer his compensation from the Company into units equivalent to the fair value of the Company’s stock at the beginning of the year that the compensation was due. Such units would then become payable upon request at the beginning of each year based the market value of the Company’s stock. On January 1, 2015, the Company paid Mr. Knox $254,400 for the value of his units of deferred compensation based on the value of the Company’s stock at that date. At the same time, Mr. Knox relinquished any further rights to the deferred compensation stock plan and reinvested the entire payout in a Secured Promissory Note bearing an interest rate of 12% per annum with a maturity on July 1, 2015. This Note was subsequently repaid by the Company in May 2015.

Employment Agreements and Potential Payments Upon Termination

The Company is party to three employment contracts. The following descriptions summarize the commitments in these agreements.

On March 22, 2017, the Company entered into an Employment Agreement with Bamidele Ali to serve as the Company’s Chief Commercial Officer. The Employment Agreement: (i) establishes an annual base salary of $215,000, (ii) grants the employee eligibility to participate in the Company’s Management Incentive Plan with a target annual bonus of 30% of the employee’s annual base salary, and (iii) provides for other fringe benefits, including a stock option grant to purchase 80,000 shares of the Company’s common stock at a strike price of $8.00 per share subject to the satisfaction of a mix of time based and performance based vesting requirements. The Employment Agreement creates an “at will” employment relationship. However, if the Company terminates the employee’s employment without cause (as defined in the Employment Agreement), then the Company must pay as severance 100% of the COBRA premiums for the employee’s family health insurance benefits and a pro-rata portion of any annual bonus that would be due for the year in which termination occurs. The Company and employee also entered into a Confidentiality, Non-solicitation and Non-Compete Agreement in connection with the Employment Agreement, pursuant to which the employee agrees to standard covenants of confidentiality, non-competition and non-solicitation.

On December 16, 2013, the Company entered into an Employment Agreement with Philip L. Rose to serve as the Company’s Chief Executive Officer commencing on January 6, 2014 and continuing indefinitely, subject to termination by the Company for cause or without cause, or resignation by Dr. Rose with or without cause. If the Company terminates Dr. Rose without cause, or if Dr. Rose resigns with cause, the Company has agreed to pay Dr. Rose’s base salary for a period of six months, any permitted COBRA health insurance premiums for Dr. Rose and his family, and any pro-rata bonus amounts that are deemed to have been earned during Dr. Rose’s employment period prior to termination. In the event that the Company terminates Dr. Rose with cause, or if Dr. Rose resigns without cause, the Company has no further obligations beyond the severance date. The Agreement provides that Dr. Rose will be paid an initial base salary of $275,000 annually, with an annual Target Bonus opportunity of 30% of base salary, which may be earned up to a level of 150% of the Target Bonus under certain conditions. Additionally, Dr. Rose was awarded an option to purchase a total of 220,000 shares of common stock at $12.00 per share and with a life of eight years from the award date. These stock options vest in-part based on based on time and in-part based on the achievement of certain milestones. In addition, Dr. Rose was granted a temporary commuting allowance of up to $50,000 for the calendar years 2014 and 2015 and through August 31, 2016, and a one-time relocation allowance of up to $25,000 for a permanent relocation prior to August 31, 2016.

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On January 13, 2014, the Company entered into an Employment Agreement with Michael R. Knox, the Company’s former CEO and co-founder. Under the terms of the Agreement, Mr. Knox accepted employment as Senior Vice President for a period of three years unless terminated, with the understanding that Mr. Knox would work approximately 1,500 hours per year on a schedule to be mutually-agreed with the CEO. The Agreement provides Mr. Knox with a base salary of $160,000 annually and includes a continuation of regular employee benefits except paid time off. The Agreement is subject to termination by the Company at any time upon a 30-day notice. If such termination is without cause, the Company has agreed to continue to pay 50% of Mr. Knox’s base salary for the remaining term of the Agreement. This Agreement also references and incorporates a stock option award that vests over the term of the Agreement. On January 31, 2016, Mr. Knox informed the Company of his resignation, which was effective February 24, 2016. Mr. Knox also resigned from the Board of Directors effective as of February 24, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

On January 15, 2014, we sold $3 million of secured convertible notes to Samsung Ventures, a new lender and stockholder of the Company. As part of this investment, Samsung SDI, the largest maker of lithium ion batteries in the world, committed to entering into a joint development agreement with XGS to jointly development a new lithium ion battery anode material based on the Company’s proprietary silicon graphene material.

On March 31, 2014, we sold 100,000 shares of Series A Preferred Stock to POSCO for $1.2 million as part of a preemptive rights offering triggered by the AAOF and Samsung investments, bringing the total POSCO investment in XGS to $5.2 million.

During 2014, we issued 29,169 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

During the year ended December 31, 2015, Michael R. Knox was paid $254,000 under the terms of a phantom stock agreement.

During the year ended December 31, 2015, we issued 28,560 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

In April 2015, we commenced a private placement offering of up to $18,000,000 in Series B Units consisting of up to 1,125,000 shares of Series B Preferred Stock and warrants to purchase common stock at an offering price of $16.00 per Unit. Each of Steven Jones and Arnold Allemang invested $250,000 in the offering of Series B Units.

On December 31, 2015, we issued December Notes and December Warrants to Messrs. Allemang, Jones & Pendell, each of whom is currently a member of the Board of Directors. The December Notes matured on June 30, 2016 and the December Warrants have a five year term and a strike price of $8.00. Each of Steven Jones, Arnold Allemang, and Dave Pendell purchased December Notes for $250,000, $250,000 and $50,000 respectively, and purchased December Warrants for 9,375, 9,375, and 1,875 shares of common stock respectively. These notes were paid off in full as of June 30, 2016. Messrs. Allemang and Jones and certain of their affiliates reinvested the proceeds from the repayment of the December Notes plus additional other funds into this offering.

On March 9, 2016, we issued a promissory note and warrants to purchase 2,000 shares of common stock to Mr. Arnold Allemang, our Chairman of the Board. The note matured on December 31, 2016 and the warrants have a five year term and a strike price of $10.00. Mr. Allemang purchased the note and warrants for $100,000. The note was paid off in full as of June 30, 2016. Mr. Allemang reinvested the proceeds from the repayment of this note plus additional other funds into this offering.

On March 25, 2016, we issued a promissory note and warrants to purchase 2,000 shares of common stock to Mr. Steven Jones, a member of our Board of Directors. The note matured on December 31, 2016 and the warrants have a five year term and a strike price of $10.00. Mr. Jones purchased the note and warrants for $100,000. The note was paid off in full as of June 30, 2016. Mr. Jones reinvested the proceeds from the repayment of this note plus additional other funds into this offering.

On March 25, 2016, we issued a promissory note and warrants to purchase 1,000 shares of common stock to Mr. David Pendell, a member of our Board of Directors. The note matured on December 31, 2016 and the warrants have a five year term and a strike price of $10.00. Mr. Pendell purchased the note and warrants for $50,000. The note was paid off in full as of December 31, 2016. Mr. Pendell re-invested $48,000 of these loan repayment proceeds into this offering.

During the year ended December 31, 2016, we issued 28,560 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

During the period from January 1, 2017 to April 12, 2017, we issued 14,280 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

During the period from June 2016 - March 2017, Messrs. Allemang, Jones and Pendell and certain of their affiliates invested the following amounts into this offering and purchased the number of shares indicated.

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	Purchase Dates	Amount Invested	Shares Purchased
Arnold Allemang and affiliates	June 23 – 28 & Sep 30, 2016	$965,000	120,625
Steven C. Jones and affiliates	June 24 – 27, 2016	$748,000	93,500
David G. Pendell and affiliates	June 27& Dec 5, 2016 and Feb 9 2017	$116,032	14,504
Total		$1,829,032	228,629

Pursuant to the Existing Registration Statement, as of March 31, 2017, we have issued and sold (a) 120,625 shares of common stock to entities controlled by Mr. Arnold Allemang, our Chairman of the Board, (b) 93,500 shares of common stock to entities controlled by Mr. Steven Jones, our Director, and (c) 14,504 shares of common stock to entities controlled by Mr. Dave Pendell, our Director.

In conjunction with a financing with AAOF, we and our stockholders listed therein entered into a Shareholder Agreement on March 18, 2013 that contains a number of specific provisions pertaining to the Board of Directors as well as individual Directors. On February 26, 2016, we amended the Shareholder Agreement, a copy of which is referenced as Exhibit 10.38 to the registration statement of which this prospectus is a part.

Among other things, the Shareholder Agreement provides for certain voting and nomination rights to be calculated on the basis of “Full Conversion” stock ownership (under which calculation, all convertible notes, preferred shares, or other convertible equity securities are deemed converted into common stock) as follows:

•	So long as AAOF or its affiliates own 10% of more of the aggregate outstanding Shareholder Stock (as defined in the Shareholder Agreement):

-	the size of the Board of Directors shall be set at seven individuals.

-	one person nominated by AAOF shall be elected to the Board of Directors.

-	two members of the Board of Directors, other than those nominated by AAOF, POSCO or Hanwha Chemical, shall qualify as independent Directors.

•	So long as POSCO owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by POSCO shall be elected to the Board of Directors. POSCO does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no POSCO representative on the Board of Directors.

•	So long as Hanwha Chemical owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by Hanwha Chemical shall be elected to the Board of Directors. Hanwha does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no Hanwha representative on the Board of Directors.

As of March 31, 2017, the ownership percentage of AAOF, as calculated for purposes of Director voting, required the stockholders bound by the Shareholder Agreement to vote for a Director nominated by AAOF. Mr. Jones is the AAOF representative to the Board pursuant to the terms of the Shareholder Agreement.

The Shareholder Agreement grants preemptive rights to shareholders and holders of convertible notes who are parties to the Shareholder Agreement. Pursuant to the terms therein, such shareholders and noteholders have the right to purchase their pro rata share of all shareholder stock that the Company may, from time to time, propose to sell, issue, or exchange after the date of the Shareholder Agreement, other than certain excluded stock which includes stock granted to employees or as merger consideration. Each shareholder’s pro rata shares shall be equal to the ratio of (i) the aggregate number of shares of the Company’s common stock on a fully diluted basis, owned by the such shareholder at the time of the delivery of a preemptive rights notice to (ii) the aggregate number of shares of Company’s common stock on a fully diluted basis owned by all of the Company’s shareholders at the time of the delivery of a preemptive rights notice.

The Shareholder Agreement may be amended or terminated by agreement (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) a majority of the Company’s board of directors, and (ii) persons holding, in the aggregate, shares of Shareholder Stock representing at least sixty percent (60%) of the voting power of all shares of Shareholder Stock then held by Shareholders and their permitted assignees.

On February 26, 2016, the Shareholders Agreement was amended to provide that holders of Excluded Stock are not subject to the terms of the Shareholders Agreement. Excluded Stock means shares of common stock that are subject to a registration statement that has been filed with the SEC and has been declared effective, and, for the avoidance of any doubt, includes the 3,000,000 shares being offered hereunder. This amendment took effect upon the effectiveness of the registration statement of which this prospectus is a part on April 13, 2016.

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The Amendment to Shareholders Agreement further clarifies that preemptive rights shall not apply to Excluded Stock (including, without limitation, the 3,000,000 shares being offered hereunder), and amends the termination date of the Shareholders Agreement. Specifically, the Shareholder Agreement has been amended to provide that it continues in effect until (i) the date of the closing of a public offering of common stock pursuant to a registration statement filed with the SEC that is declared effective in which the Company receives gross proceeds of at least $10,000,000, on which date it shall terminate in its entirety, unless the Shareholder Agreement is earlier terminated in accordance with its terms, or (ii) the date on which the Company’s common stock is listed on the NASDAQ Stock Market of the New York Stock Exchange. As a result, in the event that the Company is unable to raise at least $10,000,000 in this offering, the Shareholder Agreement will continue to remain in effect and the larger shareholders described above will be entitled to continue to exercise their rights under such Shareholders Agreement, but purchasers of shares of common stock under the registration statement of which this prospectus is a part, if it is made effective, will not be required to adopt the Shareholders Agreement.

Shareholder Side Letter

On January 15, 2014, AAOF, POSCO, SVIC, XGS II, Mike Knox and the Company entered into a letter agreement pursuant to which AAOF agreed to consent to, approve or otherwise sanction certain actions of the Company specified in the Shareholder Agreement so long as investors owning at least 66% of the voting securities on a fully diluted basis consent to the proposed Company action. These actions include if the Company (i) creates, obligates itself to create, authorizes or issues (by reclassification or otherwise) any new class or classes of securities which has a preference over or being on a parity with the Series A Preferred Stock in any respect; (ii) sells any material portion of the tangible or intangible assets of the Company that secures the indebtedness to AAOF; or (iii) incurs additional secured indebtedness.

Voting Agreement

In conjunction with a financing from Samsung Ventures on January 15, 2014, the Company and certain of its stockholders entered into a voting agreement with Samsung Ventures whereby for so long as Samsung Ventures owns 10% or more of the aggregate outstanding common stock of the Company (assuming Full Conversion, but excluding any shares of common stock issuable upon the exercise of any warrants held by Samsung Ventures), each stockholder made a party thereto shall vote all of his, her or its voting securities from time to time in whatever manner is necessary to ensure that at each annual or special meeting of the stockholders at which an election of Directors is held or pursuant to any written consent of the stockholders, one person nominated by Samsung Ventures is elected to the Company’s Board as a Director.

The rights granted to Samsung Ventures under a voting agreement are effective until the first to occur of (1) the date on which the Minimum Ownership Requirement is no longer satisfied, (2) the date on which the Shareholder Agreement (which is described above) is terminated for any reason and (3) the date that Samsung Ventures agrees in writing to terminate the Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

As of March 31, 2017, the following table sets forth certain information with respect to the beneficial ownership of our common stock, Series A Preferred Stock and Series B Preferred Stock by (i) by each of our directors and executive officers, (ii) by all of our director and executive officers as a group, and (iii) by each person or entity known by us to beneficially own more than 5% of any class of our outstanding shares. We have determined the number and percentage of shares beneficially owned by such person in accordance with Rule 13d-3 under the Exchange Act.

Name and Address of Beneficial Owner(1)(2)	Shares of Common Stock Beneficially Owned(3)	Percentage of Shares of Common Stock Beneficially Owned(4)	Shares of Common Stock Underlying Shares of Series A Preferred Stock Beneficially Owned(5)	Percentage of Shares of Common Stock Underlying Shares of Series A Preferred Stock Beneficially Owned(6)	Total Percentage of Outstanding Shares of Fully Converted Voting Common Stock Beneficially Owned(7)
Directors, Executive Officers, and Significant Employees
Philip L. Rose(8)	187,230	8.7%	—	—	3.3%
Arnold A. Allemang(9)	188,781	9.4%	—	—	3.5%
Steven C. Jones(10)	160,406	8.0%	—	—	2.9%
David G. Pendell(11)	32,204	1.6%	5,919	*	*
Michael Pachos(12)	—	—	—	—	—
Ravi Shanker(13)	11,850	*	—	—	*
Scott Murray(14)	20,100	1.0%	—	—	*
Robert Privette(15)	20,000	1.0%	—	—	*
Liya Wang(16)	30,000	1.5%	—	—	*
Directors & Executive Officers as a Group (9 persons)	650,571	28.0%	5,919	*	11.3%

Certain Other Beneficial Owners – Over 5% Ownership
Aspen Advanced Opportunity Fund, LP(17)	3,537,714	64.1%	3,537,714	70.7%	50.6%
ASC-XGS, LLC(18)	311,293	13.6%	311,293	9.0%	5.7%
POSCO(19)	481,250	21.3%	281,250	8.0%	8.7%
XGS II, LLC(20)	360,946	15.4%	360,946	10.0%	6.5%
SVIC No. 15 New Technology Business Investment LLP (Samsung)(21)	590,079	22.9%	590,079	17.1%	10.9%
Michael R. Knox(22)	273,470	12.9%	135,423	3.9%	5.0%

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*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of stock issuable upon the exercise of options, warrants and other convertible securities which are currently exercisable and convertible or which become exercisable or convertible within sixty (60) days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option, warrant or other convertible security. Subject to community property laws where applicable, and unless otherwise specified, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares owned by such person.

(2)	Unless otherwise specified, the address of the beneficial owner shall be the business address of the Company, c/o XG Sciences, Inc., 3101 Grand Oak Drive, Lansing, MI 48911.

(3)	Number of shares of common stock includes, as of March 31,2017: (i) shares of common stock registered in the name of the respective stockholder; (ii) shares of common stock which are issuable upon the conversion of Series A Preferred Stock registered in the name of the respective stockholder that are immediately convertible at the current Series A Conversion Rate; (iii) shares of common stock underlying common stock options and/or common stock warrants of the respective stockholder and which are exercisable within sixty (60) days of March 31, 2017; and (iv) shares of common stock which are issuable upon the exercise of warrants to purchase Series A Preferred Stock currently exercisable within sixty (60) days of March 31,2017 that are registered in the name of the respective stockholder and the conversion of such Series A Preferred Stock into common stock at the current Series A Conversion Rate.

(4)	Applicable percentage of ownership of common stock for each respective stockholder is based on 1,981,650 shares of common stock issued and outstanding as of March 31,2017, together with: (i) shares of common stock which are issuable upon the conversion of Series A Preferred Stock registered in the name of the respective stockholder that are immediately convertible at the current Series A Conversion Rate; (ii) shares of common stock underlying stock options and/or common stock warrants registered in the name of the respective stockholder and which are exercisable within sixty (60) days of March 31,2017; and (iii) shares of common stock underlying warrants to purchase Series A Preferred Stock registered in the name of the respective stockholder which are exercisable and convertible into common stock, at the current Series A Conversion Rate, within sixty (60) days of March 31,2017.

(5)	Number of shares of Series A Preferred Stock includes, as of March 31,2017: (i) shares of common stock which are issuable upon the conversion of Series A Preferred Stock registered in the name of the respective stockholder that are immediately convertible at the current Series A Conversion Rate; and (ii) shares of common stock which are issuable upon the exercise of warrants to purchase Series A Preferred Stock currently exercisable within sixty (60) days of March 31,2017 that are registered in the name of the respective stockholder and the conversion of such Series A Preferred Stock into common stock at the current Series A Conversion Rate.

(6)	Applicable percentage of ownership of Series A Preferred Stock, as of the Ownership Date, is based on 3,443,237 shares of common stock which are issuable upon conversion of all 1,836,396 shares of Series A Preferred Stock that are immediately convertible, together with shares of common stock underlying warrants to purchase Series A Preferred Stock registered in the name of the respective stockholder which are exercisable and convertible into common stock, at the current Series A Conversion Rate, within sixty (60) days of the Ownership Date.

(7)	Applicable percentage of ownership of fully converted voting common stock, as of the Ownership Date, is based on: (i) 1,981,650 shares of common stock issued and outstanding, (ii) 3,443,237 shares of common stock which are issuable upon the conversion of 1,836,396 shares of Series A Preferred Stock that are immediately convertible, (iii) shares of common stock underlying options and/or common stock warrants of the respective stockholder which are exercisable within sixty (60) days of the Ownership Date, and (iv) shares of common stock which are issuable upon the exercise of warrants to purchase Series A Preferred Stock currently exercisable within sixty (60) days of the Ownership Date that are registered in the name of the respective stockholder and the conversion of such Series A Preferred Stock into common stock at the current Series A Conversion Rate.

74

(8)	Philip Rose figures include: (i) 6,250 shares of common stock; (ii) 178,324 shares of common stock underlying currently exercisable options; and (iii) 2,656 shares of common stock underlying currently exercisable warrants.

(9)	Arnold Allemang figures include: (i) 151,875 shares of common stock; (ii) 24,656 shares of common stock underlying currently exercisable warrants; and (iv) 12,250 shares of common stock underlying currently exercisable options. The shares of common stock and warrants are held in the name of the Arnold Avery Allemang Revocable Trust.

(10)	Steven Jones figures include: (i) 25,000 shares of common stock; (ii) 11,000 shares of common stock underlying currently exercisable options; (iii) 46,250 shares of common stock and 9,969 shares of common stock underlying currently exercisable warrants, held in the name Jones Network, LP, of which Mr. Jones is the General Partner; (iv) 6,250 shares of common stock and 2,656 shares of common stock underlying currently exercisable warrants, held in the name Jones Extended Family Trust, of which Mr. Jones is trustee; (v) 13,000 shares of common stock and 3,750 shares of common stock underlying currently exercisable warrants, held in the name of MadSavAsh Investments, LLC, of which Mr. Jones is managing member; (vi) 21,250 shares of common stock and 4,531 shares of common stock underlying currently exercisable warrants, held in the name Steven & Carisa Jones 401K Plan and Trust, of which Mr. Jones is trustee; and (vii) 13,000 shares of common stock and 3,750 shares of common stock underlying currently exercisable warrants, held in the name of the Steven and Carisa Jones Defined Benefit Pension Plan, of which Mr. Jones is a Trustee. Mr. Jones is an affiliate of Aspen Advanced Opportunity Fund, LP (“AAOF”), which owns 1,053,448 shares of Series A Preferred Stock which are currently convertible into 1,975,215 shares of common stock and currently exercisable warrants to purchase 833,333 shares of Series A Preferred Stock which are currently convertible into 1,562,499 shares of common Stock. Mr. Jones disclaims beneficial ownership of the shares and warrants owned by AAOF.

(11)	David Pendell figures include: (i) 2,875 shares of common stock underlying currently exercisable warrants; (ii) 5,919 shares of common stock issuable upon the conversion of 3,157 shares of Series A Preferred Stock held jointly with his wife Vicky Pendell; (iii) 6,250 shares of common stock and 2,656 shares of common stock underlying currently exercisable warrants, held in the name David Pendell Revocable Trust; (iv) 12,504 shares of common stock held in the name of the Shirley G. Pendell Irrevocable Trust, of which Mr. Pendell is a trustee; and (v) 2,000 shares of common stock held in the name of Pendell Irrevocable Trust U/A dated 12/9/98, of which Mrs. Vicky Pendell is a trustee. Mr. Pendell is an affiliate of AAOF, which owns 1,053,448 shares of Series A Preferred Stock which are currently convertible into 1,975,215 shares of common stock and currently exercisable warrants to purchase 833,333 shares of Series A Preferred Stock which are currently convertible into 1,562,499 shares of common Stock. Mr. Pendell is also an affiliate of XGS II, LLC, which owns 109,172 shares of Series A Preferred Stock which are currently convertible into 204,697 shares of common stock and currently exercisable warrants to purchase 83,333 shares of Series A Preferred Stock which are currently convertible into 156,249 shares of common Stock. Mr. Pendell is also an affiliate of ASC XGS, LLC, which owns 166,023 shares of Series A Preferred Stock which are currently convertible into 311,293 shares of common stock. Mr. Pendell disclaims beneficial ownership of any shares and warrants owned by AAOF, XGS II or ASC XGS.

(12)	Mr. Pachos was appointed to the Board by Samsung and disclaims beneficial ownership of any shares owned by SVIC No. 15 New Technology Business Investment LLP, an investment vehicle owned by Samsung.

(13)	Ravi Shanker figures include: (i) 2,000 shares of common stock; (ii) 9,000 shares of common stock underlying currently exercisable options; and (iii) 850 shares of common shares of common stock underlying currently exercisable warrants.

(14)	Scott Murray figures include (i) 100 shares of common stock; and (ii) 20,000 shares of common stock underlying currently exercisable options.

(15)	Robert Privette figures include 20,000 shares of common stock underlying currently exercisable options.

(16)	Liya Wang figures include 30,000 shares of common stock underlying currently exercisable options.

(17)	Aspen Advanced Opportunity Fund, LP figures include: (i) 1,975,215 shares of common stock underlying 1,053,448 shares of immediately convertible Series A Preferred Stock, and (ii) 1,562,499 shares of common stock issuable upon the exercise and conversion of currently exercisable warrants to purchase 833,333 shares of Series A Preferred Stock.

(18)	ASC XGS, LLC figures include 311,293 shares of common stock underlying 166,023 shares of immediately convertible Series A Preferred Stock.

(19)	POSCO figures include: (i) 200,000 shares of common stock, (ii) 187,500 shares of common stock underlying 100,000 shares of immediately convertible Series A Preferred Stock, and (iii) 93,750 shares of common stock issuable upon the exercise and conversion of currently exercisable warrants to purchase 50,000 shares of Series A Preferred Stock.

(20)	XGS II, LLC figures include: (i) 204,697 shares of common stock underlying 109,172 shares of immediately convertible Series A Preferred Stock, and (ii) 156,249 shares of common stock issuable upon the exercise and conversion of currently exercisable warrants to purchase 83,333 shares of Series A Preferred Stock.

(21)	SVIC No. 15 New Technology Business Investment LLP, an investment vehicle owned by Samsung Group, figures include 590,079 shares of common stock underlying 314,709 shares of immediately convertible Series A Preferred Stock.

75

(22)	Michal Knox figures include: (i) 121,667 shares of common stock; (ii) 11,000 shares of common stock underlying currently exercisable warrants; (iii) 135,423 shares of common stock underlying 72,226 shares of immediately convertible shares of Series A Preferred Stock; and (iii) 5,380 shares of common stock issued in the name of his wife, Linnea Van Dyne. Mr. Knox retired from the Company and resigned as a Director on February 24, 2016.

Change in Control Arrangements

We are not aware of any arrangements that could result in a change of control.

DESCRIPTION OF SECURITIES

In the discussion that follows, we have summarized selected provisions of our Articles of Incorporation, as amended relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of the Michigan Business Corporation Act and is qualified in its entirety by reference to our Articles of Incorporation, as amended and our Bylaws. You should read the provisions of our Articles of Incorporation, as amended and our Bylaws as currently in effect for provisions that may be important to you.

Common Stock

As of March 31, 2017, we had 25,000,000 shares of common stock, no stated par value per share, authorized for issuance and 1,981,650 shares of common stock issued and outstanding.

In accordance with the terms of our Bylaws, each outstanding share of capital stock is entitled to one vote on each matter submitted to a vote, unless otherwise provided in our Articles of Incorporation, as amended. A vote may be cast either orally or in writing. When an action, other than the election of Directors, is to be taken by vote of the stockholders, it shall be authorized by a majority of the votes cast by the holders of shares of capital stock entitled to vote thereon, unless a plurality is required by the Articles of Incorporation, as amended or by the laws of the State of Michigan. Except as otherwise provided by our Articles of Incorporation, as amended, the Directors shall be elected by a plurality of the votes cast at an election of Directors. Holders of common stock do not have cumulative voting rights in the election of Director.

According to our Articles of Incorporation, as amended, and Bylaws, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Each stockholder is entitled to receive dividends, as the Board of Directors may, from time to time, declare in a manner and upon the terms and conditions provided by the laws of the State of Michigan and our Articles of Incorporation, as amended.

Holders of the common stock have no preemptive or other preferential rights to purchase additional shares of any class of the Company’s capital stock in subsequent stock offerings.

Preferred Stock

As of March 31, 2017, the Company had 8,000,000 shares of preferred stock authorized for issuance, no stated par value per share. As of March 31, 2017, 3,000,000 preferred shares have been designated as Series A Preferred Stock, of which 1,836,396 shares of Series A Preferred Stock were issued and are outstanding; and 1,500,000 shares have been designated as Series B Preferred Stock, of which none were issued and outstanding. The remaining 3,500,000 authorized shares are shares of blank check preferred stock which may be issued in one or more series, each of such series to have such designations, powers, preferences, and relative participating, optional, or other rights, and such qualifications, limitations, or restrictions, as may be stated in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

Series A Convertible Preferred Stock

As of March 31, 2017, 3,000,000 preferred shares have been designated as Series A Preferred Stock, of which 1,836,396 shares of Series A Preferred Stock were issued and are outstanding.

Pursuant to the Series A Designations, the Company’s Series A Preferred Stock have the following powers, preferences, rights, qualifications, limitations and restrictions:

Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to (i) the Liquidation Preference, as such term is defined in the Series A Designations, specified for such share of Series A Preferred Stock less (ii) all dividends (if any) paid on such share of Series A Preferred Stock.

76

With respect to any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company, or by written consent of stockholders in lieu of a meeting, each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into that number of fully paid, non-assessable shares of common stock determined by dividing the Series A Original Issue Price (which is $12.00 per share), subject to certain adjustments from time to time for recapitalizations, by the Conversion Price (which is currently $6.40 per share), subject to adjustment from time to time for recapitalizations or as otherwise set forth in the Series A Designations. The conversion price of the Series A Preferred Stock is also subject to adjustments pursuant to the occurrence of stock splits and certain other specified events. The number of shares of common stock into which each share of Series A Preferred Stock may be converted is the “Series A Conversion Rate”. The current Series A Conversion Rate is 1.875 shares of common stock for each share of Series A Preferred Stock.

Furthermore, each share of Series A Preferred Stock is subject to mandatory conversion at the then-effective Series A Conversion Rate (currently 1.875 for 1) upon the Public Listing by the Company of its common stock on a Qualified National Exchange. Notwithstanding the foregoing, the Series A Preferred Stock shall not be subject to such mandatory conversion until all outstanding Convertible Securities (any evidences of indebtedness, shares or other securities convertible into or exchangeable for common stock or preferred stock) are also converted into common stock.

Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to (i) the Liquidation Preference, as such term is defined in the Series A Designations, specified for such share of Series A Preferred Stock less (ii) all dividends (if any) paid on such share of Series A Preferred Stock.

With respect to any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company, or by written consent of stockholders in lieu of a meeting, each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Series B Units

In April 2015, we commenced a private placement offering of up to $18,000,000 in Series B Units consisting of up to 1,125,000 shares of Series B Preferred Stock and warrants to purchase common stock at an offering price of $16.00 per Series B Unit (also referred to herein as the Series B warrants). As of December 31, 2015, we had sold Series B Units consisting of 266,887 shares of Series B Preferred Stock and Warrants to purchase 222,262 shares of common stock, for aggregate gross proceeds of $4,270,192. In addition, the private placement triggered a preemptive rights offering to existing shareholders and holders of convertible notes. The preemptive rights offering resulted in the issuance additional Series B Units consisting of 3,100 shares of Series B Preferred Stock and Warrants to purchase 2,635 shares of common stock which resulted in additional proceeds of $49,600. The Series B Unit offering was terminated on February 25, 2016. As a result of this offering and pursuant to the Series B Exchange Rights, holders of Series B Preferred Stock received the right to exchange each share of Series B Preferred Stock they owned into two shares of common stock. As of December 31, 2016, all holders of Series B Preferred Stock had exercised their Series B Exchange Rights, and as a result the Company issued 539,974 shares of restricted common stock in exchange for the 269,987 shares of Series B Preferred Stock that had been previously outstanding. All of the previously issued Series B Preferred Stock was cancelled. However, all of the Warrants issued in connection with the Series B Units remain outstanding.

Series B Convertible Preferred Stock

As of December 31, 2016, 1,500,000 shares have been designated as Series B Preferred Stock, of which none were issued and outstanding.

Pursuant to the Series B Designations, as amended, and in addition to the rights set forth above in the subsection entitled “Series B Units”, the Company’s Series B Preferred Stock has the following powers, preferences, rights, qualifications, limitations and restrictions:

Series B Preferred Stock shall rank (a) senior to all other equity or equity equivalent securities of the Company other than those securities which are explicitly senior or pari passu in rights and liquidation preference to the Series B Preferred Stock (“Junior Securities”) and (b) pari passu with the Company’s Series A Preferred Stock and (c) junior to all other series of the Company’s preferred stock that are explicitly senior in rights and liquidation preference which, as of the date hereof, is none.

77

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Junior Securities, an amount per share for each share of Series B Preferred held by them equal to $16.00.

With respect to any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company, or by written consent of stockholders in lieu of a meeting, each holder of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into that number of fully paid, non-assessable shares of common stock determined by dividing the Series B Original Issue Price (which is currently $16.00, subject to adjustments), by the Conversion Price (which is currently $16.00, subject to adjustments), as such terms are further defined in the Series B Designations. The conversion price of the Series B Preferred Stock is subject to adjustments pursuant to the occurrence of stock splits and certain other specified events. The number of shares of common stock into which each share of Series B Preferred Stock may be converted is the “Series B Conversion Rate”. The current Series B Conversion Rate is 1 share of common stock for each share of Series B Preferred Stock.

Furthermore, each share of Series B Preferred Stock is subject to mandatory conversion at the then-effective Series B Conversion Rate (currently 1 for 1) upon the Public Listing by the Company of its common stock on a Qualified National Exchange. Notwithstanding the foregoing, the Series B Preferred Stock shall not be subject to such mandatory conversion until all outstanding Convertible Securities (any evidences of indebtedness, shares or other securities convertible into or exchangeable for common stock or preferred stock) are also converted into common stock.

Warrants

In conjunction with previous loans to the Company in 2009 and 2012 by Michael Knox, warrants to purchase 5,000 and 6,000 shares of common stock, respectively, were issued to Mr. Knox. In conjunction with the sale of Series B Units in April and June of 2015, an additional 224,897 warrants to purchase shares of common stock were issued (as a component of the Series B Units). In connection with the December Notes and December Warrants issuance, warrants to purchase 20,625 shares of common stock were issued to certain existing stockholders of the Company. In connection with the issuance of certain promissory notes in March 2016, warrants to purchase 10,600 share of common stock were issued to certain existing stockholders of the Company. These common stock warrants have exercise prices ranging $8.00 to $16.00 per share, with a weighted average purchase price of $13.79 per share. These warrants expire on various dates ranging from July 2019 to October 2027. In 2014, warrants to purchase 1,072,720 shares of Series A Preferred Stock were issued in conjunction with the sale of Series A Preferred Stock, which are currently exercisable into 2,011,345 shares of common stock. All of these Series A warrants are vested. These Series A warrants have an exercise price of $12.00 per share and expire on January 15, 2024.

As of March 31, 2017, outstanding warrants were as follows:

Holder	Issue Date	Warrant Shares	Expiration Date	Exercise Price	Total Vested on 3/31/17	Total Not Vested on 3/31/17
Warrants to Purchase Common Stock

Michael R. Knox	10/8/2012	5,000	10/8/2017	$12.00	5,000	—
Michael R. Knox	7/1/2009	6,000	7/1/2019	$8.00	6,000	—
Jones Network, LP	4/21/2015	7,969	4/21/2022	$16.00	7,969	—
George Cardoza	4/22/2015	2,125	4/22/2022	$16.00	2,125	—
William Robison	4/22/2015	26,563	4/22/2022	$16.00	26,563	—
Steven Purcell	4/23/2015	5,313	4/23/2022	$16.00	5,313	—
James D. Chambers	4/24/2015	5,100	4/24/2022	$16.00	5,100	—
Golden Hills Investments, LLLP	4/24/2015	13,281	4/24/2022	$16.00	13,281	—
Muriel F. Licht Trust	4/24/2015	2,656	4/24/2022	$16.00	2,656	—
Hewit Hawn	4/24/2015	266	4/24/2022	$16.00	266	—
First Trust Company of Onaga FBO Kenneth RJ Rettig	4/27/2015	956	4/27/2022	$16.00	956	—
Jones Extended Family Trust	4/27/2015	2,656	4/27/2022	$16.00	2,656	—
David G. Pendell Revocable Trust	4/28/2015	2,656	4/28/2022	$16.00	2,656	—
Edelgard Traut	4/28/2015	850	4/28/2022	$16.00	850	—
First Trust Company of Onaga FBO George A. Shaw	4/28/2015	2,656	4/28/2022	$16.00	2,656	—
John M. O’Neill	4/28/2015	850	4/28/2022	$16.00	850	—
L.D. Sipes, Jr.	4/28/2015	8,500	4/28/2022	$16.00	8,500	—
Lexy and Steven Shroyer Family Trust 2004	4/28/2015	7,969	4/28/2022	$16.00	7,969	—
Robert Moyer	4/28/2015	3,985	4/28/2022	$16.00	3,985	—
Samuel H. Jones Jr.	4/28/2015	5,313	4/28/2022	$16.00	5,313	—
Elaine D. Cavanna	4/29/2015	1,381	4/29/2022	$16.00	1,381	—
Shannondoah, LLC	4/29/2015	1,275	4/29/2022	$16.00	1,275	—
Traut Family Trust UTD 7/3/13	4/29/2015	850	4/29/2022	$16.00	850	—
Ravi Shanker	4/29/2015	850	4/29/2022	$16.00	850	—
David Fuhrhop and Marcia L. Fuhrhop	4/29/2015	495	4/29/2022	$16.00	495	—
Thomas Bombeck IV	4/29/2015	2,550	4/29/2022	$16.00	2,550	—
Arnold Avery Allemang Revocable Trust	4/29/2015	13,281	4/29/2022	$16.00	13,281	—
Steven & Carisa Jones 401K Plan & Trust	4/29/2015	2,656	4/29/2022	$16.00	2,656	—
George J. and/or Beverly A. Biltz	4/29/2015	3,188	4/29/2022	$16.00	3,188	—
Philip Rose	4/29/2015	2,656	4/29/2022	$16.00	2,656	—
Laurie L. Bock Administrative Trust	4/29/2015	797	4/29/2022	$16.00	797	—
Kay B. Coin	4/29/2015	1,329	4/29/2022	$16.00	1,329	—
LMRAY, LLC	4/29/2015	399	4/29/2022	$16.00	399	—
Spinnaker Brown, LLC	4/29/2015	1,435	4/29/2022	$16.00	1,435	—
Who Dat Nation Trust	4/29/2015	1,496	4/29/2022	$16.00	1,496	—
Arthur Baumann	4/29/2015	691	4/29/2022	$16.00	691	—

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Holder	Issue Date	Warrant Shares	Expiration Date	Exercise Price	Total Vested on 3/31/17	Total Not Vested on 3/31/17
N. Rich Holdings, LLC	4/29/2015	1,700	4/29/2022	$16.00	1,700	—
M. Rich Holdings, LLC	4/29/2015	5,100	4/29/2022	$16.00	5,100	—
David P. Stern Trust UA 12-19-2001	4/29/2015	425	4/29/2022	$16.00	425	—
Arnold S. and Bette G. Hoffman	4/29/2015	2,656	4/29/2022	$16.00	2,656	—
Tomas R. Manson Family Trust	4/29/2015	1,275	4/29/2022	$16.00	1,275	—
Thomas and Carmelita B. Karacic	4/29/2015	2,656	4/29/2022	$16.00	2,656	—
Erik J. Falconer	4/29/2015	2,550	4/29/2022	$16.00	2,550	—
Brian G. Martindale Trust	4/29/2015	2,720	4/29/2022	$16.00	2,720	—
OK Enterprises	4/30/2015	797	4/30/2022	$16.00	797	—
Mary V. Murfey Family Trust #2	4/30/2015	3,400	4/30/2022	$16.00	3,400	—
Galt Asset Management	4/30/2015	2,656	4/30/2022	$16.00	2,656	—
Paul Anthony Radomski	4/30/2015	8,500	4/30/2022	$16.00	8,500	—
Stevens Financial Group, LLC	4/30/2015	26,563	4/30/2022	$16.00	26,563	—
First Trust Company of Onaga FBO James M Rajewski	4/30/2015	1,993	4/30/2022	$16.00	1,993	—
David Ari Johnson and Gabrielle Johnson Revocable Trust 1-13-14	4/30/2015	1,329	4/30/2022	$16.00	1,329	—
Timothy Long Living Trust	4/30/2015	531	4/30/2022	$16.00	531	—
Thomas W. Rouse	4/30/2015	1,036	4/30/2022	$16.00	1,036	—
Morgan Duke	4/30/2015	2,656	4/30/2022	$16.00	2,656	—
Howard Moskow	4/30/2015	1,329	4/30/2022	$16.00	1,329	—
Hoffman Investment Company	4/30/2015	2,656	4/30/2022	$16.00	2,656	—
Russell S. Deane Trust 1/4/2008	4/30/2015	1,063	4/30/2022	$16.00	1,063	—
Scott Lizenby	4/30/2015	340	4/30/2022	$16.00	340	—
Michael D. Bierlein Intervivos Trust	4/30/2015	2,790	4/30/2022	$16.00	2,790	—
Lillian Elizabeth Deane Trust dated July 2, 1993	4/30/2015	531	4/30/2022	$16.00	531	—
Jennifer Dana Dean	4/30/2015	850	4/30/2022	$16.00	850	—
First Trust Company of Onaga FBO Robert L Hartsock	4/30/2015	1,275	4/30/2022	$16.00	1,275	—
Robert and Carlita Gasparini	4/30/2015	1,329	4/30/2022	$16.00	1,329	—
Colin Cronin	5/26/2015	2,125	5/26/2022	$16.00	2,125	—
Lawrence T. Drzal	5/26/2015	510	5/26/2022	$16.00	510	—
Rodney Boulanger	6/26/2015	1,563	6/26/2022	$16.00	1,563	—
James R. DeVore and Joan Mobley-DeVore	6/30/2015	5,000	6/30/2022	$16.00	5,000	—
Arnold Avery Allemang Revocable Trust	12/31/2015	9,375	12/31/2020	$8.00	9,375	—
Steven & Carisa Jones 401K Plan & Trust	12/31/2015	1,875	12/31/2020	$8.00	1,875	—
Steven & Carisa Jones Defined Benefit Plan & Trust	12/31/2015	3,750	12/31/2020	$8.00	3,750	—
MadSavAsh Investments, LLC	12/31/2015	3,750	12/31/2020	$8.00	3,750	—

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Holder	Issue Date	Warrant Shares	Expiration Date	Exercise Price	Total Vested on 3/31/17	Total Not Vested on 3/31/17
David G. Pendell	12/31/2015	1,875	12/31/2020	$8.00	1,875	—
David G. Pendell	3/31/2016	1,000	3/31/2021	$10.00	1,000	—
Jones Network, LP	3/31/2016	2,000	3/31/2021	$10.00	2,000	—
Arnold Avery Allemang Revocable Trust	3/31/2016	2,000	3/31/2021	$10.00	2,000	—
L.D. Sipes, Jr.	3/31/2016	1,000	3/31/2021	$10.00	1,000	—
Mainstar Trust FBO George A Shaw	3/31/2016	800	3/31/2021	$10.00	800	—
David H & Marcia L Furhop	3/31/2016	200	3/31/2021	$10.00	200	—
Shannondoah, LLC	3/31/2016	1,200	3/31/2021	$10.00	1,200	—
Arthur/Margarita Baumann	3/31/2016	400	3/31/2021	$10.00	400	—
Brian G. Martindale Trust	3/31/2016	2,000	3/31/2021	$10.00	2,000	—
LMRAY, LLC	4/30/2016	195	4/30/2021	$10.00	195	—
Spinnaker Brown, LLC	4/30/2016	700	4/30/2021	$10.00	700	—
The Dow Chemical Company	12/14/2016	50,000	12/1/2023	$8.00	50,000	—
Total Common Stock Warrants		318,017			318,017	—

Warrants to Purchase Series A Preferred Stock

Hiroyuki Fukushima	3/31/2014	250	1/15/2024	$12.00	250	—
Inwhan Do	3/31/2014	250	1/15/2024	$12.00	250	—
Peter S. Bosanic & Lisa Kendzioski Bosanic	1/15/2014	625	1/15/2024	$12.00	625	—
John W. Dourjalian	1/15/2014	1,041	1/15/2024	$12.00	1,041	—
Colin D. Cronin	1/15/2014	1,767	1/15/2024	$12.00	1,767	—
Paul Nordstrom	1/15/2014	2,121	1/15/2024	$12.00	2,121	—
POSCO	3/31/2014	50,000	1/15/2024	$12.00	50,000	—
XGS II, LLC	1/15/2014	83,333	1/15/2024	$12.00	83,333	—
SVIC No. 15 (Samsung)	1/15/2014	100,000	1/15/2024	$12.00	—	100,000
Aspen Advanced Opportunity Fund, LP	1/15/2014	833,333	1/15/2024	$12.00	833,333	—

Total Series A Warrants		1,072,720			972,720	100,000

Grand Total Warrants		1,390,737			1,290,737	100,000

Stock Options

In 2007, we established an incentive stock option plan under which we may grant to key employees and Directors options to purchase our common stock at not less than fair market value as of the grant date. We initially reserved 75,000 shares of common stock to cover stock options that might be issued under the Stock Option Plan. However, in March 2016, shareholders holding a majority of the outstanding capital stock voted to increase the number shares reserved for issuance under the Stock Option Plan to 1,200,000. Each option is exercisable into one share of our common stock. The plan expires December 2017.

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As of March 31, 2017, stock options to purchase a total of 369,750 shares at prices ranging from $8.00 to $12.00 per share had been granted to Company employees and Directors, with expiration dates ranging from June 2021 to October 2023 and with a weighted average purchase price of $11.89 per share.

The following table shows the number of stock options issued and outstanding as of March 31, 2017:

Holder	Issue Date	Total Options	Exp. Date	Exercise Price	Amount Vested 3/31/2017	Amount Non - Exercisable 3/31/2017
Philip Rose	1/6/2014	160,000	1/6/2022	$12.00	126,658	33,342
Philip Rose	1/6/2014	40,000	1/6/2022	$12.00	40,000	—
Philip Rose	1/6/2014	20,000	1/6/2022	$12.00	5,000	15,000
Liya Wang	6/1/2013	30,000	6/1/2021	$12.00	30,000	—
Robert Privette	6/1/2013	20,000	6/1/2021	$12.00	20,000	—
Scott Murray	12/1/2007	10,000	12/1/2017	$8.00	10,000	—
Scott Murray	6/1/2013	10,000	6/1/2021	$12.00	10,000	—
Corinne Lyon	6/1/2013	10,000	6/1/2021	$12.00	10,000	—
Arnold Allemang	6/1/2013	3,750	6/1/2021	$12.00	3,750	—
Steven Jones	6/1/2013	2,500	6/1/2021	$12.00	2,500	—
Arnold Allemang	4/1/2014	1,750	3/31/2022	$12.00	1,750	—
Arnold Allemang	4/1/2014	9,000	3/31/2022	$12.00	6,000	3,000
Steven Jones	4/1/2014	1,750	3/31/2022	$12.00	1,750	—
Steven Jones	4/1/2014	9,000	3/31/2022	$12.00	6,000	3,000
Ravi Shanker	4/1/2014	12,000	3/31/2022	$12.00	8,250	3,750
Albert Kim	10/19/2015	20,000	10/19/2023	$12.00	7,912	12,088
Percy Chinoy	10/19/2015	10,000	10/19/2023	$12.00	2,500	7,500

Total Options		369,750			292,070	77,680

The Company intends to continue to use stock options as one method of attracting and retaining key employees and expects that additional shares will be reserved to cover stock options that might be issued under the plan.

Secured Convertible Notes

On March 18, 2013, the Company entered into a series of agreements with Knox and AAOF. Under these agreements, Knox and AAOF agreed to provide financing to the Company in the form of secured convertible notes (also referred to herein as the “Notes”) as well as optional lease financing. The agreements provided for Knox to lend the Company a sum of $700,000, to be funded by converting advances he had made under a revolving line of credit, and for AAOF to lend the Company a minimum of $2.5 million and, at the option of AAOF, a maximum of $5 million, with a provision that up to 50% of the AAOF funding could be funded under lease financing arrangements.

On July 12, 2013, the agreements described above were amended and restated to provide for expanded financing commitments from AAOF as well as a related entity called XGS II, LLC (“XGS II”). Under the terms of these amended and restated agreements, the financing commitments from AAOF were increased to a minimum of $6 million and, at the option of AAOF, a maximum of $10 million, of which a maximum of $3 million could be provided in the form of lease financing. Also under these amended agreements, XGS II agreed to provide a minimum of $250,000 and, at the option of XGS II, a maximum of $750,000. All of the funding with the exception of the Knox financing, was scheduled according to minimum financing commitments on calendar dates ranging from the time the agreements were executed to a period of eighteen months into the future.

With the exception of any lease financing, the financing provided by Knox, AAOF, and XGS II takes the form of purchases of Notes with the following identical key terms and provisions:

•	Each Note bears interest at a rate of 12% per annum and has a maturity date of March 18, 2018;

•	The Notes have provisions providing an option to the Company to accrue the interest payments on the Notes through December 31, 2014 and add the accrued interest to the principal of the Notes;

•	After December 31, 2014 the holder, at their option, can choose to receive ongoing interest payments: (a) in the form of cash; (b) receive all or a portion of currently due interest in the form of shares of Series A Preferred Stock at a price per share equal to the then-effective Series A Original Issue Price as defined in the Series A Designations; (c) receive all or a portion of currently due interest payments in the form of any other series of preferred stock outstanding at the time interest is due; or (d) elect to accrue such interest and add it to the balance of the Note;

•	The Notes are secured by all of the assets, both tangible and intangible, of the Company;

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•	The Notes have provisions allowing conversion into shares of Series A Preferred Stock (or such other form of preferred stock as may be outstanding at that time) at the option of the holder, in the event that the Company chooses to repay the Notes prior to maturity; and

•	The Notes contain various affirmative and negative covenants that provide for various reporting, information, notice, maintenance of business, insurance, audits and reappraisal requirements. These covenants also prohibit the Company from issuing new secured debt that would have security or liquidation provisions senior to or equivalent to the Notes, and these covenants also prohibit the issuance of dividends or stock redemptions, creation of subsidiaries, certain transactions with subsidiaries, or transfer of assets without the permission of the holder.

On December 31, 2013, a number of agreements related to financing transactions had been signed, with signature pages escrowed, pending final approval by legal representatives of Samsung Ventures. On January 15, 2014, these agreements were completed. Under these agreements:

The Company sold $3 million of Notes to Samsung Ventures. The Notes had terms and conditions that were substantially similar to those previously issued to Knox, AAOF and XGS II. In connection with the sale of the Notes, the Company issued to Samsung Ventures a total of 100,000 warrants with a term of 4 years that are exercisable into shares of Series A Preferred Stock at a price of $12.00 per share. These warrants vest in four installments on the first, second, third and fourth anniversary of the issuance of the warrants according to the following formula: On each anniversary, the warrant vests according to the ratio of (a) total Samsung Ventures payments to the Company during the previous twelve-month period divided by (b) 250. Thus, the warrants shall vest in four annual increments, proportionately in relation to the first $25 million, or a fraction thereof, that Samsung Ventures pays, in cash, to the Company over the four years commencing on January 15, 2014. Samsung Ventures payments are defined as future total cash payments, including licensing, royalties and product purchases but not joint development or the purchase of Notes.

•	We consolidated the Notes previously issued to AAOF and XGS II, together with accrued interest, into a single new Note for each lender, with terms and conditions identical to the Notes issued to Samsung Ventures and exchanged existing warrants to purchase 447,916 shares of Series A Preferred Stock for new warrants to purchase 916,666 shares of Series A Preferred Stock. Because the cash flows, including fees and other instruments issued, associated with the new instruments exceeded the cash flows of the old instruments by more than 10%, in accordance with ASC 450, the modification of the Notes has been accounted for as a debt extinguishment. Accordingly, the difference of $3,513,770 between the carrying amounts of the original Notes and the fair value of the newly issued Notes plus the fair value of the additional warrants was recorded as a loss on extinguishment.

•	We transferred all of our intellectual property into a newly created, wholly owned subsidiary of the Company called XG Sciences IP, LLC, a Michigan limited liability company.

•	We revised the terms and amounts related to the timing of future investments from AAOF and XGS II by increasing the XGS II optional funding level to $1 million and extending the optional financing periods for both AAOF and XGS II through the end of 2014.

•	A new provision was added granting us (as the borrower) the right to force conversion of all of the Notes into Series A Preferred Stock at any time after we raise an aggregate of $15 million in new equity.

•	We revised certain provisions in our Bylaws to allow for special stockholder meetings to be called by holders of ten percent (10%) or more of the Company’s stock and to clarify certain voting provisions.

•	We further amended and restated the Series A Designations to clarify the conditions relating to mandatory conversions into common stock upon a listing of the Company’s common stock on a Qualified National Exchange (as defined in the Series A Designations) and to add a provision that would exempt holders of Series A Preferred Stock from future mandatory financing participation.

Additional funding from AAOF and XGS II occurred during 2014 and, as of December 31, 2014 a total of $14,090,679 in principal had been funded, which together with accrued interest, brought the total balance due on the secured convertible notes to $15,604,429.

On April 10, 2015 all of the secured noteholders entered into a Consent and Waiver Agreement which modified the original terms of the secured convertible notes such that all previously issued Notes, together with accrued interest, shall automatically convert into shares of Series A Preferred Stock upon the earlier to occur of (1) the Company raising not less than $12,000,000 (as opposed to $15,000,000) in new funding, and (2) December 31, 2015. All Notes, together with accrued interest, converted to Series A Preferred Stock on December 31, 2015 at a rate of $12 per share.

The following table shows the total balances on the Notes that were converted on December 31, 2015 as well as the resulting number of Series A Preferred Shares issued at that time.

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	Face Value of Notes	Total Interest & Principal as of 12/31/2015	No. of shares converted @ $12/share
AAOF	$9,268,906	$11,520,232	960,019
Knox	772,998	866,722	72,226
XGS II LLC	1,048,775	1,310,068	109,172
Samsung Ventures	3,000,000	3,776,518	314,709
Grand Total Notes	$14,090,679	$17,473,540	1,456,126

Non-Convertible Promissory Notes

On December 31, 2015, the Company issued non-secured, non-convertible promissory notes (the December Notes) in an aggregate amount of $550,000 to existing stockholders of the Company who are also accredited investors and members of the board of Directors, along with warrants to purchase 20,625 shares of common stock. The December Notes mature on June 30, 2016 and bear interest at 8% per annum.

During the period from March 9 to April 7, 2016, the Company issued non-secured, non-convertible promissory notes in an aggregate amount of $574,750 to existing stockholders of the Company who are also accredited investors, along with warrants to purchase 11,495 shares of common stock. The notes mature on December 31, 2016 and bear interest at 8% per annum.

During June 2016, the Company repaid i) outstanding principal of $550,000 plus accrued interest of $22,000 to the December 2015 Bridge Financing investors and ii) outstanding principal of $200,000 plus accrued interest of $5,032 to two of the March 2016 Bridge Financing investors. These investors, who are also members of the board of directors of the Company, used the proceeds from repayment of their notes, plus additional funds, to purchase 199,879 additional shares of the Company’s common stock in this offering for approximately $1.6 million.

The Dow Facility

On December 7, 2016, the Company entered into the Dow Facility, which subsequently closed after approval by holders of at least 60% of the Company’s Series A Convertible Preferred Stock and holders of at least 60% of the Company’s Series B Convertible Preferred Stock.

Under the Dow Facility, Dow will provide up to $10 million of secured debt financing to the Company, drawable upon the Company’s request as follows: (a) $2 million drawn at closing (the “Initial Draw”); (b) up to an additional $3 million drawable on or before December 1, 2017; and (c) up to an additional $5 million drawable after December 1, 2017, but on or before December 1, 2019, if the Company has raised at least $10 million of certain equity capital after October 31, 2016.

The Dow Facility is senior to most of the Company’s other debt, and will be secured by the Company’s assets and the assets of the Company’s subsidiary, XG Sciences IP, LLC pursuant to a certain Security Agreement, Intellectual Property Security Agreement and Pledge Agreement, by and between the Company and Dow. The Dow Facility bears interest at a 5% annual rate payable quarterly in arrears, provided that higher interest rates may apply in certain circumstances and that the Company may elect to capitalize interest through January 1, 2019. The Dow Facility’s stated maturity date is December 1, 2021, subject to certain prepayment requirements based on the Company’s financing activities, to acceleration upon an event of default, and to certain other events.

In connection with each draw against the Dow Facility, the Company will also issue a warrant to Dow to purchase shares of the Company’s common stock. For each $40 drawn against the Loan, the related warrant entitles the Lender to purchase one share of the Company’s common stock. Therefore, Dow received warrants to purchase 50,000 shares of the Company’s common stock in connection with the Initial Draw, and in connection with subsequent draws may thereafter receive warrants to purchase up to an additional 200,000 shares of the Company’s common stock. The warrant issued in connection with the Initial Draw has an exercise price of $8.00 per share. Subsequent warrants will have an exercise price equal to the lowest price per share paid to the Company in the arm’s-length transaction for the Company’s common stock that precedes the issuance of the warrant, excluding transactions involving warrants and options and excluding common stock that is issued upon the exercise of warrants or options. Warrants will be exercisable by Dow by delivery, on or before the expiration date, of the warrant, certain related agreements, and the purchase price. Warrants will also be subject to cashless exercise. All such warrants would have an expiration date of December 1, 2023.

The Dow Facility entitles Dow to appoint an observer to the Company’s board of directors. Dow will maintain its observation right until the later of December 1, 2019 or when the amount of principal and interest outstanding under the Dow Facility is less than $5 million.

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Preemptive Rights

On July 5, 2006, the Company entered into a stock redemption agreement with Michael R. Knox, Lawrence T. Drzal, Hiroyuki Fukushima and Inhwan Do whereby, among other things, each holder of common stock of the Company was granted the first right to purchase shares of common stock that may thereafter from time to time be issued in the ratio that the number of shares of common stock they hold at the time of the issue bears to the total number of shares of common stock outstanding. The right shall be deemed waived by any holder of common stock who does not exercise the right and pay for the stock preemptive within thirty days of receipt of a notice in writing from the Company inviting them to exercise the right.

On December 1, 2010, the Company entered into a stock redemption agreement with Hanwha Chemical whereby, among other things, Hanwha Chemical was granted the first right, on equal terms with each of the other stockholders of the Company who had been granted preemptive rights pursuant to a stock redemption agreement with the Company to purchase stock of the Company as of June 8, 2011, to purchase shares of common stock that may thereafter from time to time be issued in the ratio that the number of shares of common stock they hold at the time of the issue bears to the total number of shares of common stock outstanding. The right shall be deemed waived by any holder of common stock who does not exercise the right and pay for the stock preemptive within thirty days of receipt of a notice in writing from the Company inviting them to exercise the right.

On June 8, 2011, the Company entered into a stock redemption agreement with POSCO whereby, among other things, POSCO was granted the first right, on equal terms with each of the other stockholders of the Company who had been granted preemptive rights pursuant to a stock redemption agreement with the Company to purchase stock of the Company as of June 8, 2011, to purchase shares of common stock that may thereafter from time to time be issued in the ratio that the number of shares of common stock they hold at the time of the issue bears to the total number of shares of common stock outstanding. The right shall be deemed waived by any holder of common stock who does not exercise the right and pay for the stock preemptive within thirty days of receipt of a notice in writing from the Company inviting them to exercise the right.

All of the foregoing pre-emptive rights agreements were cancelled and replaced with the pre-emptive rights included the Shareholders Agreement dated March 18, 2013.

As part of our overall financing agreements with AAOF, we agreed to allow conversion of previously held shares of common stock into Series A Preferred Stock for AAOF affiliates or other stockholders who exercised preemptive rights to purchase Series A Preferred Stock on or before October 31, 2013. The preemptive rights allowed the stockholders to purchase one share of Series A Preferred Stock at a price of $12.00 per share for every two shares of Series A Preferred Stock or common stock owned by the stockholder. Stockholders exercised these preemptive rights to purchase 11,107 shares of Series A Preferred Stock for $133,284. In addition, a total of 174,734 shares of common stock were cancelled on conversion into a like number of shares of Series A Preferred Stock.

On January 15, 2014, as part of our financing agreements with Samsung Ventures, AAOF and XGS II, we agreed to allow all stockholders to purchase one share of Series A Preferred Stock at a price of $12.00 per share for every two shares of Series A Preferred Stock or common stock owned by the stockholder. In addition, for every two preemptive shares purchased, the Company issued the stockholder a warrant to purchase one additional share of Series A Preferred Stock with the same terms as the warrants issued to AAOF and XGS II. The Company also agreed to issue warrants with the same terms to those stockholders who exercised preemptive rights in October 2013. These preemptive rights expired on March 31, 2014.

During the quarter ended March 31, 2014, 101,000 shares of Series A Preferred Stock were sold to existing stockholders at a price of $12.00 per share under the January 15, 2014 preemptive rights offering. In addition, Stock Warrants indexed to 56,054 shares of Series A Preferred Stock were issued in conjunction with these stock purchases, including 5,554 warrants related to the preemptive rights exercised in October 2013.

During the year ended December 31, 2015, 3,100 shares of Series B Preferred Stock and warrants to purchase 2,635 shares of common stock were sold to existing stockholders at a price of $16.00 per share under a preemptive rights offering associated with the April 18, 2015 offering of Series B Units. See also “Description of Securities — Series B Units”.

Our Shareholder Agreement grants preemptive rights to shareholders and holders of convertible notes who are parties to the Shareholder Agreement. Pursuant to the terms therein, such shareholders and note holders have the right to purchase their pro rata share of all shareholder stock that the Company may, from time to time, propose to sell, issue, or exchange after the date of the Shareholder Agreement, other than certain excluded stock which includes stock granted to employees or as merger consideration. Each shareholder’s pro rata shares shall be equal to the ratio of (i) the aggregate number of shares of the Company’s common stock on a fully diluted basis, owned by the such shareholder at the time of the delivery of a preemptive rights notice to (ii) the aggregate number of shares of Company’s common stock on a fully diluted basis owned by all of the Company’s shareholders at the time of the delivery of a preemptive rights notice. The Shareholder Agreement’s preemptive rights provision supersedes the preemptive rights granted by the stock redemption agreement.

Our Shareholder Agreement was amended on February 26, 2016 to provide that holders of Excluded Stock are not subject to the terms of the Shareholders Agreement. Excluded Stock means shares of common stock that are subject to a registration statement that has been filed with the SEC and has been declared effective.

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The Amendment to Shareholders Agreement takes effect when (i) a majority of the Board of Directors and shareholders holding at least 60% of the voting power of all shares of Shareholder Stock have consented to the amendment to the Shareholders Agreement, and (ii) a registration statement registering the shares of common stock has been filed with the SEC and declared effective. The first condition in (i) above has been satisfied, and the second condition in (ii) above will be satisfied upon the effectiveness of the registration statement of which this prospectus is a part.

The Amendment to Shareholders Agreement further clarifies that preemptive rights shall not apply to Excluded Stock.

Michigan Anti-Takeover Law and Charter Provisions

Provisions of our Articles of Incorporation, as amended may delay or discourage transactions involving an actual or potential change in our control or change in our management. Therefore, these provisions could adversely affect the price of our common stock. Our Articles of Incorporation, as amended, permit our Board of Directors to issue up to 5,000,000 shares of blank check preferred stock in one or more series, each of such series to have such designations, powers, preferences, and relative participating, optional, or other rights, and such qualifications, limitations, or restrictions, as may be stated in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

Registration Rights

On December 31, 2015, the Company issued promissory notes and warrants to several existing investors in a private placement (the December Notes and December Warrants). Pursuant to the terms of the subscription agreement therein, the Company agreed to use its best efforts to register its shares of common stock on Form S-1, subject to certain extensions of the registration timeframe which the Company may make in its discretion. Pursuant to the terms of the Series B Unit offering, investors therein were granted registration rights with respect to the common stock underlying the shares of Series B Preferred Stock. The Company agreed to use its best efforts to file a registration statement on Form S-1 with the SEC to register shares of common stock within six months of the last closing of the offering of Series B Units, subject to certain extensions of the registration timeframe which the Company may make in its discretion. On December 20, 2013, the Company, AAOF, XGS II, LLC and Samsung Ventures executed the Second Amended and Restated Registration Rights Agreement whereby AAOF, XGS II, LLC and Samsung Ventures were granted demand and piggy-back registration rights with respect to any shares of common stock held by such investors or issuable upon conversion, exercise or exchange of any securities owned by the investors.

On May 24, 2010, the Company entered into an amended and restated license agreement with MSU whereby the Company, in further consideration of the license, issued 9,543 shares of common stock to MSU and granted to MSU tag-along and piggyback registration rights. The Company agreed to pay all expenses of such registrations.

Transfer Agent and Registrar

Our transfer agent is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, NY 11598, telephone number (212) 828-8436 and facsimile number (646) 536-3179.

PLAN OF DISTRIBUTION

Use of Non-Exclusive Sales Agents

We intend to engage the services of non-exclusive sales agents to assist us in selling the shares. If we do engage sales agents, each sales agent will not purchase or sell any securities offered by this prospectus, nor will it be required to arrange the purchase or sale of any specific number or dollar amount of securities, but must agree to use its best efforts to arrange for the sale of all of the securities offered hereby. Any non-exclusive sales agents do not have any fiduciary duties to the Company and their duties to investors are governed by the laws of each state where such sales agents are registered.

A sales agent may retain other brokers or dealers to act as a sub-agents on its behalf in connection with the offering. Therefore, we will enter into a subscription agreement directly with investors in connection with this offering and we may not sell the entire amount of securities offered pursuant to this prospectus. We intend to pay each non-exclusive sales agent a cash fee equal to up to eight percent (8%) of the gross proceeds of this offering attributable to the efforts of such sales agent.

The following table shows the per share sales agent’s fees that we intend to pay to any sales agent in connection with the sale of the shares offered pursuant to this offering, assuming the purchase of all of the shares offered hereby were arranged through sales agents:

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Maximum Selling Commissions as a % of Proceeds from Sale of Common Stock (8%)
Sale of all 2,394,868 shares of common stock at $8.00 per share (gross proceeds of $19,158,944)	$1,532,715

In addition to the commissions payable to sales agents, we may also pay dealer manager commissions to one or more registered broker dealers equal to up to two percent (2%) of the gross proceeds raised by other registered broker dealers serving as sales agents that were introduced to us by a dealer manager, or up to $191,589, assuming that we engage dealer managers that introduce sales agents for 50% of the gross proceeds in this offering.

Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the subscription agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in the subscription agreement as well, which may also be waived. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, including the sales agent fees (assuming that fifty percent (50%) of the shares are sold by sales agents), and the dealer manager fees (assuming that twenty five percent (25%) of the shares are sold by sales agents introduced by dealer managers) will be approximately $1,298,000, all of which are payable by us.

The foregoing does not purport to be a complete statement of the terms and conditions of the subscription agreement. If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

Direct Sales Efforts by Company without Sales Agents

If we determine not to engage a sales agent, Philip Rose, Steve Jones, Arnold Allemang and Dave Pendell will conduct the offering on our behalf. Such officers and directors will offer the shares solely by means of this prospectus and the investor presentation materials which are attached as Exhibit 99.1 to the registration statement of which this prospectus is a part, to friends, family members, business acquaintances and other contacts, and by direct mail to investors who have indicated an interest in us. In connection with the offering, Philip Rose, Steve Jones, Arnold Allemang and Dave Pendell will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the exemption provided by Rule 3a4-1 under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. In order to comply with Rule 3a4-1, such officers and directors:

•	may not be subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation in this offering;

•	may not be compensated in connection with his participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities;

•	may not be, nor have been within the past 12 months, a broker or dealer, and may not, nor have been within the past 12 months, an associated person of a broker or dealer;

•	must primarily perform substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

•	may not participate in selling an offering of securities for us more than once every 12 months other than in reliance on Rule 3a4-1(a)(4)(i) or (iii).

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.

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Penny Stock Regulations

You should note that once our shares are publicly traded, they may become a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities will at such time likely be covered by the Penny Stock Rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The Penny Stock Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the Penny Stock Rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these Penny Stock Rules. Consequently, these Penny Stock Rules may affect the ability of broker-dealers to trade our securities if our common stock is publicly traded or quoted. We believe that the Penny Stock Rules discourage investor interest in and limit the marketability of our common stock.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must (1) execute and deliver a subscription agreement; and (2) deliver a check or certified funds to us for acceptance or rejection in accordance with the terms of the subscription agreement.

All checks for subscriptions must be made payable to “XG Sciences, Inc.” The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned promptly by us to the subscriber, without interest or deductions.

SUITABILITY STANDARDS

Under advisement from certain state securities regulators, we have agreed to limit the scope of this offering in certain states to investors meeting specified suitability standards.

The following table sets forth the suitability for citizens of each state where such standards are applicable.

Arkansas

Arkansas investors must meet the following criteria:

1.    A minimum annual gross income of $70,000 and a minimum net worth of $70,0000, exclusive of automobile home and home furnishings; or

2.    A minimum net worth of $250,000 exclusive of automobile, home and home furnishings.

Kentucky

Kentucky investors must meet the following criteria:

1.    A net income of at least $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year; or

2.    An individual net worth, or joint net worth with that person’s spouse, in excess of $1,000,000, excluding the value of the person’s primary resident.

Missouri

Missouri investors must meet the following criteria:

1.    A minimum annual gross income of $70,000 and a minimum net worth of $70,0000, exclusive of automobile home and home furnishings; or

2.    A minimum net worth of $250,000 exclusive of automobile, home and home furnishings.

3.    No more than 10% of any one Missouri investor’s liquid net worth shall be invested in the Company’s securities.

New Mexico	This offering is no longer available to New Mexico investors

Pennsylvania

Pennsylvania investors must meet the following criteria:

1.    A minimum annual gross income of $70,000 and a minimum net worth of $70,0000, exclusive of automobile home and home furnishings; or

2.    A minimum net worth of $250,000 exclusive of automobile, home and home furnishings.

Vermont

Vermont investors may invest pursuant to the following restrictions:

1.    Accredited investors in Vermont, as defined in 17 C.F.R. Section 230.501, may invest freely in this offering; and

2.    Non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s “liquid net worth”, defined as an investor’s total assets (not including home, home furnishings or automobiles) minus total liabilities.

87

California

California investors must meet the following criteria:

1.    Only “Accredited Investors” in California (as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended) may invest in this offering.

New Jersey

New Jersey investors must meet the following criteria:

1.    Only “Accredited Investors” in New Jersey (as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended) may invest in this offering.

Oklahoma

Oklahoma investors must meet the following criteria:

1.    A minimum annual gross income of $70,000 and a minimum net worth of $70,0000, exclusive of automobile home and home furnishings; or

2.    A minimum net worth of $250,000 exclusive of automobile, home and home furnishings.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Foster Swift Collins & Smith PC, with an address at 313 South Washington Square, Lansing, MI 48933-2114.

EXPERTS

The 2016 and 2015 financial statements included in this prospectus have been so included in reliance on the report of Frazier & Deeter, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed, which is deemed not to be incorporated by reference in this Registration Statement). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete but do contain the material provisions for each such contract and other document, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

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We will become obligated to file periodic reports upon the effectiveness of the registration statement of which this prospectus is a part and we will file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We will also make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Our Articles of Incorporation, as amended, state that a Director of the Company shall not be personally liable to the Company or its stockholders for money damages for any action taken or any failure to take any action as a Director, except liability for any of the following:

(a)	The amount of a financial benefit received by a Director to which the Director is not entitled;

(b)	The intentional infliction of harm on the Company or its stockholders;

(c)	A violation of Section 551 of the Michigan Business Corporation Act, as amended (the “Act”); or

(d)	An intentional criminal act.

In the event the Act is amended, after approval by the stockholders of the appurtenant article in the Company’s Articles of Incorporation, as amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal, modification or adoption of any provision in our Articles of Incorporation, as amended inconsistent with this Article in shall not adversely affect any right or protection of a Director of the Company existing at the time of such repeal, modification or adoption.

Our Bylaws states that each person who is or was or had agreed to become a Director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company, or as a Director, officer, employee or agent of another corporation (whether for profit or not), partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Act or any other applicable laws as presently or hereafter in effect.

The right to indemnification conferred in the Bylaws shall not be exclusive of any right any person may have or acquire under any statute, provision of the Articles of Incorporation, as amended, Bylaws, agreement, vote of stockholders or disinterested Directors, or otherwise.

The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company or is or was serving at the request of the Company as a Director, officer, partner, trustee, employees or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the appurtenant provision of the Company’s Bylaws.

Under Michigan law, however, such provisions do not eliminate the personal liability of a director unless the director (i) acted in good faith; (ii) acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; and (iii) with respect to a criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Furthermore, under Section 551of the Act, directors who vote for, or concur in, any of the following corporate actions are jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent any legally recoverable injury suffered by its creditors or shareholders as a result of the action but not to exceed the difference between the amount paid or distributed and the amount that lawfully could have been paid or distributed: (i) a declaration of a share dividend or distribution to shareholders contrary to the Act or contrary to any restriction in the articles of incorporation; (ii) distribution to shareholders during or after dissolution of the corporation without paying or providing for debts obligations and liabilities of the corporation as required by Section 855a of the Act; and (iii) making a loan to a director, officer, or employee of the corporation or of a subsidiary of the corporation contrary to the Act.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

89

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Our Articles of Incorporation, as amended, state that a Director of the Company shall not be personally liable to the Company or its stockholders for money damages for any action taken or any failure to take any action as a Director, except liability for any of the following:

(a) The amount of a financial benefit received by a Director to which the Director is not entitled;

(b) The intentional infiiction of harm on the Company or its stockholders;

(c) A violation of Section 551 of the Michigan Business Corporation Act, as amended (the “Act”); or

(d) An intentional criminal act.

In the event the Act is amended, after approval by the stockholders of the appurtenant article in the Company’s Articles of Incorporation, as amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal, modification or adoption of any provision in our Articles of Incorporation, as amended inconsistent with this Article in shall not adversely affect any right or protection of a Director of the Company existing at the time of such repeal, modification or adoption.

Our Bylaws states that each person who is or was or had agreed to become a Director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company, or as a Director, officer, employee or agent of another corporation (whether for profit or not), partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Act or any other applicable laws as presently or hereafter in effect.

The right to indemnification conferred in the Bylaws shall not be exclusive of any right any person may have or acquire under any statute, provision of the Articles of Incorporation, as amended, Bylaws, agreement, vote of stockholders or disinterested Directors, or otherwise.

The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company or is or was serving at the request of the Company as a Director, officer, partner, trustee, employees or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the appurtenant provision of the Company’s Bylaws.

Under Michigan law, however, such provisions do not eliminate the personal liability of a director unless the director (i) acted in good faith; (ii) acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; and (iii) with respect to a criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Furthermore, under Section 551of the Act, directors who vote for, or concur in, any of the following corporate actions are jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent any legally recoverable injury suffered by its creditors or shareholders as a result of the action but not to exceed the difference between the amount paid or distributed and the amount that lawfully could have been paid or distributed: (i) a declaration of a share dividend or distribution to shareholders contrary to the Act or contrary to any restriction in the articles of incorporation; (ii) distribution to shareholders during or after dissolution of the corporation without paying or providing for debts obligations and liabilities of the corporation as required by Section 855a of the Act; and (iii) making a loan to a director, officer, or employee of the corporation or of a subsidiary of the corporation contrary to the Act.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

90

XG SCIENCES, INC.

Consolidated Financial Statements

INDEX TO FINANCIAL STATEMENTS

F-1

401 E. Jackson Street, Suite 2425 Tampa, Florida 33602 813.559.6400 www.frazierdeeter.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

XG Sciences, Inc.

We have audited the accompanying consolidated balance sheets of XG Sciences, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016 and 2015, and the consolidated results of its operations and its consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Frazier & Deeter, LLC

Tampa, FL

March 31, 2017

F-2

XG SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS
CURRENT ASSETS
Cash	$1,785,343	$1,060,224
Accounts receivable, less allowance for doubtful accounts of $10,000 in 2016 and 2015, respectively	99,078	54,413
Inventories	205,973	229,034
Incentive refunds receivable	165,635	86,000
Other current assets	174,495	108,096
Total current assets	2,430,524	1,537,767

PROPERTY, PLANT AND EQUIPMENT, NET	2,886,421	3,753,248

RESTRICTED CASH FOR LETTER OF CREDIT	195,499	195,206

INTANGIBLE ASSETS, NET	478,019	411,789

TOTAL ASSETS	$5,990,463	$5,898,010
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and other current liabilities	$964,757	$704,177
Short-term promissory notes	—	497,324
Deferred revenue	6,428	—
Current portion of capital lease obligations	268,667	178,487
Total current liabilities	1,239,852	1,379,988

LONG-TERM LIABILITIES
Long-term portion of capital lease obligations	115,106	354,483
Long term debt	1,862,120	—
Derivative liability – warrants	7,900,249	8,235,163
Total long-term liabilities	9,877,475	8,589,646

TOTAL LIABILITIES	11,117,327	9,969,634

STOCKHOLDERS’ DEFICIT
Series A convertible preferred stock, 3,000,000 shares authorized, 1,829,256 and 1,800,696 shares issued and outstanding, liquidation value of $21,951,072 and $21,608,352 at December 31, 2016 and December 31, 2015, respectively	21,634,597	21,291,912
Series B Preferred Stock, 1,500,000 shares authorized, 0 and 269,987 shares issued and outstanding, liquidation value of $0 and $4,319,792 at December 31, 2016 and December 31, 2015, respectively	—	3,651,533
Common stock, no par value, 25,000,000 shares authorized, 1,885,175 and 836,544 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	15,647,839	8,565,225
Additional paid-in capital	6,490,230	5,791,074
Accumulated deficit	(48,899,530)	(43,371,368)
Total stockholders’ deficit	(5,126,864)	(4,071,624)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$5,990,463	$5,898,010

See notes to consolidated financial statements

F-3

XG SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
REVENUES
Product sales	$356,730	$164,153
Grants	279,760	378,439
Licensing revenue	100,000	100,000
Total revenues	736,490	642,592

COST OF GOODS SOLD
Direct costs	172,394	97,590
Unallocated manufacturing expenses	1,414,268	1,750,124
Total cost of goods sold	1,586,662	1,847,714

GROSS LOSS	(850,172)	(1,205,122)

OPERATING EXPENSES
Research and development	1,124,165	1,485,283
Sales, general and administrative	3,548,605	4,119,329
Total operating expenses	4,672,770	5,604,612

OPERATING LOSS	(5,522,942)	(6,809,734)

OTHER INCOME (EXPENSE)
Incentive refund and interest income	80,259	94,507
Interest expense	(298,832)	(7,387,256)
Gain (loss) from change in fair value of derivative liability – warrants	283,496	(2,513,476)
Loss on disposal of equipment and intangible assets	(70,143)	(66,686)
Total other expense	(5,220)	(9,872,911)

NET LOSS	(5,528,162)	(16,682,645)

Deemed dividend on Series A convertible preferred stock	—	(2,214,856)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(5,528,162)	$(18,897,501)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – Basic and diluted	1,112,647	836,225
NET LOSS PER SHARE – Basic and diluted	$(4.97)	$(22.60)

See notes to consolidated financial statements

F-4

XG SCIENCES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Preferred stock (A)		Preferred stock (B)		Common stock		Additional paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Total
Balances, December 31, 2014	316,010	$3,475,686	—	$—	835,144	$8,551,225	$5,192,295	$(26,688,723)	$(9,469,517)
Stock issued for cash	—	—	269,987	4,319,792	1,400	14,000	—	—	4,333,792
Proceeds allocated to warrants	—	—		(668,259)					(668,259)
Convertible notes converted to preferred stock – Series A	1,456,126	17,473,540	—	—	—	—	—	—	17,473,540
Preferred stock issued – beneficial conversion feature	—	(2,214,856)	—	—	—	—	2,214,856	—	—
Preferred stock issued – deemed dividend from beneficial conversion feature	—	2,214,856	—	—	—	—	(2,214,856)	—	—
Preferred stock issued to pay capital lease obligations	28,560	342,686	—	—	—	—	—	—	342,686
Employee stock option expense	—	—	—	—	—	—	598,779	—	598,779
Net loss	—	—	—	—	—	—	—	(16,682,645)	(16,682,645)

Balances, December 31, 2015	1,800,696	21,291,912	269,987	3,651,533	836,544	8,565,225	5,791,074	(43,371,368)	(4,071,624)

Stock issued for cash	—	—	—	—	508,657	4,069,255	—	—	4,069,255
Stock issuance fees and expenses	—	—	—	—	—	(638,174)	—	—	(638,174)
Series B stock exchanged for common stock	—	—	(269,987)	(3,651,533)	539,974	3,651,533	—	—	—
Reclassification of Derivative Liability to Equity	—	—	—	—	—	—	51,418	—	51,418
Warrants issued with Bridge Financings	—	—	—	—	—	—	24,060	—	24,060
Warrants issued with Dow Financing	—	—	—	—	—	—	143,146	—	143,146
Preferred stock issued to pay capital lease obligations	28,560	342,685	—	—	—	—	—	—	342,685
Employee stock option expense	—	—	—	—	—	—	480,532	—	480,532
Net loss	—	—	—	—	—	—	—	(5,528,162)	(5,528,162)

Balances, December 31, 2016	1,829,256	$21,634,597	—	$—	1,885,175	$15,647,839	$6,490,230	$(48,899,530)	$(5,126,864)

See notes to consolidated financial statements

F-5

XG SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

DECEMBER 31, 2016 AND 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,528,162)	$(16,682,645)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	908,896	964,382
Amortization of intangible assets	38,336	30,261
Loss on disposal of equipment and intangible assets	70,143	66,686
Provision for bad debts	—	6,527
Stock-based compensation expense	480,532	598,779
Non-cash interest expense	250,471	7,271,151
Deferred compensation – phantom stock	—	(254,400)
Loss (gain) from change in fair value of derivative liability – warrants	(283,496)	2,513,476
(Increase) Decrease in:
Accounts receivable	(44,665)	(35,957)
Inventories	23,061	(96,575)
Incentive refund receivable	(79,635)	92,430
Other current assets	(66,402)	10,020
Other assets	(293)	(4,290)
Increase (Decrease) in:
Accounts payable and other liabilities	303,112	(90,552)
Accrued compensation	(42,532)	(24,810)
Deferred revenue	6,428	—
NET CASH USED IN OPERATING ACTIVITIES	(3,964,206)	(5,635,517)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(93,002)	(131,842)
Purchases of intangible assets	(123,775)	(114,917)
NET CASH USED IN INVESTING ACTIVITIES	(216,777)	(246,759)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances (repayments) on short-term notes, net	(550,000)	550,000
Advances (repayments) of capital lease obligations	25,021	(30,158)
Proceeds from long-term loan	2,000,000	—
Proceeds from issuance of preferred stock	—	4,319,792
Proceeds from issuance of common stock	4,069,255	14,000
Common stock issuance fees and expenses	(638,174)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,906,102	4,853,634

NET INCREASE (DECREASE) IN CASH	725,119	(1,028,642)
CASH AT BEGINNING OF PERIOD	1,060,224	2,088,866

CASH AT END OF PERIOD	$1,785,343	$1,060,224

See notes to consolidated financial statements

F-6

XG SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (cont.)

DECEMBER 31, 2016 AND 2015

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$48,360	$116,105
Value of preferred stock issued for AAOF capital lease obligations	$342,686	$342,686
Property and equipment additions under capital leases	$38,998	$—
Reclassification of derivative liability warrants to equity	$51,418	$—
Warrants issued with bridge financings	$24,060	$—
Warrants issued with Dow financing	$143,146	$—
Conversion of Series B stock to common stock	$3,651,533	$—
Conversion of convertible notes to preferred stock – Series A	$—	$17,473,540

See notes to consolidated financial statements

F-7

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 1 — NATURE OF BUSINESS AND BASIS OF PRESENTATION

XG Sciences, Inc., a Michigan company located in Lansing, Michigan and its subsidiary XGS IP, LLC (“we”, “us”, “our”, or the “Company”) manufactures graphene nanoplatelets made from graphite, using a proprietary manufacturing process to split natural flakes of crystalline graphite into very small and thin particles. These nanoplatelets are then used in products like battery electrodes, thin sheets, films, inks and coatings that we sell to other companies. We also sell our xGnP® graphene nanoplatelets in the form of bulk powders or dispersions to other companies for use as additives to make composite and other materials with specially engineered characteristics. Additionally, we license our technology to other companies in exchange for royalties and other fees.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All normal adjustments considered necessary for a fair presentation have been included.

The consolidated financial statements include the accounts of XG Sciences, Inc. and our wholly-owned subsidiary, XGS IP, LLC. We operate as one reportable segment. All intercompany accounts, transactions and profits have been eliminated in consolidation.

Liquidity

We have historically incurred losses from operations and we may continue to generate negative cash flows as we implement our business plan. Our consolidated financial statements are prepared using US GAAP as applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

As of December 31, 2016, we had cash on hand of $1,785,343 and at March 31, 2017 cash on hand of $1,148,681 and currently available funds of $3,000,000 under the Dow Facility, which we believe is sufficient to fund our operations through October 2017. We believe that we will need an additional approximately $1 million to sustain us for the next 12 months for which we have a commitment from a shareholder group to provide in the event we are unable to raise such funds from third parties. Our financial projections show that we may need to raise an additional $15 million or more before we are capable of achieving sustainable cash flow from operations. We intend that the primary means for raising such funds will be through our IPO, the additional $3 million of currently available funds under the Dow Facility (see note 7), and up to an additional $5 million of proceeds from the Dow Facility after we have raised $10 million of additional equity capital in the period beginning on November 1, 2016. There can be no assurance that we will be able to raise additional equity capital in the IPO or in subsequent equity offerings or that the terms and conditions of any future financings will be workable or acceptable to us and our stockholders.

In the event we are unable to fund our operations from existing cash on hand, operating cash flows, additional borrowings or raising equity capital, we may be forced to reduce our expenses, slow down our growth rate, or discontinue operations. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. Actual results and outcomes may differ from management’s estimates, judgments and assumptions. Significant estimates, judgments and assumptions used in these consolidated financial statements include, but are not limited to, those related to revenues, accounts receivable and related allowances, contingencies, useful lives and recovery of long-term assets, income taxes, and the fair values of stock-based compensation, warrants, and derivative financial instrument liabilities. These estimates, judgments, and assumptions are reviewed periodically and the effects of material revisions in estimates are reflected in the financial statements prospectively from the date of the change in estimate.

Revenue Recognition

We recognize revenues when (a) the price is fixed or determinable, (b) persuasive evidence of a sales arrangement exists, (c) the service is performed or delivery has occurred and (d) collectability of the resulting receivable is reasonably assured.

F-8

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

We recognize product revenues when products are shipped to customers. At that time, product ownership and risk have transferred to the customer and we have no further obligations. We record product sales at net selling prices that are reflective of discounts and allowances. Shipping and handling costs are recorded as a component of direct costs, as are shipping and handling costs billed to customers.

Revenue related to licensing agreements is recorded upon substantial performance of the terms of the licensing contract. In the case of licensing arrangements that involve up-front payments, revenue is recorded when management determines that the appropriate terms of the contract have been fulfilled. For example, this may occur when technology has been transferred via written documents or, if training is involved, whenever all contracted training has occurred. In the case of licenses where product delivery is also embedded in the deliverable, a portion of revenue would be recognized when products are delivered.

In the case of licensing arrangements that involve ongoing royalties based on sales of products produced with our technology, royalty income is recorded when received or, in the case of minimum royalties due, in the period when due.

Grant contract revenue is recognized over the life of the contracts as the services are performed.

Amounts received in excess of revenues earned are recorded as deferred revenue.

Cost of Products Sold

We use a standard cost system to estimate the direct costs of products sold. Direct costs include estimates of raw material costs, packaging, freight charges net of those billed to customers, and an allocation for direct labor and manufacturing overhead. Because of the nature of our production processes, there is a substantial fixed manufacturing expense requirement that represents the ongoing cost of maintaining production facilities that are not directly related to products sold, so we use a “full capacity” allocation of overhead based on an estimate of what product costs would be if the manufacturing facilities were operating on a full-time basis and producing products at the designed capacity. This estimate involves estimating both the level of expenses as well as production amounts as if the manufacturing facility were operating on a continuous, three-shift, production basis.

The remaining costs of operating the Company’s manufacturing facilities are recorded as Unallocated Manufacturing Expenses. Manufacturing expense includes the costs of operating our manufacturing facilities including personnel costs, rent, utilities, indirect supplies, depreciation, and related indirect expenses. Manufacturing expenses are expensed as incurred.

Research and Development

Research and development expenses include the compensation costs of research personnel, laboratory rent and utilities, depreciation of laboratory equipment, travel and laboratory supplies and are expensed as incurred.

General and Administrative Expense

General and administrative expenses include the compensation costs of personnel, rent, utilities, supplies, travel, depreciation of office equipment, and related expenses not included in other expense categories. General and administrative expenses also include non-cash compensation expenses related to the Company’s deferred compensation, management incentive bonus, and employee stock option programs.

Sales and Marketing Expense

Sales and marketing costs include compensation, travel, and business development expenses including free samples provided to customers. These costs are expensed as incurred. Product marketing allowances are recorded at the estimated out of pocket cost necessary to produce the product in the period the allowance is granted. Advertising costs are expensed at the time they are incurred and were not material for the years ended December 31, 2016 and 2015.

Income Taxes

It is our policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. To the extent that the probable tax outcome of these uncertain tax position changes, such changes in estimate will impact the income tax provision in the period in which such determination is made. At December 31, 2016, we believe we have appropriately accounted for any unrecognized tax benefits. We are not aware of any uncertain tax positions. To the extent we prevail in matters for which a liability for an unrecognized tax benefit is established or we are required to pay amounts in excess of the liability, our effective tax rate in a given financial statement period may be affected.

F-9

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

We account for income taxes using an asset and liability approach. The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities. The deferred tax effects of state and local income taxes are considered immaterial and have not been recorded. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount that is estimated to be realized. Because of the uncertainty related to future realization of deferred tax assets (see Note 14), we have established a valuation allowance equal to one hundred percent of the deferred tax assets.

Net Income (Loss) Per Common Share

We compute net income or (loss) per share in accordance with Financial Accounting Standards Board (“FASB”) Accountings Standards Codification (“ASC”) Topic 260: Earnings Per Share. Under the provisions of ASC 260, basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares outstanding during the applicable period, plus the effect of potentially dilutive securities. Potentially dilutive securities consist of shares potentially issuable pursuant to stock options and warrants as well as shares that would result from full conversion of all outstanding convertible securities. These potentially dilutive securities were 3,594,582 and 2,857,839 as of December 31, 2016 and 2015 and are excluded from diluted net loss per share calculations because they are anti-dilutive. As a result, for the years ended December 31, 2016 and 2015, basic and diluted net loss per share was the same.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on their assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance account and a credit to accounts receivable.

Statements of Cash Flows

For the purposes of the statements of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments and Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company places its cash with FDIC insured financial institutions. Although such balances may exceed the federally insured limits at certain times, in the opinion of management they are subject to minimal risk.

The Company has established policies for extending credit to customers based upon factors including the customers’ credit worthiness, historical trends and other information. Nonetheless the collectability of accounts receivable is affected by regional economic conditions and other factors.

Inventory

Inventory consists of raw materials, work-in-process and finished goods, all of which are valued at standard cost, which approximates average cost.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Property and equipment generally includes purchases of items with a cost greater than $3,000 and a useful life greater than one year. Depreciation and amortization are computed on the straight line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the related lease terms or their estimated useful lives.

F-10

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

We periodically review the estimated useful lives of property and equipment. Changes to the estimated useful lives are recorded prospectively from the date of the change. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statement of operations. Repairs and maintenance costs are expensed as incurred.

Recoverability and Impairment of Long-Lived Assets

We review our long-lived assets for recoverability if events or changes in circumstances indicate the assets may be impaired. This circumstance exists when the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. At December 31, 2016, we believe the carrying value of our long-lived assets is recoverable.

Intangible Assets

We have entered into a License Agreement with Michigan State University under which we have licensed certain intellectual property in the form of patents and patent applications and invention disclosures. We are responsible for managing the patent process and ongoing filings for this licensed intellectual property and for bearing the cost thereof. We capitalize all costs related to the acquisition and ongoing administration of this License Agreement and we amortize these costs over 15 years or the remaining life of the License Agreement, whichever is shorter.

In addition to the costs of managing in-licensed intellectual property, we also file for patent protection for inventions and other intellectual property generated by our employees. All patents are evaluated for filing in international markets on a case-by-case basis, and are filed in the United States and in selected international markets as considered appropriate. All external legal and filing costs related to patent applications, patent filings, ongoing registrations, overseas filings, and legal opinions related thereto are capitalized as intangible assets at cost and amortized over a period of 15 years from the date incurred, or the remaining useful life of the associated patent, whichever is shorter.

The cost of royalties or minimum payments specified under the license agreement for in-licensed technology is expensed as incurred.

We have also out-licensed certain of our intellectual property to licensees under terms and conditions of license agreements that specify the intellectual property licensed, the territory, and the type of license. In exchange for these licenses, we have recorded revenues associated with the initial granting of the license and expect to receive royalties based on sales of products produced under these licenses. License revenues are recorded to reflect our performance of requirements under these license agreements. In addition, we record royalty revenues from licensees at the time they are earned.

Our intangible assets are assessed for impairment on an annual basis. As part of this process, we take into account the cash flows which we have received from licensing certain of our intellectual property as well as our plans to continue licensing our intellectual property as part of our ongoing business model.

Incentive Refund

As of December 31, 2016 and 2015, we had $165,635 and $86,000 of incentive refunds due from the Michigan Economic Growth Authority under a five-year agreement signed on January 19, 2011. These incentive payments are awarded annually based on a pre-determined formula relating to the number of jobs created, average compensation, and total payroll and benefits for jobs created by XG Sciences in Michigan. These refunds are paid in cash during the year following the refund period. There is no requirement to have taxable income to receive these incentive payments.

Stock-Based Compensation

We recognize compensation expense in our statement of operations for all share-based option and stock awards, based on estimated grant-date fair values.

We estimate the grant-date fair value of stock-based compensation awards using the Black-Scholes option valuation model. This model is affected by the estimated value of our common stock on the date of the grant as well as assumptions regarding a number of highly complex and subjective variables. These variables include the expected term of the option, the exercise price, expected risk-free rates of return, the expected volatility of our common stock, and expected dividend yield, each of which is more fully described below. The assumptions for the estimated value of our common stock, expected term and expected volatility are the assumptions that most significantly affect the grant date fair value.

F-11

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Estimated Value of our Common Stock: The estimated fair value of the Company’s common stock was based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector, the prices at which the Company sold shares of convertible preferred stock, and the superior rights and preferences of securities senior to the Company’s common stock at the time. The Company used the option pricing method, utilizing the back-solve method, which is a form of the market approach defined in the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, used to estimate the fair value of common stock. The valuation methodology included estimates and assumptions that require the Company’s judgment. Once our common stock becomes publicly traded, it will no longer be necessary for us to estimate the fair value of our common stock for new awards.

Expected Term: Because we have limited experience related to the exercise of employee stock options, we use the simplified method permitted by SEC Staff Accounting Bulletin Topic 14 to estimate the expected term of the options. The expected term of an option is estimated to be equal to the mid-point between the vesting and expiration dates of the option.

Risk-free Interest Rate: We base the risk-free interest rate used on the implied yield at the grant date of U.S. Treasury zero-coupon issues with a term approximately equal to the expected term of the stock-based award being valued.

Expected Stock Price Volatility: Because we were a private company with very limited stock sales history, we use a blended average weekly volatility of certain publicly-traded peer companies. We believe that the use of this blended average peer volatility is reflective of market conditions and a reasonable indicator of our expected future volatility.

Dividend Yield: Because we have never paid a dividend and do not expect to begin doing so in the foreseeable future, we have assumed a 0% dividend yield in valuing our stock-based awards.

The grant-date fair value of the award is recognized as expense over the requisite service period using the straight-line method.

Fair Value Measurements

FASB ASC 820: “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included within Level 1 which are either directly or indirectly observable.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Our derivative liabilities are classified as Level 3 within the fair value hierarchy because they were valued using other unobservable inputs. The valuation technique used to measure fair value of the derivative liabilities is based on a lattice model with significant assumptions and inputs determined by the Company. A lattice model was used to estimate the fair value of the derivative liabilities because management believes it reflects all the assumptions that market participants would likely consider including early exercise of the warrants. The fair value of the derivative liabilities will be significantly influenced by the fair value of our common stock, stock price volatility and the risk-free interest components of the lattice technique.

The following is a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2016 and 2015:

	2016	2015
Balance at January 1	$8,235,163	$5,000,752
Warrants issued with private placement of Series B Preferred Stock	—	660,378
Warrants issued with preferred stock sold under preemptive rights	—	7,881
Warrants issued with bridge financing	—	52,676
Warrants reclassified to equity	(51,418)	—
(Gain) Loss recognized in earnings	(283,496)	2,513,476
Balance at December 31	$7,900,249	$8,235,163

F-12

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. The terms of convertible preferred stock and convertible notes that we issue are reviewed to determine whether or not they contain embedded derivative instruments that are required by ASC 815: “Derivatives and Hedging” to be accounted for separately from the host contract, and recorded at fair value. In addition, freestanding warrants are also reviewed to determine if they achieve equity classification. Certain stock warrants that we have issued did not meet the conditions for equity classification and are classified as derivative instrument liabilities measured at fair value. The fair values of these derivative liabilities are revalued at each reporting date, with the change in fair value recognized in earnings. See Note 9 for additional information.

Beneficial Conversion Feature of Preferred Stock

Equity instruments that contain a Beneficial Conversion Feature (BCF) are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend amount is recorded as an increase to additional paid-in capital. For the year ended December 31, 2015, we recorded a deemed dividend of $2,214,856 related to the adjustment of the conversion price of the Series A Preferred Stock from $12.00 to $6.40 per share. This resulted in a BCF due to the new conversion price being lower than the value of the underlying common stock. See Note 9 for additional information related to the BCF resulting from our Series A Preferred Stock.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update No. 2014-09, Revenue From Contracts With Customers, or ASU 2014-09. Pursuant to this update, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this update are currently effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and are to be applied retrospectively, or on a modified retrospective basis. Early application is not permitted. In July 2015, the FASB approved a one year deferral of the effective date for annual reporting periods beginning after December 15, 2017 with early adoption permitted for annual periods beginning after December 15, 2016. We are currently evaluating the impact of adopting ASU 2014-09 on our consolidated financial statements.

In August 2014, FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 explicitly requires a company’s management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. The new standard will be effective in the first annual period ending after December 15, 2016, although early application is permitted. We believe the adoption of this standard will have no material impact on our consolidated statements of financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, or ASU 2015-03. ASU 2015-03 requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The standard also aligns the GAAP presentation with International Financial Reporting Standards and will remedy the long-standing conflict with the guidance in FASB Concepts Statement No. 6, Elements of Financial Statements, which indicates that debt issuance costs do not meet the definition of an asset, because they provide no future economic benefit. ASU No. 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The new guidance will be applied on a retrospective basis. The adoption of this guidance during the year ended December 31, 2016 did not have a material impact on our consolidated balance sheets.

On February 24, 2016, the FASB issued ASU No. 2016-02, Leases, requiring lessees to recognize a right-of-use asset and a lease liability on the balance sheet for all leases with the exception of short-term leases. For lessees, leases will continue to be classified as either operating or finance leases in the income statement. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model. Lessors will continue to classify leases as operating, direct financing or sales-type leases. The effective date of the new standard for public companies is for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition and requires application of the new guidance at the beginning of the earliest comparative period presented. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

F-13

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

On March 30, 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies various aspects related to the accounting and presentation of share-based payments. The amendments require entities to record all tax effects related to share-based payments at settlement or expiration through the income statement and the windfall tax benefit to be recorded when it arises, subject to normal valuation allowance considerations. All tax-related cash flows resulting from share-based payments are required to be reported as operating activities in the statement of cash flows. The updates relating to the income tax effects of the share-based payments including the cash flow presentation must be adopted either prospectively or retrospectively. Further, the amendments allow the entities to make an accounting policy election to either estimate forfeitures or recognize forfeitures as they occur. If an election is made, the change to recognize forfeitures as they occur must be adopted using a modified retrospective approach with a cumulative effect adjustment recorded to opening retained earnings. The effective date of the new standard for public companies is for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. Early adoption is permitted. We believe the adoption of this standard will have no material impact on our consolidated statements of financial position, results of operations or cash flows.

In July 2015, the FASB issued ASU No. 2015-11, (“ASU 2015-11”), Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires an entity to measure in scope inventory at the lower of cost and net realizable value. The amendment does not apply to inventory that is measured using last-in, first-out or the retail inventory method. For public entities, ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years, and is to be applied prospectively. We do not expect the adoption of this standard will have a material effect on our consolidated statements of financial position, results of operations, or cash flows.

With the exception of the standards discussed above, we believe there have been no new accounting pronouncements effective or not yet effective that have significance, or potential significance, to our Consolidated Financial Statements.

JOBS Act

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company,” or EGC, can take advantage of the extended transition period for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC, we intend to rely on certain of these exemptions, including exemptions from the requirement to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an EGC until the earlier of: the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; the last day of the fiscal year following the fifth anniversary of the date of the completion of our IPO; the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

NOTE 3 — INVENTORY

Inventory is carried at the lower of cost or market. Cost is determined using the first-in, first-out method for raw material and finished goods inventory. Market is based on current replacement cost for raw materials and net realizable value for finished goods. Raw materials include all components used in the production of our finished goods, which are our four major product lines, bulk materials, energy storage materials, thermal management materials and inks and coatings.

The following amounts were included in inventory at the end of the period:	Year Ended December 31
	2016	2015
Raw materials	$45,964	$46,660
Finished goods	160,009	182,374
Total	$205,973	$229,034

F-14

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 4 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31 consist of the following:

	Depreciable life (years)	2016	2015
Plant and equipment not yet placed in service		$49,200	$49,200
Leasehold improvements	5-10	399,060	399,060
Lab equipment	3-7	871,512	871,512
Production and other equipment	3-7	5,809,937	5,835,226
Software	3	39,144	39,144

		7,168,853	7,194,142
Less accumulated depreciation and amortization		(4,282,432)	(3,440,894)

Net property, plant and equipment		$2,886,421	$3,753,248

Depreciation and amortization expense on property and equipment, including leased assets, for the years ended December 31, 2016 and 2015, was $908,895 and $964,382, respectively. These amounts are included as part of our statement of operations in Cost of Goods Sold, Research and Development, and General and Administrative Expenses - $756,029, $119,481, $33,385 and $783,153, $146,970, $34,259, respectively in 2016 and 2015.

Property and equipment under capital leases included above consists of the following at December 31:

	2016	2015
Lab equipment	$73,202	$160,202
Production and other equipment	991,887	986,230

	1,065,089	1,146,432
Less accumulated depreciation	(386,314)	(297,336)

Net property, plant and equipment under capital leases	$678,775	$849,096

NOTE 5 — INTANGIBLE ASSETS

Intangible assets and related accumulated amortization as of December 31, 2016 and 2015 are as follows:

	Carrying Amount	Less Accumulated Amortization	Net Carrying Amount
Licenses	$137,533	$(75,140)	$62,393
Patents	481,733	(69,526)	412,207
Trademarks, other intangibles	5,698	(2,279)	3,419

Balance, December 31, 2016	$624,964	$(146,945)	$478,019

Licenses	$137,533	$(65,522)	$72,011
Patents	383,496	(47,524)	335,972
Trademarks, other intangibles	5,698	(1,892)	3,806

Balance, December 31, 2015	$526,727	$(114,938)	$411,789

Amortization expense of $38,337 and $30,261 was recorded for the years ended December 31, 2016 and 2015, respectively. Amortization expense for the next five years is estimated to be approximately $42,000 annually.

F-15

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 6 — ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

As of December 31, 2016 and 2015, our accounts payable and other current liabilities consisted of the following:

	2016	2015
Accounts payable	$731,518	$404,146
Accrued compensation	144,134	186,665
Accrued expenses	11,100	12,900
401(k) employer contribution expense	78,005	100,466
Accounts payable and other liabilities	$964,757	$704,177

NOTE 7 — SECURED CONVERTIBLE NOTES, WARRANTS AND FINANCING AGREEMENTS

2013 AAOF, Knox and XGS II Financings

On March 18, 2013 we entered into a series of agreements with our former Chief Executive Officer, Michael R. Knox and two private funds: Aspen Advance Opportunity Fund, LP (“AAOF”) and XGS II, LLC (“XGS II”). These agreements were amended and restated on July 12, 2013 to provide for expanded financing commitments from AAOF and XGS II. Under these agreements, they agreed to provide financing to the Company in the form of Secured Convertible Notes and a provision that a portion of the AAOF funding could be funded under lease financing arrangements.

AAOF had a financing commitment of a minimum of $6 million and, at the option of AAOF, a maximum of $10 million, of which a maximum of $3 million could be provided in the form of lease financing. XGS II agreed to provide a minimum of $250,000 and, at the option of XGS II, a maximum of $750,000. The agreements provided for Mr. Knox to lend the Company $700,000, to be funded by converting advances he had made under a revolving line of credit.

All of the funding with the exception of the Knox financing, was scheduled according to minimum financing commitments on calendar dates ranging from the time the agreements were executed to a period of eighteen months into the future. With the exception of any lease financing, the financings provided by Knox, AAOF, and XGS II takes the form of Secured Convertible Notes with identical terms and provisions.

On January 15, 2014, we consolidated the Secured Convertible Notes issued in 2013 to AAOF and XGS II, together with accrued interest, into a single note for each lender with terms and conditions similar to the original notes. We also increased the XGS II optional funding level to $1 million and extending the optional financing periods for both AAOF and XGS II through the end of 2014. The previously issued Certificate of Designation of Series A Convertible Preferred Stock was also amended to clarify the conditions related to Mandatory Conversion into Common Stock upon listing of the Company’s stock on a Qualified National Exchange and to add a provision that would exempt holders of Series A from future mandatory financing participation.

The Secured Convertible Notes issued under these agreements bear interest at 12% per annum and have a due date of March 18, 2018. We had the option to accrue the interest payments through December 31, 2014 and add it to the principal of the notes. After December 31, 2014, the note holder had the option of receiving ongoing interest payments: 1) in cash; 2) in the form of Series A Preferred Stock at a price per share equal to the then-effective Series A Original Issue Price ($12 per share); 3) in the form of any other series of Preferred Stock outstanding at the time interest is due; or 4) they could elect to accrue the interest and add it to the balance of the Note. Beginning January 1, 2015, Mr. Knox chose to receive ongoing interest payments in cash, while all other note holders continue to have interest accrued and added to the balance of their Notes. These Notes are secured by all of the assets, both tangible and intangible, of the Company. Further, they are convertible into Series A Preferred Stock, at the option of the holder at a conversion price of $12 per share.

The embedded conversion feature in the Secured Convertible Notes was analyzed under ASC 815 to determine if it achieved equity classification or required bifurcation as a derivative instrument. The Company’s common stock is not publicly traded so there is no mechanism outside the notes that would permit the holder to achieve net settlement and the underlying shares are not readily convertible to cash. Accordingly, the embedded conversion feature does not meet the definition of a derivative, and therefore, does not require bifurcation from the host instrument. Certain default put provisions were not considered to be clearly and closely related to the host instrument but we concluded that the value of these default put provisions was de minimus. We reconsider the value of the default put provisions each reporting period to determine if the value becomes material to the financial statements.

F-16

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

In conjunction with the sale of the Secured Convertible Notes to AAOF and XGS II, Stock Warrants to purchase an aggregate of 447,916 shares of Series A Preferred Stock were issued that vest as the financing occurs at a rate of one Stock Warrant for every $24.00 funded. On January 15, 2014, we exchanged the existing warrants for new warrants to purchase 916,666 shares of Series A Preferred Stock. In accordance with the terms of the amendment, the previously-issued Stock Warrants associated with these financings vest as the financings occur at a rate of one Stock Warrant for every $12.00 funded. The Stock Warrants have an exercise price of $12.00 per share and are indexed to Series A Preferred Stock which contains a feature that requires adjustment of the exercise price of the Preferred Stock if the Company issues any Common Stock or common stock equivalents for a price less than the exercise price in effect immediately before the issuance. The Stock Warrants expire on the earlier of i) March 18, 2023 or ii) the acquisition of the Company by another entity.

The Stock Warrants required derivative liability accounting because the conversion price reset protection terms in the underlying Series A Preferred Stock was not consistent with the definition for financial instruments indexed only to a company’s own stock. As such, they are required to be marked to fair value each reporting period.

After recording the Stock Warrants at fair value, a determination was made as to whether, in accordance with ASC 470, there was a BCF associated with the Secured Convertible Notes. A BCF is a non-detachable conversion feature that is in-the-money at the commitment date. An option is in-the-money if its effective conversion price is less than the current fair value of the share. For purposes of measuring a BCF, the effective conversion price is based on the proceeds allocated to the convertible debt instrument after considering allocations to detachable warrants.

The cash proceeds from the AAOF and XGS II financings were allocated first to the derivative liabilities resulting from the Stock Warrants, at their fair values, then to the beneficial conversion feature, with the residual allocated to the host debt contracts. The amount allocated to the derivative liabilities and the BCF was recorded as a discount on the Secured Convertible Notes and was being amortized to interest expense over the remaining term of the notes using the effective interest method.

As of December 31, 2015, AAOF and XGS II had purchased $10,000,000 of secured convertible notes and also provided $1,026,091 in equipment lease financing. Because the lease commitments exceed the $1,000,000 initial commitment by $26,091, AAOF increased the maximum potential funding from $11,000,000 to $11,026,091. All 833,332 Stock Warrants issued in conjunction with the Secured Convertible Notes and all 83,334 Stock Warrants issued in conjunction with the lease commitments, were vested as of December 31, 2015.

No payments were made on the secured convertible notes and as mentioned in further detail below, on December 31, 2015, the AAOF and XGS II Notes were converted into Series A Preferred Stock.

2014 Samsung Financing and Warrants

On January 15, 2014, we sold $3,000,000 of Secured Convertible Notes to SVIC No. 15 New Technology Business Investment L.L.P, a subsidiary of the Samsung Group (“Samsung”). These notes had terms and conditions that were substantially similar to those previously issued to Knox, AAOF, and XGS II. In connection with the sale of the notes, the Company issued to Samsung a total of 100,000 Stock Warrants with a term of 4 years that are exercisable into shares of Series A Preferred Stock at a price of $12.00. These Stock Warrants vest in four installments on the first, second, third and fourth anniversary of the issuance of the Stock Warrants according to the following formula: On each anniversary, the warrant vests according to the ratio of total Samsung payments to us during the previous twelve-month period divided by 250. Thus, the warrants will vest proportionately in relation to the first $25 million, or fraction thereof, that Samsung pays, in cash, to us over the four years beginning January 15, 2014. Samsung payments are defined as future total cash payments, including licensing, royalties and product purchases but not joint development or purchase of Secured Convertible Notes. As of December 31, 2016, no payments had been made by Samsung and none of the Stock Warrants associated with the Samsung note had vested. If and when Samsung provides funding to the Company in the future, the Stock Warrants will be measured at fair value and expensed at that time.

Conversion of Secured Convertible Notes

In conjunction with the Series B Private Placement, the holders of the Secured Convertible Notes agreed to convert their notes into Series A Preferred Stock upon the earlier of i) the Company raising at least $12 million through the sale of securities or ii) December 31, 2015, contingent on the Company raising at least $2 million through the sale of securities by that date. All the Secured Convertible Note agreements converted into shares of Series A Preferred Stock on December 31, 2015 in accordance with the terms of the agreements. The following table reflects the outstanding balances of the Notes on the date of conversion:

F-17

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

	AAOF	XGS II	KNOX	SAMSUNG	Total
Face value of notes at issuance	$9,000,000	$1,000,000	$700,000	$3,000,000	$13,700,000
Accrued interest on face value	2,520,232	310,068	166,721	776,519	3,773,540
Amount due – December 31, 2015	$11,520,232	$1,310,068	$866,721	$3,776,519	$17,473,540
Shares of Series A Convertible Preferred Stock Issued	960,019	109,172	72,226	314,709	1,456,126

On conversion, the fair value of the notes and accrued interest was credited to the capital accounts. The remaining unamortized discount of approximately $5.1 million was recorded as interest expense. Total interest expense of $7,154,905 was recognized for the year ended December 31, 2015.

Bridge Financings

From December 31, 2015 through April 7, 2016, we entered into private placement bridge financings, executed using 15 separate short-term promissory notes totaling $1,124,750 (the “Bridge Financings”). Seven of these notes were executed by three board members. The Bridge Financings had maturity dates ranging from June 30, 2016 through December 31, 2016 and the interest rate was 8%.

The investors in the Bridge Financings received common stock warrant coverage of 30% for investments made prior to December 31, 2015 with an exercise price of $8.00 per share, and 20% coverage thereafter with an exercise price of $10.00 per share.

The Company issued warrants indexed to 32,120 shares of common stock with a five year term and an exercise price of $8.00 per share. During the period from closing of the offering and ending on the earlier of i) December 31, 2017 and ii) the date the Company consummates the sale of new securities resulting in gross proceeds of at least $18 million, the warrant holders have the right to exchange their Warrants on a price per share basis into the new security on the relative price per share terms as the new securities are sold to the third party. Due to the Exchange Rights, the Warrants did not meet the conditions for equity classification and require classification as liabilities at fair value. The proceeds of the financing were allocated first to the derivative liabilities resulting from the Stock Warrants, at their fair value, with the residual allocated to the debt instrument as follows:

	2015 Allocation	2016 Allocation	Total Bridge Financing Allocation

Derivative liabilities- warrants	$52,676	$550,691	$603,367
Bridge Financing Notes	497,324	24,059	521,383
Total allocated proceeds	$550,000	$574,750	$1,124,750

During June 2016, we repaid i) outstanding principal of $750,000 plus accrued interest of $27,032 to the Bridge Financing investors. These investors, who are also members of the board of directors of the Company, used the proceeds from repayment of their notes, plus additional funds, to purchase 199,879 additional shares of the Company’s common stock for approximately $1.6 million.

During December 2016, we repaid the remaining $374,750 of outstanding principal plus accrued interest of $21,253. Members of the board of directors and their affiliates provided $800,000 of the principal for such Bridge Financings, and upon repayment they re-invested all of the principal plus an additional $1,013,032 to purchase 226,629 shares of the Company’s common stock.

Dow Loan

In December 2016, we entered into a draw loan note and agreement (the “Dow Loan”) with The Dow Chemical Company (“Dow”) to provide up to $10 million of secured debt financing to the Company at an interest rate of 5% per year, drawable at our request under certain conditions. We received $2 million at closing, with $3 million in additional funding available on or before December 1, 2017. After December 1, 2017, an additional $5 million becomes available if we have raised $10 million of equity capital after October 31, 2016.

F-18

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

The Dow Loan is senior to most of our other debt, and is secured by the Company’s assets (Dow is subordinate only to the capital leases with AAOF, see note 13). The loan does not mature until December 1, 2021, (subject to certain mandatory prepayments based on our equity financing activities). Interest is payable beginning January 1, 2017 although we may elect to capitalize interest through January 1, 2019. Dow will receive warrant coverage of one share of common stock for each $40 received by the Company, equating to 20% warrant coverage, with an exercise price of $8.00 per share for the warrants issued at closing with the exercise price of future warrants subject to adjustment if the Company sells shares of common stock at a lower price. As of December 31, 2016, we issued 50,000 warrants to Dow which are exercisable on or before the expiration date of December 1, 2023.

The warrants meet the criteria for classification within stockholders’ equity. The fair value of the warrants was determined using a lattice model with the following inputs: Stock price $7.63, strike price $8.00, equivalent volatility 38.38%, equivalent risk free rate 1.53%. The relative fair value of the warrants totaled approximately $143,146 which was recorded as a debt discount and is being amortized to interest expense over the life of the loan. During the fiscal year ended December 31, 2016, amortization expense of $5,266 was recognized resulting in a carrying value of $1,862,120 for the Dow Loan as of December 31, 2016.

The Loan entitles Dow to appoint an observer to the Company’s board of directors. They will maintain their observation right until the later of December 1, 2019 or when the amount of principal and interest outstanding under the Loan is less than $5 million.

NOTE 8 — PRIVATE PLACEMENT AND PREEMPTIVE RIGHTS

Private Placement

In April 2015, we commenced a private placement offering of up to $18,000,000 in Series B Units consisting of up to 1,125,000 shares of Series B Preferred Stock and warrants to purchase common stock at an offering price of $16.00 per Series B Unit. As of December 31, 2016, we had sold 266,887 shares of Series B Convertible Preferred Stock and Warrants to purchase 222,262 shares of common stock, for aggregate gross proceeds of $4,270,192.

The Series B Preferred Stock has a stated value of $16.00 per share and is convertible, at the option of the holder, at a conversion price of $16.00 per share, subject to adjustments for stock dividends, splits, combinations and similar events. The Warrants have an exercise price of $16.00 per share and expire in 7 years. During the period from closing of the offering and ending on the earlier of i) December 31, 2017 and ii) the date the Company consummates the sale of new securities resulting in gross proceeds of at least $18 million, the holder has the right to exchange their Series B Preferred Stock and Warrants on a price per share basis into the new security on the relative price per share terms as the new securities were sold to the third party.

The cash proceeds from the private placement were allocated first to the derivative liabilities resulting from the Stock Warrants, at their fair values. There was no BCF present so the residual was allocated to the Series B Preferred Stock, as follows:

Allocation
Derivative liabilities – warrants	$660,378
Series B Preferred Stock	3,609,814
Total allocated proceeds	$4,270,192

The warrants issued in the private placement required derivative liability accounting and are required to be marked to fair value each reporting period. The initial fair value of the warrants was estimated using a binomial lattice model with the following assumptions:

Fair value of underlying stock	$12.00
Equivalent risk free interest rate	0.91% – 1.03%
Expected term (in years)	7.00
Equivalent stock price volatility	30.47% – 31.22%
Expected dividend yield	—

Equivalent amounts reflect the net results of multiple modeling simulations that the lattice model applies to underlying assumptions. The expected volatility of the Company’s stock was developed using historical volatility of a peer group for a period equal to the expected term of the Stock Warrants.

F-19

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

The private placement Series B Unit offering was terminated on February 25, 2016. As a result of our IPO and pursuant to the exchange rights, holders of Series B Preferred Stock received the right to exchange each share of Series B Preferred Stock they owned into two shares of common stock. As of December 31, 2016, all holders of Series B Preferred Stock had exercised their Series B Exchange Rights, and as a result the Company issued 539,974 shares of restricted common stock in exchange for the 269,987 shares of Series B Preferred Stock that had been previously outstanding. All of the previously issued Series B Preferred Stock was cancelled. However, as of December 31, 2016, all of the warrants issued in connection with the Series B Units remain outstanding.

Preemptive Rights

On January 15, 2014, as part of our financing agreements with Samsung, AAOF and XGS II, we agreed to allow all shareholders to purchase one share of Series A Convertible Preferred Stock at a price of $12 per share for every two shares of Series A Convertible Preferred Stock or Common Stock owned by the shareholder. In addition, for every two preemptive shares purchased, the Company issued the shareholder a warrant to purchase one additional share of Series A Convertible Preferred Stock with the same terms as the warrants issued to AAOF and XGS II. The Company also agreed to issue warrants with the same terms to those shareholders who exercised preemptive rights in October 2013. These preemptive rights expired on March 31, 2014.

Under the January 15, 2014 preemptive rights offering, 101,000 shares of Series A Preferred Stock were sold to existing stockholders at a price of $12.00 per share. Stock Warrants indexed to 56,054 shares of Series A Preferred Stock were issued in conjunction with these stock purchases, including 5,554 warrants related to the preemptive rights exercised in October 2013. Proceeds of $1,345,284 were allocated first to derivative liabilities-warrants at their fair value of $316,366, a BCF of $316,366 was recorded for the difference between the effective conversion price and the current fair value of the share, with the remaining $712,522 being allocated to the Series B Preferred Stock.

As part of our private placement in April 2015, shareholders and holders of our convertible notes were provided the right to purchase their pro rata share of any class of stock that the Company sells or issues. The sale of Series B Preferred Stock in the April 2015 offering triggered the preemptive rights. This resulted in the issuance of additional Series B Units consisting of 3,100 shares of Series B Preferred Stock sold at a price of $16.00 per share and warrants to purchase 2,635 shares of Common Stock. Proceeds of $49,600 were allocated first to derivative liabilities-warrants at their fair value of $7,881 with the remaining $41,719 being allocated to the Series B Preferred Stock. There was no BCF associated with the April 2015 issuance.

As of December 31, 2016, the total number of Stock Warrants issued due to the preemptive rights offerings was 58,689.

NOTE 9 - DERIVATIVE LIABILITY WARRANTS

The Stock Warrants issued in conjunction with the convertible notes, the equipment financing leases, the 2015 private placement transaction and the preemptive rights are derivative liabilities which require re-measurement at fair value each reporting period. Liability classification is required because the conversion price reset protection terms in the underlying Series A Convertible Preferred Stock, and the Exchange Rights are not consistent with the definition for financial instruments indexed only to a company’s own stock. The initial value of the Stock Warrants issued as consideration for the equipment financing leases was recorded as a reduction of the capital lease obligation and is being amortized as part of the effective interest cost on the capital lease obligation (see Note 13).

The Bridge Financing Warrants issued in December 2015 provided the holder with the right to exchange their warrants on a price per share basis into a new security on the same relative price per share terms as any new securities sold to third parties resulting in gross proceeds of at least $18,000,000. As a result of these exchange rights, the December 2015 Bridge Financing warrants did not achieve equity classification at inception and were recorded as derivative liabilities, at fair value. During the second quarter of 2016, the warrant holders agreed to waive their exchange rights at which time the warrants were reclassified to equity and $51,418 of derivative liabilities related to such December 2015 Bridge Financing warrants was reclassified to equity.

Shares indexed to derivative liabilities as of December 31, 2016 and 2015 were as follows:

	Type of shares indexed	Exercise Price	2016	2015
Warrants issued with Secured Convertible Notes	Series A PS	$6.40	833,333	833,333
Warrants issued with equipment financing leases	Series A PS	$6.40	83,333	83,333
Warrants issued with Series A preemptive rights	Series A PS	$6.40	56,054	56,054
Warrants issued with Series B preemptive rights	Common	$16.00	2,635	2,635
Warrants issued with Series B Units	Common	$16.00	222,262	222,262
Warrants issued with Bridge Financings	Common	$8.00	—	20,625
Total shares indexed to derivative liabilities			1,197,617	1,218,242

F-20

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

The following table summarizes the fair value of the derivative liabilities as of December 31, 2016 and 2015:

	2016	2015
Warrants issued with Secured Convertible Notes	$6,554,160	$6,743,997
Warrants issued with equipment financing leases	655,418	674,397
Warrants issued with preemptive rights	443,790	457,265
Warrants issued with 2015 Series B Units	246,881	306,828
Warrants issued with Bridge Financings	—	52,676
Total derivative liabilities	$7,900,249	$8,235,163

The Company estimated the fair value of their warrant derivative liabilities as of December 31, 2016 and December 31, 2015, using a lattice model and the following assumptions:

	2016	2015
Fair value of underlying stock	$7.63 – $12.64	$7.63 – $12.64
Equivalent risk free interest rate	1.27% – 1.46%	1.06% – 1.39%
Expected term (in years)	5.33 – 7.04	5.01 – 8.05
Equivalent stock price volatility	37.44% – 37.92%	38.00% – 38.61%
Expected dividend yield	—	—

The value of the warrants is estimated using a binomial lattice model. Equivalent amounts reflect the net results of multiple modeling simulations that the lattice model applies to underlying assumptions. Because the Company is not publicly traded on a national exchange or to our knowledge, an over-the-counter market, the expected volatility of the Company’s stock was developed using historical volatility for a peer group for a period equal to the expected term of the warrants. The fair value of the warrants will be significantly influenced by the fair value of our common stock, stock price volatility, and the risk-free interest components of the lattice technique.

Changes in the fair value of Derivative Liabilities, carried at fair value, are reported as “Change in fair value of derivative liability — warrants” in the Statement of Operations, and were as follows:

	Year ended December 31,
	2016	2015
Warrants issued with Secured Convertible Notes	$189,837	$(2,459,830)
Warrants issued with equipment financing leases	18,979	(245,986)
Warrants issued with preemptive rights	13,475	(161,211)
Warrants issued with 2015 Series B Units	59,947	353,551
Warrants issued with Bridge Financings	1,258	—
Total Derivative Gain (Loss)	$283,496	$(2,513,476)

NOTE 10 — CONVERTIBLE PREFERRED STOCK

Series A Convertible Preferred Stock

The Company is authorized to issue up to 3,000,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”). Each share of the Series A Preferred, which has a liquidation preference of $12.00 per share, is convertible at any time, at the option of the holder, into one share of Common Stock at the lower of: (a) $12.00 per share, or (b) 80% of the price at which the Company sells any equity or equity-linked securities in the future. The Series A Preferred also contains typical anti-dilution provisions that provide for adjustment of the conversion price to reflect stock splits, stock dividends, or similar events. The Series A Preferred is subject to mandatory conversion into Common Stock upon the listing of the Company’s Common Stock on a Qualified National Exchange.

F-21

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

When the Company issued Warrants for $8.00 per share in conjunction with the December 2015 Bridge Financing, the conversion price of the Series A Preferred reduced from $12.00 to $6.40 (80% of $8.00). The repricing of the Series A Preferred resulted in a beneficial conversion feature of approximately $2.21 million which was recorded as a deemed dividend.

Series B Convertible Preferred Stock

As of December 31, 2016, 1,500,000 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred”), of which none were issued and outstanding. Each share of the Series B Preferred, which has a liquidation preference of $16 per share, is convertible at any time, at the option of the holder, into one share of Common Stock at $16 per share. The Series B Preferred also contains typical anti-dilution provisions that provide for adjustment of the conversion price to reflect stock splits, stock dividends, or similar events. Each share of Series B Preferred is subject to mandatory conversion into common stock at the then-effective Series B conversion rate upon the public listing by the Company of its Common Stock on a Qualified National Exchange. However, the Series B Preferred is not subject to the mandatory conversion until all outstanding Convertible Securities are also converted into common stock.

Holders of the Series B Preferred Stock have the right to exchange their Series B Units on a price per share basis into new securities on the relative price per share terms as new securities sold to a third party on the earlier of i) December 31, 2017 and ii) the date the Company consummates the sale of new securities resulting in gross proceeds of at least $18 million. As discussed in further detail in Note 8, as of December 31, 2016, all holders of Series B Preferred Stock have exercised their exchange rights and had exchanged all their Series B Preferred Stock for shares of restricted common stock. The Series B Preferred ranks senior to all other equity or equity equivalent securities of the Company other than those securities which are explicitly senior or pari passu in rights and liquidation preference to the Series B Preferred and pari passu with the Company’s Series A Preferred.

The Series A and B Preferred are not redeemable for cash and the Company concluded that they are more akin to equity-type instruments than debt-type instruments. Accordingly, the embedded conversion option in each agreement is clearly and closely related to an equity-type host and the conversion option does not require classification and measurement as a derivative financial instrument. Therefore, the securities meet the conditions for stockholders’ equity classification.

NOTE 11 — INCENTIVE STOCK OPTION PLAN

We have established an incentive stock option plan (the “Plan”) under which the Company may grant key employees and directors options to purchase common stock of the Company at not less than fair market value as of the grant date. Options for up to 600,000 shares may be awarded under the Plan. Each option is exercisable into one share of common stock of the Company. The Plan expires in December 2017. The fair value of the options granted was estimated on the dates of grant using the Black Scholes option-pricing model. As of December 31, 2016 and 2015, respectively, 369,750 and 419,750 option shares have been granted cumulatively at the end of each year. Vesting of the options ranges from immediately to 20% per year, with most options vesting on a straight-line basis over a three or four year period from the date issued. See discussion of CEO options below. Rights to exercise the options vest immediately upon a change in control of the Company or termination of the employee’s continuous service due to death or disability. The options expire at various dates through October 2023.

F-22

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

The following table shows the stock option activity during the years ended December 31, 2016 and 2015:

	2016		2015
	Number Of Options	Weighted Average Exercise Price	Number Of Options	Weighted Average Exercise Price
Options outstanding at beginning of year	419,750	$12.00	464,750	$12.05
Changes during the year:
Granted – at market price	—	12.00	30,000	12.00
Expired	(50,000)	13.20	(75,000)	12.00
Options outstanding at end of year	369,750	11.89	419,750	12.04
Options exercisable at end of year	268,565	11.86	190,080	12.00
Weighted average fair value exercise price of options granted during the year		$0		$12.00

Costs incurred in respect of stock based compensation for employees and directors, for the years ended December 31, 2016 and 2015 were $480,532 and $598,779, respectively. Unrecognized compensation cost as of December 31, 2016 was $381,009, which amount is expected to be recognized over approximately 32 months.

As of December 31, 2016, none of the currently exercisable stock options had intrinsic value. The intrinsic value of each option share is the difference between the fair market value of our common stock and the exercise price of such option share to the extent it is “in-the-money”. Aggregate intrinsic value represents the value that would have been received by the holders of in-the-money options had they exercised their options on the last trading day of the year and sold the underlying shares at the closing stock price on such day. The intrinsic value calculation is based on the assumed market value of our common stock on December 31, 2016 of $7.63 per share. There were no in-the-money options outstanding and exercisable as of December 31, 2016, since the exercise prices of the stock options outstanding and expected to vest were all greater than the fair value of our common stock.

The following table presents changes in the number of non-exercisable options during 2016:

Non-exercisable options	Number Issued	Weighted Average Exercise Price
Total non-exercisable options outstanding – December 31, 2015	229,670	$12.08
Options cancelled	(35,000)	$13.20
Options vested	(93,485)	$12.00
Total non-exercisable options outstanding – December 31, 2016	101,185	$12.00

The Company hired a new Chief Executive Officer who commenced his employment on January 6, 2014. As part of his compensation, on January 6, 2014, he was awarded 220,000 stock options, with an exercise price of $12 per share. Of the total option award, 160,000 options vest over the four year period ending January 6, 2018. The grant date fair value of these options was $987,648, which is expected to be recognized over the four year vesting period. The remaining 60,000 options are subject to certain performance targets being met. As of December 31, 2016 and 2015, $41,352 and $17,070 of expense was recognized when achievement of certain targets was deemed probable.

The total fair value of options granted during the year ended December 31, 2015 was $44,721. There were no options granted during 2016.

The fair value of the options granted in 2015 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

2015
Fair value of underlying stock	$7.63
Expected option life	5.00 years – 5.18 years
Expected stock price volatility	36.12% – 36.36%
Risk free interest rate	1.35%
Expected dividend yield	0.00%

F-23

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

The following table presents summary information concerning the options outstanding as of December 31, 2016:

Exercise prices	Number Outstanding	Number Exercisable	Weighted Average Remaining Contractual Life (Years)
$8.00	10,000	10,000	.92
$12.00	359,750	258,565	4.92
	369,750	268,565	5.84

NOTE 12 — STOCK WARRANTS

In addition to the warrants described in Note 9, which are accounted for as derivative liabilities, we had 42,694 common stock warrants that were issued in 2012 and prior years which are accounted for as equity instruments. During the period from July 2014 to July 2015, 30,294 of these warrants expired unexercised and 1,400 of the warrants were exercised in May 2015. The remaining 11,000 warrants have exercise prices ranging from $8.00 to $12.00 and expire at various dates through 2027.

The following table summarizes the warrants outstanding at December 31, 2016, all of which are exercisable:

Date Issued	Expiration Date	Exercise Price	Number of Warrants
7/1/2009	7/1/2019	$8.00	6,000
10/8/2012	10/8/2027	$12.00	5,000
			11,000

NOTE 13 — CAPITAL LEASES

As of December 31, 2016 and 2015, we have capital lease obligations to AAOF (see Note 7) and other lessors as follows:

	December 31, 2016	December 31, 2015
Capital lease obligations	$449,368	$682,564
Unamortized warrant discount	(65,595)	(149,594)
Net obligations	383,773	532,970
Short-term portion of obligations	(268,667)	(178,487)
Long-term portion of obligations	$115,106	$354,483

In connection with the lease agreements with AAOF, we issued to them preferred stock warrants with an initial fair value of $156,043 and $147,496 in 2015 and 2014, respectively (see Note 7). The initial fair value has been accounted for as a discount on the capital lease obligation and will be amortized as part of the interest expense on the leases. As discussed in Note 9, the warrants are accounted for as derivative instrument liabilities at fair value.

Our AAOF capital lease obligations are four year leases starting on January 1, 2014 and January 1, 2015. The effective interest rates on the leases are 50% and 32% for the leases executed in 2015 and 2014, respectively. The present value of the lease payments are more than 90% of the fair value of the equipment and therefore the leases were capitalized.

Our other capital leases expire at various dates in 2018, have average effective interest rates of 0% and contain bargain purchase options that allow us to purchase the leased property for a minimal amount upon the expiration of the lease term.

F-24

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Future minimum lease payments under capital lease obligations are as follows:

For the year ending December 31:
2017	$362,184
2018	140,148
Total future minimum lease payments	502,332
Less amount representing interest	(118,559)
Present value of future minimum lease payments	383,773
Less current maturities	(268,667)
Obligations under capital leases – long term	$115,106

Property and equipment acquired under capital lease agreements is pledged as collateral to secure the performance of the future minimum lease payments above.

NOTE 14 — INCOME TAXES

Deferred tax assets (liabilities) consist of the following at December 31:

	2016	2015
Current:
Other temporary differences	$75,000	$10,000
Non-current:
Net operating loss carry forwards	12,985,000	9,955,000
Tax depreciation in excess of book depreciation	(230,000)	(220,000)
Research and development credits	560,000	490,000
Net deferred tax asset	13,390,000	10,235,000
Deferred tax valuation allowance	(13,390,000)	(10,235,000)
Net deferred tax asset	$—	$—

Net operating loss carry forwards of $38,200,000 and $33,180,000 exist at December 31, 2016 and 2015, respectively.

The primary difference between the net operating loss carry forwards and the accumulated deficit arises from certain stock option, warrants and other debt and equity transactions that are considered permanent differences. These losses were incurred in the years 2006 through 2016 and will expire between 2026 and 2036 and their utilization may be limited if we experience significant ownership changes. The Company has not conducted a full IRC Section 382 analysis to determine if a reduction in net operating loss carry forwards is required due to ownership changes. The analysis has not been undertaken due to the financial burden it would cause and changes, if any, resulting in a reduction to the deferred tax asset and related valuation would have no impact on the deferred tax asset or expense recognized. The research and development credits will expire between 2028 and 2036. A rate of 40% has been used to calculate the deferred tax assets and liabilities based on the expected effective tax rate, net of applicable credits, upon reversal of the differences above. A valuation allowance has been established against the entire deferred tax asset at December 31, 2016 and 2015. The valuation allowance is considered a significant estimate subject to material change in the near term.

Below is a reconciliation of the statutory federal income tax rate to our effective tax rate for the fiscal years ended December 31, 2016 and 2015:

	2016	2015
Federal tax provision	34.0%	34.0%
State tax provision	6.0%	6.0%
Valuation allowance	(40.0)%	(40.0)%
	0.0%	0.0%

We file income tax returns in the U.S. federal jurisdiction and in Michigan. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. Beginning in 2017 we will begin filing under the corporate income tax (CIT) versus the Michigan Business Tax (MBT) structure. Net operating losses incurred in 2016 and prior will not carry forward to the CIT tax structure, accordingly all losses are considered a permanent timing difference for state deferred tax calculations.

F-25

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

For federal and state purposes, we have open tax years for all years in which we have filed tax returns. We are not currently subject to any ongoing income tax examinations.

NOTE 15 — Customer, Supplier, country and Product Concentrations

Grants and Licensing Revenue Concentration

Two grantors accounted for 77% and 14% respectively of total grant revenue in 2016. In 2015 one grantor accounted for 100% of the revenue. The company’s licensing revenue in both 2016 and 2015 came from one licensor.

Product Concentration

For 2016, we had concentrations of product revenue from one product that was greater than 10% of total product revenues. Revenue from one of the Company’s graphene nanoplatelets materials , Grade C 300 m²/g – HP, was 24%. For 2015, we had concentrations of revenue from two products that were each greater than 10% of total revenues, Grade M 5µm was 11% and Grade C 750 m²/g was 12%. We attempt to minimize the risk associated with product concentrations by continuing to develop new products to add to our portfolio.

Customer Concentration

For 2016 we had one customer whose purchases accounted for 24% of total product revenues. In 2015 we had another customer that represented 12% of total product revenues. At December 31, 2016, there was one customer who had an accounts receivable balance greater than 10% of our outstanding receivable balance, at December 31, 2015 there were four customers who each had an accounts receivable balance greater than 10% of our outstanding receivable balance.

Country Concentration

We sell our products on a worldwide basis. International revenues in both 2016 and 2015 were 56% of total product revenues. All of these sales are denominated in U.S. dollars.

One country (South Korea) other than the United States accounted for approximately 21% and 12% of total product revenue in the years ended December 31, 2016 and 2015, respectively.

Suppliers

We buy raw materials used in manufacturing from several sources. These materials are available from a large number of sources. A change in suppliers has no material effect on the Company’s operations. We did not have any purchases to one supplier that was more than 10% of total purchases in either 2016 or 2015.

NOTE 16 — RELATED PARTY TRANSACTIONS AND COMMITMENTS

We have a licensing agreement for exclusive use of patents and pending patents with Michigan State University (MSU), a stockholder via the MSU Foundation. During 2016 and 2015, we incurred $50,000 each year for royalties for these licenses. We have also entered into product licensing agreements with certain other stockholders. No royalty expenses have been recognized related to these agreements during 2016 and 2015.

We entered into an employment agreement with our CEO during December 2013. The agreement calls for an annual salary of $275,000. In addition, this officer will receive an aggregate of 220,000 options to purchase common stock at $12 per share. The options have a life of 8 years provided the employee remains employed by the Company. The options vest as follows: 160,000 over a 48 month period with 40,000 options vesting on the first anniversary of the agreement and the balance over the remaining 36 months; 40,000 vesting over a provisional time based schedule and 20,000 vest based on certain performance requirements. The agreement has no termination date but may be terminated by either party at any time. If the Company terminates the agreement without cause it will be liable for 6 months of severance pay.

F-26

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

In 2016, 2015, and 2014, POSCO, one of our shareholders, has a contractual obligation to pay us a minimum of $100,000 per year to license certain technologies we license from MSU. This obligation is due annually on February 28 of the following year. We recorded this license revenue at a rate of $25,000 per quarter for the years ended December 31, 2016 and 2015. POSCO is disputing that they are obligated to pay the royalties. This case is being arbitrated. An allowance in the amount of $150,000 has been recorded at December 31, 2016 to reflect an estimate of what portion of the 2014, 2015 and 2016 royalties may not be collectible. The accrued royalty and allowance are netted together and reflected in other current assets on the consolidated balance sheets.

On March 18, 2013, the Company entered into financing arrangements with two private funds (AAOF and XGS II) that were formed for the sole purpose of investing in the Company by two investors affiliated with ASC-XGS, LLC, a stockholder of the Company. During 2013, these two funds purchased $4,503,847 of secured convertible notes and also provided $635,770 in equipment lease financing. In 2014, these two funds purchased $5,500,000 of secured convertible notes and also provided $390,321 in equipment lease financing. No payments have been made on the secured convertible note and the balance due, including interest, was converted to Series A Preferred Stock on December 31, 2015.

During the year ended December 31, 2015, Michael R. Knox was paid $254,000 under the terms of a phantom stock agreement.

During the year ended December 31, 2015, and during the second quarter of 2016, we issued 28,560 and 14,280 shares of Series A Preferred Stock, respectively to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

In April 2015, we commenced a private placement offering of up to $18,000,000 in Series B Units consisting of up to 1,125,000 shares of Series B Preferred Stock and warrants to purchase common stock at an offering price of $16.00 per Unit. Each of Steven Jones and Arnold Allemang invested $250,000 in the offering of Series B Units.

On December 31, 2015, we issued notes (“December Notes”) and warrants (“December Warrants”) to Mr. Allemang, Jones and Pendell, each of whom is currently a member of the Board of Directors. The December Notes matured on June 30, 2016 and the December Warrants have a five year term and a strike price of $8.00. Each of Steven Jones, Arnold Allemang, and Dave Pendell purchased December Notes for $250,000, $250,000 and $50,000 respectively, which included December Warrants for 9,375, 9,375, and 1,875 shares of common stock, respectively. These notes were paid off in full as of June 30, 2016. Mr. Allemang and Mr. Jones and certain of their affiliates reinvested the proceeds from the repayment of the December Notes plus additional other funds into our IPO.

On March 9, 2016, we issued a promissory note and warrants to purchase 2,000 shares of common stock to Mr. Arnold Allemang, our Chairman of the Board. The note matured on December 31, 2016 and the warrants have a five year term and a strike price of $10.00. Mr. Allemang purchased the note and warrants for $100,000. The note was paid off in full as of June 30, 2016. Mr. Allemang reinvested the proceeds from the repayment of this note plus additional other funds into our IPO.

On March 25, 2016, we issued a promissory note and warrants to purchase 2,000 shares of common stock to Mr. Steven Jones, a member of our Board of Directors. The note matured on December 31, 2016 and the warrants have a five year term and a strike price of $10.00. Mr. Jones purchased the note and warrants for $100,000. The note was paid off in full as of June 30, 2016. Mr. Jones reinvested the proceeds from the repayment of this note plus additional other funds into our IPO.

On March 25, 2016, we issued a promissory note and warrants to purchase 1,000 shares of common stock to Mr. David Pendell, a member of our Board of Directors. The note matured on December 31, 2016 and the warrants have a five year term and a strike price of $10.00. Mr. Pendell purchased the note and warrants for $50,000. The note was paid off in full as of December 31, 2016. Mr. Pendell re-invested $48,000 of these loan repayment proceeds into our IPO.

During the period from June - December 2016, Mr. Allemang, Jones and Pendell and certain of their affiliates invested the following amounts into our IPO and purchased the number of shares indicated.

	Purchase Dates	Amount Invested	Shares Purchased
Arnold Allemang and affiliates	June 23 – 28 and Sept. 30	$965,000	120,625
Steven C. Jones and affiliates	June 24 – 27	$748,000	93,500
David G. Pendell and affiliates	June 27 and Dec. 5	$100,032	12,504
Total		$1,813,032	226,629

F-27

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Pursuant to our registration statement, as of December 31, 2016, we have issued and sold 120,625 shares of common stock to entities controlled by Mr. Arnold Allemang, our Chairman of the Board, 93,500 shares of common stock to entities controlled by Mr. Steven Jones, our Director, and 12,504 shares of common stock to entities controlled by Mr. Dave Pendell, our Director.

In conjunction with a financing with AAOF, we and our stockholders listed therein entered into a Shareholder Agreement on March 18, 2013 that contains a number of specific provisions pertaining to the Board of Directors as well as individual Directors. On February 26, 2016, we amended the Shareholder Agreement.

Among other things, the Shareholder Agreement provides for certain voting and nomination rights to be calculated on the basis of “Full Conversion” stock ownership (under which calculation, all convertible notes, preferred shares, or other convertible equity securities are deemed converted into common stock) as follows:

•	So long as AAOF or its affiliates own 10% of more of the aggregate outstanding Shareholder Stock (as defined in the Shareholder Agreement):

-	the size of the Board of Directors shall be set at seven individuals.

-	one person nominated by AAOF shall be elected to the Board of Directors.

-	two members of the Board of Directors, other than those nominated by AAOF, POSCO or Hanwha Chemical, shall qualify as independent Directors.

•	So long as POSCO owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by POSCO shall be elected to the Board of Directors. POSCO does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no POSCO representative on the Board of Directors.

•	So long as Hanwha Chemical owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by Hanwha Chemical shall be elected to the Board of Directors. Hanwha does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no Hanwha representative on the Board of Directors.

As of December 31, 2016, the ownership percentage of AAOF, as calculated for purposes of Director voting, required the stockholders bound by the Shareholder Agreement to vote for a Director nominated by AAOF. Mr. Jones is the AAOF representative to the Board pursuant to the terms of the Shareholder Agreement.

The Shareholder Agreement grants preemptive rights to shareholders and holders of convertible notes who are parties to the Shareholder Agreement. Pursuant to the terms therein, such shareholders and noteholders have the right to purchase their pro rata share of all shareholder stock that the Company may, from time to time, propose to sell, issue, or exchange after the date of the Shareholder Agreement, other than certain excluded stock which includes stock granted to employees or as merger consideration. Each shareholder’s pro rata shares shall be equal to the ratio of (i) the aggregate number of shares of the Company’s common stock on a fully diluted basis, owned by the such shareholder at the time of the delivery of a preemptive rights notice to (ii) the aggregate number of shares of Company’s common stock on a fully diluted basis owned by all of the Company’s shareholders at the time of the delivery of a preemptive rights notice.

The Shareholder Agreement may be amended or terminated by agreement (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) a majority of the Company’s board of directors, and (ii) persons holding, in the aggregate, shares of Shareholder Stock representing at least sixty percent (60%) of the voting power of all shares of Shareholder Stock then held by Shareholders and their permitted assignees.

On February 26, 2016, the Shareholders Agreement was amended to provide that holders of Excluded Stock are not subject to the terms of the Shareholders Agreement. Excluded Stock means shares of common stock that are subject to a registration statement that has been filed with the SEC and has been declared effective, and, for the avoidance of any doubt, includes the 3,000,000 shares being offered under the IPO Registration Statement. This amendment took effect upon the effectiveness of our registration statement of our IPO Registration Statement.

F-28

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

The Amendment to the Shareholder Agreement further clarifies that preemptive rights shall not apply to Excluded Stock (including, without limitation, the 3,000,000 shares being offered under the IPO Registration Statement), and amends the termination date of the Shareholders Agreement. Specifically, the Shareholder Agreement has been amended to provide that it continues in effect until (i) the date of the closing of a public offering of common stock pursuant to a registration statement filed with the SEC that is declared effective in which the Company receives gross proceeds of at least $10,000,000, on which date it shall terminate in its entirety, unless the Shareholder Agreement is earlier terminated in accordance with its terms, or (ii) the date on which the Company’s common stock is listed on the NASDAQ Stock Market of the New York Stock Exchange. As a result, in the event that the Company is unable to raise at least $10,000,000 in our IPO, the Shareholder Agreement will continue to remain in effect and the larger shareholders described above will be entitled to continue to exercise their rights under such Shareholders Agreement, but purchasers of shares of common stock under this registration statement, if it is made effective, will not be required to adopt the Shareholders Agreement.

NOTE 17 — OPERATING LEASES

We lease our primary manufacturing facility, laboratory and administrative office under two separate operating leases expiring in December 2017 and March 2022. A second manufacturing facility is leased on a month to month basis. Total rent expense, including common area maintenance costs, was $383,029 and $387,159 during the years ended December 31, 2016 and 2015, respectively. Operating lease commitments for the next 5 years are as follows:

For the year ending December 31:
2017	$338,862
2018	$226,422
2019	$230,685
2020	$235,023
2021	$240,081

NOTE 18 — RETIREMENT PLAN

We maintain a defined-contribution 401(k) retirement plan covering substantially all employees (as defined by our Plan Document). Employees may make voluntary contributions to the plan, subject to limitations based on IRS regulations and compensation. The plan allows for an employer match contribution. The employer match expense was $78,005 and $93,582 for the years ended December 31, 2016 and 2015, respectively.

NOTE 19 — LETTER OF CREDIT

We are required by one of our lease agreements to maintain a letter of credit of approximately $190,000 through February 2022. To support this letter of credit, we are required to maintain an equivalent cash deposit. As of December 31, 2016, there were no amounts outstanding on the letter of credit. The cash deposit is restricted and classified as a non-current asset. As of December 31, 2016 and 2015, the cash deposit for the letter of credit was $195,499 and $195,206, respectively.

NOTE 20 — SUBSEQUENT EVENTS

We are extending our IPO offering being conducted pursuant to a Registration Statement on S-1 (Registration No. 333-209131) (the “Registration Statement”). Pursuant to Post-Effective Amendment No. 3 to the Registration Statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 10, 2017, the Offering will terminate on April 13, 2017 without an extension. Per SEC Rule 415(a)(1)(ix), we are choosing to file an extension which will allow us to continue our IPO to a date not later than April 13, 2019. A post-effective amendment to the Registration Statement will be filed after the filing date of this report and before April 13, 2017.

F-29

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

2,394,868 SHARES OF COMMON STOCK

_______________

PROSPECTUS

_______________

Until April 13, 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

	Amount to be Paid
Registration fee	$2,417	*
Printing and engraving expenses	$30,000
Legal and auditor fees and expenses	$445,000
Sales Agent and Dealer Manager fees	$862,152	**
Miscellaneous Fees	$60,431
Total	$1,400,000

*    Previously paid.

**  Assumes we pay sales agents an 8% commission fee on fifty percent of the shares sold in this offering and dealer managers that introduce other broker dealers to serve as sales agents a 2% commission fee on twenty five percent (25%) of the shares sold in this offering.

Item 14. Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended states that a Director of the Company shall not be personally liable to the Company or its stockholders for money damages for any action taken or any failure to take any action as a Director, except liability for any of the following:

(a)	The amount of a financial benefit received by a Director to which the Director is not entitled;

(b)	The intentional infliction of harm on the Company or its stockholders;

(c)	A violation of Section 551 of the Michigan Business Corporation Act, as amended (the “Act”); or

(d)	An intentional criminal act.

In the event the Act is amended, after approval by the stockholders of the appurtenant article in the Company’s Articles of Incorporation, as amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal, modification or adoption of any provision in our Articles of Incorporation, as amended inconsistent with this Article shall not adversely affect any right or protection of a Director of the Company existing at the time of such repeal, modification or adoption.

Our Bylaws state that each person who is or was or had agreed to become a Director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company, or as a Director, officer, employee or agent of another corporation (whether for profit or not), partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Act or any other applicable laws as presently or hereafter in effect.

The right to indemnification conferred in the Bylaws shall not be exclusive of any right any person may have or acquire under any statute, provision of our Articles of Incorporation, as amended, Bylaws, agreement, vote of stockholders or disinterested Directors, or otherwise.

The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company or is or was serving at the request of the Company as a Director, officer, partner, trustee, employees or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the appurtenant provision of the Company’s Bylaws.

Under Michigan law, however, such provisions do not eliminate the personal liability of a director unless the director (i) acted in good faith; (ii) acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; and (iii) with respect to a criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Furthermore, under Section 551of the Act, directors who vote for, or concur in, any of the following corporate actions are jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent any legally recoverable injury suffered by its creditors or shareholders as a result of the action but not to exceed the difference between the amount paid or distributed and the amount that lawfully could have been paid or distributed: (i) a declaration of a share dividend or distribution to shareholders contrary to the Act or contrary to any restriction in the articles of incorporation; (ii) distribution to shareholders during or after dissolution of the corporation without paying or providing for debts obligations and liabilities of the corporation as required by Section 855a of the Act; and (iii) making a loan to a director, officer, or employee of the corporation or of a subsidiary of the corporation contrary to the Act.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, we issued and sold the following securities that were not registered under the Securities Act:

In early 2014, we issued 12,722 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

In June 2014, an individual stockholder exercised a stock option to purchase 1,667 shares of common stock at $12 per share. In March 2015, an individual stockholder exercised a warrant to purchase 1,400 shares of common stock at a price of $10 per share.

On April 18, 2015, we commenced an offering consisting of units of Series B Preferred Stock and Warrants priced at $16 per unit. During the period April 18, 2015 through June 30, 2015 we sold 269,987 shares of Series B Preferred Stock and issued warrants to purchase an additional 224,897 shares of common stock for a total of $4,319,792. As of December 31, 2016, all holders of Series B Preferred Stock had exercised their Series B Exchange Rights, and as a result the Company issued 539,974 shares of restricted common stock in exchange for the 269,987 shares of Series B Preferred Stock that had been previously outstanding. All of the Series B Preferred Stock was cancelled. However, all of the Warrants issued in connection with the Series B Units remain outstanding.

On December 31, 2015, we issued promissory notes in an aggregate amount of $550,000 and warrants to purchase 20,625 shares of common stock of the Company to existing stockholders. The notes are non-convertible and were paid off prior to their June 30, 2016 maturity date. The warrants have a five year maturity date with a strike price of $8.00 per share.

On March 9, 2016, we commenced a private placement of promissory notes and warrants to purchase common stock to existing stockholders. The notes are non-convertible and mature on December 31, 2016. The warrants have a five year maturity date with a strike price of $10.00 per share. During the period from March 9 through March 31, 2016, we issued promissory notes in an aggregate amount of $530,000 and issued warrants to purchase 10,600 shares of common stock.

On May 17, 2016, we issued 14,280 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

On August 17, 2016, we issued 4,760 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

On September 30, 2016, we issued 2,380 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

On October 1, 2016, we issued 7,140 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

On December 14, 2016, we issued a promissory note in the amount of $2,000,000 and warrants to purchase 50,000 shares of common stock of the Company to The Dow Chemical Company pursuant to the Dow Facility. The notes are non-convertible and mature on December 1, 2021. The warrants have a seven year maturity date with a strike price of $8.00 per share.

On January 18, 2017, we issued 7,140 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

On April 5, 2017, we issued 7,140 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions. These persons were the only offerees in connection with these transactions. We relied on Regulation S, Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act for the transactions set forth above since none of the transactions involved any public offering.

II-1

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION	LOCATION

3.1	Articles of Incorporation of XG Sciences, Inc. (formerly known as XG Nano, Inc.) dated May 23, 2006	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.2	Certificate of Amendment to Articles of Incorporation of XG Sciences, Inc. dated August 31, 2006 (name change)	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.3	Certificate of Amendment to Articles of Incorporation of XG Sciences, Inc. dated March 23, 2009 (increase of authorized common stock)	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.4	Certificate of Designations of Series A Convertible Preferred Stock, dated March 18, 2013	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.5	Certificate of Amendment to Articles of Incorporation of XG Sciences, Inc. dated June 26, 2013 (increase of authorized common stock and authorization of preferred stock)	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.6	Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock, dated June 26, 2013	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.7	First Amendment to the Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock, dated November 20, 2013	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.8	Restated Bylaws dated January 15, 2014	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.9	Second Restated Bylaws dated March 3, 2017	Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on March 3, 2017

3.9.1	Certificate of Designations of Series B Convertible Preferred Stock, effective September 9, 2015	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.9.2	First Amended and Restated Certificate of Designations of Series B Convertible Preferred Stock, effective August 18, 2016	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on August 24, 2016

4.1	Warrant to Purchase 5,000 Shares of Common Stock, dated October 8, 2012, issued by XG Sciences, Inc. to Michael R. Knox, together with Notice and Certificate of Adjustment to Warrant, dated August 21, 2013	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

4.2	Warrant to Purchase 833,333 Shares of Series A Convertible Preferred Stock, dated January 15, 2014, issued by XG Sciences, Inc. to Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

4.3	Warrant to Purchase 83,333 Shares of Series A Convertible Preferred Stock, dated January 15, 2014, issued by XG Sciences, Inc. to XGS II, LLC	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

II-2

EXHIBIT NUMBER	DESCRIPTION	LOCATION

4.4	Warrant to Purchase 100,000 Shares of Series A Convertible Preferred Stock, dated January 15, 2014, issued by XG Sciences, Inc. to SVIC No. 15 New Technology Business Investment L.L.P.	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

4.5	Warrant to purchase 50,000 Shares of Common Stock, dated December 14, 2016, issued by XG Sciences, Inc. to the Dow Chemical Company	Incorporated by reference to the Company's Post-Effective Amendment No. 4 to Form S-1, dated April 12, 2017

5.1	Opinion of Foster Swift Collins & Smith PC	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

10.1	Technology Licensing Agreement between XGS and Michigan State University dated July 27, 2007 and amended on May 24, 2010 and May 27, 2011	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.2	Lease between XG Sciences, Inc. and Quality Dairy Company, dated January 3, 2008	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.3	Amendment to Technology Licensing Agreement between XGS and Michigan State University dated May 24, 2010	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.4	Amendment to Technology Licensing Agreement between XGS and Michigan State University dated May 27, 2011	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.5	Lease between XG Sciences, Inc. and Dart Container of Michigan LLC, dated September 1, 2011	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

10.6	Amendment to Lease between XG Sciences, Inc. and Dart Container of Michigan LLC, dated August 15, 2011	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.7	Amendment to Lease between XG Sciences, Inc. and Dart Container of Michigan LLC, dated November 16, 2012	Incorporated by reference to the Company’s Form S-1 filed with the SEC on March 22, 2016

10.8	$300,000 Line of Credit Note, dated March 18, 2013, issued by XG Sciences, Inc. to Michael R. Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.9	Letter Agreement, dated March 18, 2013, by and between XG Sciences, Inc. and Michael R. Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.10	Shareholder Agreement, dated March 18, 2013, by and among XG Sciences, Inc. and the stockholder signatories thereto.	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.11	Master Lease Agreement, dated March 18, 2013, by and between XG Sciences, Inc. and Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.12	Employment Agreement dated December 16, 2013, by and between Philip L. Rose and XG Sciences	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 22, 2016

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EXHIBIT NUMBER	DESCRIPTION	LOCATION

10.13	Employment Agreement dated January 13, 2014 by and between Michael R. Knox and XG Sciences	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.14	$772,998.15 Secured Convertible Promissory Note, dated January 15, 2014, issued by XG Sciences, Inc. to Michael R. Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.15	Second Amended & Restated Purchase Agreement, dated January 15, 2014, by and between XG Sciences, Inc. and Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

10.16	$4,178,330.92 Secured Convertible Promissory Note, dated January 15, 2014, issued by XG Sciences, Inc. and XG Sciences IP, LLC to Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.17	$1,300,000 Secured Convertible Promissory Note, dated March 18, 2014, issued by XG Sciences, Inc. and XG Sciences IP, LLC to Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.18	$900,000 Secured Convertible Promissory Note, dated March 31, 2014, issued by XG Sciences, Inc. and XG Sciences IP, LLC to Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.19	Amended & Restated Purchase Agreement, dated January 15, 2014, by and between XG Sciences, Inc. and XGS II, LLC	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

10.20	$739,349.83 Secured Convertible Promissory Note, dated January 15, 2014, issued by XG Sciences, Inc. and XG Sciences IP, LLC to XGS II, LLC	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.21	Purchase Agreement, dated January 15, 2014, by and between XG Sciences, Inc. and SVIC No. 15 New Technology Business Investment L.L.P.	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

10.22	$3,000,000 Secured Convertible Promissory Note, dated January 15, 2014, issued by XG Sciences, Inc. and XG Sciences IP, LLC to SVIC No. 15 New Technology Business Investment L.L.P.	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.23	License Agreement, dated January 15, 2014, by and between XG Sciences, Inc. and XG Sciences IP, LLC	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.24	Second Amended and Restated Security Agreement, dated January 15, 2014, by and among XG Sciences, Inc., Aspen Advanced Opportunity Fund, LP, XGS II, LLC, SVIC No. 15 New Technology Business Investment L.L.P. and Michael R. Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

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EXHIBIT NUMBER	DESCRIPTION	LOCATION

10.25	Second Amended and Restated Intellectual Property Security Agreement, dated January 15, 2014, by and among XG Sciences, Inc., Aspen Capital Advisors LLC, Aspen Advanced Opportunity Fund, LP, XGS II, LLC, SVIC No. 15 New Technology Business Investment L.L.P. and Michael R. Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.26	Second Amended and Restated Intercreditor Agreement, dated January 15, 2014 by and among XG Sciences, Inc., Aspen Advanced Opportunity Fund, LP, XGS II, LLC, SVIC No. 15 New Technology Business Investment L.L.P. and Michael R. Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.27	Second Amended and Restated Registration Rights Agreement, dated January 15, 2014, by and among XG Sciences, Inc., Aspen Advanced Opportunity Fund, LP, XGS II, LLC and SVIC No. 15 New Technology Business Investment L.L.P.	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.28	Voting Agreement, dated January 15, 2014, by and among XG Sciences, Inc., SVIC No. 15 New Technology Business Investment L.L.P and the stockholder signatories thereto.	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.29	Assignment of Intellectual Property, dated January 15, 2014, by and between XG Sciences, Inc. and XG Sciences IP, LLC	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.30	Letter Agreement dated January 15, 2014, by and among XG Sciences, Inc., Aspen Advanced Opportunity Fund, LP, XGS II, LLC and SVIC No. 15 New Technology Business Investment L.L.P. and Michael Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.31	Form of Distribution Agreement	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.32	Form of Subscription Agreement for Series B Unit Offering	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.33	Form of Warrant for Series B Unit Offering	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.34	Form of December Note for December Placement	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.35	Form of December Warrant for December Placement	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.36	Form of Subscription Agreement for December Placement	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

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EXHIBIT NUMBER	DESCRIPTION	LOCATION

10.37	Form of Subscription Agreement for Primary Offering	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on April 13, 2017

10.38	First Amendment to Shareholder Agreement, dated February 26, 2016	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

10.39	Draw Loan Note and Agreement, dated as of December 7, 2016, by and between the Company and Dow	Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on December 9, 2016

10.40	Employment Agreement, dated March 22, 2017, by and between XG Sciences, Inc. and Bamidele Ali	Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on March 28, 2017

14	Code of Ethics	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

21	Subsidiary	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

23.1	Consent of Frazier & Deeter, LLC	Filed herewith

23.2	Consent of Foster Swift Collins & Smith PC	Incorporated by reference to Exhibit 5.1 herein

23.3	Consent of Prismark Partners, LLC	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

24.1	Power of Attorney (included on signature page)	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

24.2	Power of Attorney (included in signature page)	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 22, 2016

99.1	Marketing Materials	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on April 13, 2017

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Include the following in a registration statement permitted by Rule 430A under the Securities Act of 1933 (§ 230.430A of this chapter):

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lansing, State of Michigan, on the 13th day of April, 2017.

XG SCIENCES, INC.

By:	/s/ Philip L. Rose
Name:	Philip L. Rose
Title:	Chief Executive Officer, President, Treasurer, Principal Executive Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ Philip L. Rose	Chief Executive Officer, President, Treasurer and Director,	April 13, 2017
Philip L. Rose	Principal Executive Officer and Principal Financial Officer

*	Controller	April 13, 2017
Corinne Lyon

*	Chairman of the Board	April 13, 2017
Arnold A. Allemang

*	Director	April 13, 2017
Steven C. Jones

*	Director	April 13, 2017
Michael D. Pachos

*	Director	April 13, 2017
Ravi Shanker

*	Director	April 13, 2017
Dave Pendell

*By:

/s/ Philip L. Rose
Philip L. Rose, as attorney-in-fact

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